                                                                     EXHIBIT 4.1

________________________________________________________________________________

                                                               EXECUTION VERSION

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

                                      AMONG

                           EDGE PETROLEUM CORPORATION,

                       EDGE PETROLEUM EXPLORATION COMPANY,

                     EDGE PETROLEUM OPERATING COMPANY, INC.,

                             MILLER OIL CORPORATION,

                                       AND

                           MILLER EXPLORATION COMPANY,

                                  AS BORROWERS,

                          THE LENDERS SIGNATORY HERETO,

                                       AND

                    UNION BANK OF CALIFORNIA, N.A., AS AGENT

                          DATED AS OF DECEMBER 31, 2003

                  UNION BANK OF CALIFORNIA, N.A. AS CO-ARRANGER

                BNP PARIBAS, AS SYNDICATION AGENT AND CO-ARRANGER

________________________________________________________________________________

                 REVOLVING LINE OF CREDIT OF UP TO $100,000,000

ARTICLE  I            DEFINITIONS AND INTERPRETATION...................................    2

     1.1          Terms Defined Above..................................................    2

     1.2          Additional Defined Terms.............................................    2

     1.3          Undefined Financial Accounting Terms.................................   18

     1.4          References...........................................................   18

     1.5          Articles and Sections................................................   18

     1.6          Number and Gender....................................................   18

     1.7          Computation of Time Periods..........................................   19

     1.8          Incorporation of Schedules and Exhibits..............................   19

ARTICLE  II           TERMS OF FACILITY................................................   19

     2.1          Revolving Line of Credit.............................................   19

     2.2          Method of Borrowing..................................................   19

     2.3          Letter of Credit Facility............................................   20

     2.4          Use of Loan Proceeds and Letters of Credit...........................   24

     2.5          Interest; Computations...............................................   25

     2.6          Repayment of Loans and Interest......................................   25

     2.7          Outstanding Amounts..................................................   26

     2.8          Time, Place, and Method of Payments..................................   26

     2.9          Pro Rata Treatment; Adjustments......................................   26

     2.10         Borrowing Base Determinations........................................   27

     2.11         Prepayments..........................................................   29

     2.12         Reduction of the Commitments.........................................   30

     2.13         Commitment Fee.......................................................   31

     2.14         Intentionally Omitted................................................   31

     2.15         Borrowing Base Increase Fees.........................................   31

     2.16         Letter of Credit Fee.................................................   31

     2.17         Intentionally Omitted................................................   31

     2.18         Advances by Agent....................................................   31

     2.19         Security Interest in Accounts; Right of Offset.......................   32

     2.20         General Provisions Relating to Interest..............................   32

     2.21         Yield Protection.....................................................   33

     2.22         Limitation on Loans..................................................   33

     2.23         Illegality...........................................................   34

     2.24         Increased Costs......................................................   35

     2.25         Letters in Lieu of Transfer Orders...................................   37

     2.26         Power of Attorney....................................................   37

     2.27         Taxes................................................................   37

     2.28         Replacement of Lenders under Certain Circumstances...................   39

ARTICLE  III          CONDITIONS.......................................................   40

     3.1          Conditions Precedent to Effectiveness................................   40

     3.2          Conditions Precedent to All Borrowings...............................   43

     3.3          Determinations under Sections 3.1 and 3.2............................   44

ARTICLE  IV           REPRESENTATIONS AND WARRANTIES...................................   44

     4.1          Due Authorization.....................................................  44

     4.2          Corporate Existence..................................................   44

     4.3          Valid and Binding Obligations........................................   44

     4.4          Use of Proceeds......................................................   45

     4.5          Security Instruments.................................................   45

     4.6          Title to Assets......................................................   45

     4.7          Scope and Accuracy of Financial Statements...........................   45

     4.8          No Material Misstatements............................................   45

     4.9          Liabilities and Litigation...........................................   45

     4.10         Compliance with Laws.................................................   46

     4.11         ERISA................................................................   46

     4.12         Environmental Laws...................................................   46

     4.13         Investment Company Act Compliance....................................   47

     4.14         Public Utility Holding Company Act Compliance........................   47

     4.15         Proper Filing of Tax Returns; Payment of Taxes Due...................   47

     4.16         Refunds..............................................................   47

     4.17         Gas Contracts........................................................   47

     4.18         Intellectual Property................................................   48

     4.19         Condition of Properties; Casualties or Taking of Property............   48

     4.20         Locations of Borrower................................................   48

     4.21         Subsidiaries.........................................................   48

     4.22         No Burdensome Restrictions; No Defaults..............................   48

ARTICLE  V            AFFIRMATIVE COVENANTS............................................   49

     5.1          Maintenance and Access to Records....................................   49

     5.2          Quarterly Financial Statements; Compliance Certificates..............   49

     5.3          Annual Financial Statements..........................................   49

     5.4          Oil and Gas Production Reports.......................................   49

     5.5          Title Opinions; Title Defects........................................   49

     5.6          Notices of Certain Events............................................   50

     5.7          Letters in Lieu of Transfer Orders; Division Orders..................   51

     5.8          Additional Information...............................................   51

     5.9          Compliance with Laws.................................................   51

     5.10         Payment of Assessments and Charges...................................   52

     5.11         Maintenance of Corporate Existence and Good Standing.................   52

     5.12         Intentionally Omitted................................................   52

     5.13         Further Assurances...................................................   52

     5.14         Initial Fees and Expenses............................................   52

     5.15         Subsequent Fees and Expenses of Agent and Lenders....................   52

     5.16         Operation of Oil and Gas Properties..................................   53

     5.17         Maintenance and Inspection of Properties.............................   53

     5.18         Maintenance of Insurance.............................................   53

     5.19         Intentionally Omitted................................................   54

     5.20         Intentionally Omitted................................................   54

     5.21         Payment of Hedging Obligations.......................................   54

     5.22         Agreement to Pledge..................................................   54

     5.23         Multiple Borrowers...................................................   54

     5.24         Post-Closing Requirements............................................   56

ARTICLE  VI           NEGATIVE COVENANTS...............................................   56

     6.1          Indebtedness.........................................................   56

     6.2          Trade Payables.......................................................   57

     6.3          Contingent Obligations...............................................   57

     6.4          Liens; Negative Pledges..............................................   57

     6.5          Sales of Assets......................................................   57

     6.6          Leasebacks...........................................................   57

     6.7          Intentionally Omitted................................................   57

     6.8          Investments; Acquisitions............................................   57

     6.9          Dividends and Distributions..........................................   58

     6.10         Changes in Corporate Structure.......................................   58

     6.11         Transactions with Affiliates.........................................   59

     6.12         Lines of Business....................................................   59

     6.13         Compliance with ERISA................................................   59

     6.14         New Subsidiaries.....................................................   59

     6.15         EBITDAX to Interest Expense Ratio....................................   59

     6.16         Working Capital......................................................   59

     6.17         Maximum Leverage Ratio...............................................   60

ARTICLE  VII          EVENTS OF DEFAULT................................................   60

     7.1          Enumeration of Events of Default.....................................   60

     7.2          Remedies.............................................................   62

     7.3          Application of Proceeds Upon Default.................................   62

ARTICLE  VIII         THE AGENT........................................................   63

     8.1          Appointment..........................................................   63

     8.2          Delegation of Duties.................................................   63

     8.3          Exculpatory Provisions...............................................   63

     8.4          Reliance by Agent....................................................   64

     8.5          Notice of Default....................................................   64

     8.6          Non-Reliance on Agent and Other Lenders..............................   64

     8.7          Indemnification......................................................   65

     8.8          Restitution..........................................................   66

     8.9          Agent in Its Individual Capacity........................................66

     8.10         Successor Agent......................................................   66

     8.11         Applicable Parties...................................................   66

     8.12         Collateral Matters...................................................   67

ARTICLE  IX           MISCELLANEOUS....................................................   67

     9.1          Assignments; Participations..........................................   67

     9.2          Waivers, Amendments..................................................   69

     9.3          Survival of Representations, Warranties, and Covenants...............   69

     9.4          Notices and Other Communications.....................................   69

     9.5          Parties in Interest..................................................   70

     9.6          Rights of Third Parties..............................................   70

9.7      Renewals; Extensions.................................................   70

9.8      No Waiver; Rights Cumulative.........................................   70

9.9      Survival Upon Unenforceability.......................................   70

9.10     Amendments; Waivers..................................................   70

9.11     Controlling Agreement................................................   70

9.12     Disposition of Collateral............................................   71

9.13     Indemnification......................................................   71

9.14     Confidentiality......................................................   72

9.15     GOVERNING LAW........................................................   72

9.16     JURISDICTION AND VENUE...............................................   72

9.17     WAIVER OF RIGHTS TO JURY TRIAL.......................................   73

9.18     ENTIRE AGREEMENT.....................................................   73

9.19     Counterparts.........................................................   73

LIST OF SCHEDULES

Schedule 1     -   Permitted Indebtedness
Schedule 4.9   -   Liabilities and Litigation
Schedule 4.12  -   Environmental Matters
Schedule 4.16  -   Refunds
Schedule 4.17  -   Gas Contracts
Schedule 4.19  -   Casualties
Schedule 4.21  -   Subsidiaries
Schedule 6.13  -   Plan Obligations
Schedule 9.4   -   Notice Information for Lenders and Applicable Lending Offices

LIST OF EXHIBITS

Exhibit A      -   Form of Borrowing Request
Exhibit B      -   Form of Compliance Certificate
Exhibit C      -   Form of Lender Assignment Agreement
Exhibit D      -   Form of Mortgage
Exhibit E      -   Form of Notes
Exhibit F      -   Form of Notice of Conversion or Continuation
Exhibit G      -   Form of Security Agreement
Exhibit H      -   Form of Security Agreements (Stock Pledge)
Exhibit I      -   Form of Transfer Letters
Exhibit J-1    -   Form of Opinion of In-House Counsel
Exhibit J-2    -   Form of Opinion of Outside Counsel
Exhibit K      -   Form of Guaranty

                   THIRD AMENDED AND RESTATED CREDIT AGREEMENT

     This THIRD AMENDED AND RESTATED CREDIT AGREEMENT is made and entered into this 31st day of December, 2003, by and among EDGE PETROLEUM CORPORATION, a Delaware corporation ("Parent"), EDGE PETROLEUM EXPLORATION COMPANY, a Delaware corporation ("Edge Exploration"), EDGE PETROLEUM OPERATING COMPANY, INC., a Delaware corporation, ("Edge Operating"), MILLER EXPLORATION COMPANY, a Delaware corporation ("Miller Exploration"), MILLER OIL CORPORATION, a Michigan corporation ("Miller Operating" and, together with the Parent, Edge Exploration, Edge Operating, and Miller Exploration, referred to collectively as the "Borrowers"), the lenders named herein ("Lenders"), and UNION BANK OF CALIFORNIA, N.A., a national banking association, as agent for the Lenders ("Agent").

                                   WITNESSETH:

     A. The Parent and Edge Exploration are parties to that certain Second Amended and Restated Credit Agreement dated as of October 6, 2000 among the Parent, Edge Exploration, the lenders party thereto ("Existing Lenders"), and the Agent, as agent for the Existing Lenders, as amended by (i) the Amendment No. 1 and Waiver dated as of November 21, 2001, (ii) the Amendment No. 2 to Second Amended and Restated Credit Agreement dated as of May, 29, 2002, (iii) the Amendment No. 3 to Second Amended and Restated Credit Agreement dated as of August 8, 2002, (iv) the Amendment No. 4 to Second Amended and Restated Credit Agreement dated as of April 21, 2003, and (v) Amendment No. 5 to Second Amended and Restated Credit Agreement dated as of September 30, 2003 (as so amended the "Existing Credit Agreement").

     B. In order to secure the full and punctual payment and performance of the loans under the Existing Credit Agreement, the Parent and Edge Exploration have executed and delivered mortgages, collateral assignments, security agreements and financing statements in favor of the Agent (or in favor of any predecessors in such capacity) (collectively, the "Existing Security Documents") granting a mortgage lien and continuing security interest in and to the collateral described in such Existing Security Documents.

     C. On December 4, 2003, pursuant to the terms of that certain Agreement and Plan of Merger dated as of May 28, 2003, among the Parent, Edge Delaware Sub Inc., a Delaware corporation ("Merger Sub"), and Miller Exploration (the "Merger Agreement"), Merger Sub merged with and into Miller Exploration with Miller Exploration surviving such merger as a wholly-owned subsidiary of Parent and the sole shareholder of Miller Operating (the "Miller Merger").

     D. The Parent, Edge Exploration, Edge Operating, the Agent and the Existing Lenders have agreed to amend and restate, and Miller Operating and Miller Exploration have agreed to join in as borrowers under, the Existing Credit Agreement, the loans under the Existing Credit Agreement, and the Existing Security Documents effective upon the Closing Date.

     Now, therefore, the Borrowers, the Agent and the Existing Lenders, and the other Lenders party hereto, do hereby agree that the Existing Credit Agreement is amended and restated in its entirety as follows and the Existing Note (as defined below) is amended and restated to provide as stated in the Notes (as defined below):

                                   ARTICLE I
                         DEFINITIONS AND INTERPRETATION

     1.1 Terms Defined Above. As used in this Agreement, each of the terms defined above shall have the meanings assigned to such terms.

     1.2 Additional Defined Terms. As used in this Agreement, each of the following terms shall have the meaning assigned thereto in this Section, unless the context otherwise requires:

     "Acceptable Security Interest" in any Property means a Lien (a) which exists in favor of the Agent for the benefit of itself, the Lenders, and the Swap Counterparties, (b) which is superior to all other Liens (other than Permitted Liens), (c) which secures the Obligations, and (d) which is perfected and enforceable against all Persons in preference to any rights of any Person therein (other than Permitted Liens).

     "Adjusted LIBO Rate" shall mean, for any LIBO Rate Loan, an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the LIBO Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

     "Affiliate" shall mean any Person directly or indirectly controlling, or under common control with, any Borrower and includes any Subsidiary of any Borrower and any "affiliate" of any Borrower within the meaning of Reg. Section 240.12b-2 of the Securities Exchange Act of 1934, as amended, with "control," as used in this definition, meaning possession, directly or indirectly, of the power to direct or cause the direction of management, policies or action through ownership of voting securities, contract, voting trust, or membership in management or in the group appointing or electing management or otherwise through formal or informal arrangements or business relationships.

     "Agreement" shall mean this Third Amended and Restated Credit Agreement, as it may be amended, supplemented, restated or otherwise modified from time to time.

     "Applicable Lending Office" shall mean, for each Lender and type of Loan, the lending office of such Lender (or an affiliate of such Lender) designated for such type of Loan on Schedule 9.4 hereof or such other office of such Lender (or an affiliate of such Lender) as such Lender may from time to time specify to the Agent and the Borrowers as the office by which Loans of such type are to be made and maintained.

     "Applicable Margin" shall mean (a) as to each LIBO Rate Loan, 2.25% and (b) as to each Floating Rate Loan, 0.50%.

     "Borrowing" means, subject to Section 2.22(c), a borrowing consisting of simultaneous Loans of the same type made by each Lender pursuant to Section 2.2(a), Continued by each

Lender pursuant to Section 2.2(b), or Converted by each Lender to Loans of a different type pursuant to Section 2.2(b).

     "Borrowing Base" shall mean, at any time, the amount determined by the Lenders in accordance with Section 2.10 and then in effect.

     "Borrowing Base Deficiency" shall mean the excess at any time of (a) the sum of the Loan Balance and the L/C Exposure over (b) the lesser of (i) the aggregate Commitments and (ii) the Borrowing Base.

     "Borrowing Request" shall mean each written request, in substantially the form attached hereto as Exhibit A, by a Borrower to the Agent for a Borrowing pursuant to Section 2.2(a).

     "Business Day" shall mean (a) for all purposes other than as covered by clause (b) of this definition, a day other than a Saturday, Sunday, legal holiday for commercial banks under the laws of the State of Texas, or any other day when banking is suspended in the State of Texas, and (b) with respect to all requests, notices, and determinations in connection with, and payments of principal and interest on, LIBO Rate Loans, a day which is a Business Day described in clause (a) of this definition and which is a day for trading by and between banks for Dollar deposits in the London interbank market.

     "Cash Collateral Account" means a special cash collateral account pledged to the Agent containing cash deposited pursuant to Sections 7.2(a)(iv), 7.2(b)(iv) or 2.11(b)(iii), to be maintained with the Agent in accordance with
Section 2.3(g) through Section 2.3(i).

     "Change in Control" shall mean the occurrence of any of the following: (a) the acquisition by any Person, or two or more Persons acting in concert (other than members of the senior management of the Parent), of beneficial ownership (within the meaning of Rule 13d-3 of the Securities and Exchange Commission under the Securities Exchange Act of 1934) of 50% or more of the outstanding shares of voting stock of the Parent, or (b) except due to a merger permitted by
Section 6.10, (i) the Parent ceases to directly or indirectly own 100% of the issued and outstanding shares of voting stock of Edge Exploration, (ii) the Parent ceases to directly or indirectly own 100% of the issued and outstanding shares of voting stock of Miller Exploration, or (iii) Edge Exploration ceases to directly or indirectly own 100% of the issued and outstanding shares of voting stock of Edge Operating.

     "Closing Date" shall mean the date of this Agreement.

     "Code" shall mean the United States Internal Revenue Code of 1986, as amended from time to time.

     "Collateral" shall mean the Mortgaged Properties, Cash Collateral Accounts, and any other Property now or at any time used or intended as security for the payment or performance of all or any portion of the Obligations (subject to the provisions of Section 7.3) that is subject to a Security Instrument.

     "Commitment" shall mean, for each Lender, the amount set opposite such Lender's name on the signature pages of this Agreement as its Commitment or, if such Lender has entered into any Lender Assignment Agreement after the date of this Agreement, the amount set forth for such Lender as its Commitment in the Register maintained by the Agent pursuant to Section 9.1(c), as such amount may be reduced pursuant to Section 2.12.

     "Commitment Fee" shall mean each fee payable to the Agent for the benefit of the Lenders by the Borrowers pursuant to Section 2.13.

     "Commitment Period" shall mean the period from and including the Closing Date to but not including the Commitment Termination Date.

     "Commitment Termination Date" shall mean the earlier to occur of (a) the Final Maturity Date and (b) the earlier termination in whole of the Commitments pursuant to Section 2.12 or Section 7.2.

     "Commonly Controlled Entity" shall mean any Person which is under common control with any Borrower within the meaning of Section 4001 of ERISA.

     "Compliance Certificate" shall mean each certificate, substantially in the form attached hereto as Exhibit B, executed by a Responsible Officer of the Parent and furnished to the Agent and the Lenders from time to time in accordance with Section 5.2.

     "Contingent Obligation" shall mean, as to any Person, any obligation of such Person guaranteeing or in effect guaranteeing any Indebtedness, leases, dividends, or other obligations of any other Person (for purposes of this definition, a "primary obligation") in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, regardless of whether such obligation is contingent, (a) to purchase any primary obligation or any Property constituting direct or indirect security therefor,
(b) to advance or supply funds (i) for the purchase or payment of any primary obligation, or (ii) to maintain working or equity capital of any other Person in respect of any primary obligation, or otherwise to maintain the net worth or solvency of any other Person, (c) to purchase Property, securities or services primarily for the purpose of assuring the owner of any primary obligation of the ability of the Person primarily liable for such primary obligation to make payment thereof, or (d) otherwise to assure or hold harmless the owner of any such primary obligation against loss in respect thereof, with the amount of any Contingent Obligation being deemed to be equal to the stated or determinable amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith.

     "Continue", "Continuation", and "Continued" each refers to a continuation of Loans for an additional Interest Period upon the expiration of the Interest Period then in effect for such Loans.

     "Convert", "Conversion", and "Converted" each refers to a conversion of a LIBO Rate Loan into a Floating Rate Loan or the conversion of a Floating Rate Loan into a LIBO Rate Loan pursuant to Section 2.2(b).

     "Default" shall mean any event or occurrence which with the lapse of time or the giving of notice or both would become an Event of Default.

     "Default Rate" shall mean a per annum interest rate equal to the Reference Rate plus five percent (5%), but in no event exceeding the Highest Lawful Rate.

     "Dollars" and "$" shall mean dollars in lawful currency of the United States of America.

     "EBITDAX" shall mean, for any period, (a) Net Income for such period plus
(b) to the extent deducted in determining Net Income, Interest Expense, taxes accrued or provided for, depreciation, depletion, amortization, other similar non-cash items, and exploration and abandonment expenses, in each case for such period.

     "Engineering Report" means either an Independent Engineering Report or an Internal Engineering Report.

     "Environmental Complaint" shall mean any written or oral complaint, order, directive, claim, citation, notice of environmental report or investigation, or other notice by any Governmental Authority with respect to (a) air emissions,
(b) spills, releases, or discharges to soils, any improvements located thereon, surface water, groundwater, or the sewer, septic, waste treatment, storage, or disposal systems servicing any Property of any Borrower, (c) solid or liquid waste disposal, (d) the use, generation, storage, transportation, or disposal of any Hazardous Substance, or (e) other environmental, health, or safety matters affecting any Property of any Borrower or the business conducted thereon.

     "Environmental Laws" shall mean (a) the following federal laws as they may be cited, referenced, and amended from time to time: the Clean Air Act, the Clean Water Act, the Safe Drinking Water Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Endangered Species Act, the Resource Conservation and Recovery Act, the Occupational Safety and Health Act, the Hazardous Materials Transportation Act, the Superfund Amendments and Reauthorization Act, and the Toxic Substances Control Act; (b) any and all equivalent environmental statutes of any state in which Property of any Borrower is situated, as they may be cited, referenced and amended from time to time; (c) any rules or regulations promulgated under or adopted pursuant to the above federal and state laws; and (d) any other equivalent foreign, federal, state, or local statute or any requirement, rule, regulation, code, ordinance, or order adopted pursuant thereto, including, without limitation, those relating to the generation, transportation, treatment, storage, recycling, disposal, handling, or release of Hazardous Substances.

     "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, and the regulations thereunder and interpretations thereof.

     "ERISA Affiliate" means any trade or business (whether or not incorporated) under common control or treated as a single employer with any Borrower, any Guarantor, or any of their Subsidiaries, within the meaning of Section 414(b),
(c), (m) or (o) of the Code.

     "ERISA Event" means (a) a reportable event described in Section 4043(b) or 4043(c)(1), (2), (3), (5), (6), (8), (9), or (13) of ERISA with respect to a
Title IV Plan or a Multiemployer Plan, (b) the withdrawal of any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate from a Title IV Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer, as defined in Section 4001(a)(2) of ERISA, (c) the complete or partial withdrawal of any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate from any Multiemployer Plan, (d) notice of reorganization or insolvency of a Multiemployer Plan, (e) the filing of a notice of intent to terminate a Title IV Plan or the treatment of a plan amendment as a termination under Section 4041 of ERISA, (f) the institution of proceedings to terminate a Title IV Plan or Multiemployer Plan by the PBGC, (g) the failure to make any required contribution to a Title IV Plan or Multiemployer Plan, (h) the imposition of a lien under Section 412 of the Code or Section 302 of ERISA on any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate or (i) any other event or condition that might reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Title IV Plan or Multiemployer Plan or the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA.

     "Eurocurrency Liabilities" has the meaning assigned to that term in Regulation D of the Federal Reserve Board (or any successor), as in effect from time to time.

     "Event of Default" shall mean any of the events specified in Section 7.1.

     "Existing Indebtedness" shall mean the "Obligations" as defined under the Existing Credit Agreement outstanding as of the Closing Date.

     "Existing Note" shall mean that certain Amended and Restated Promissory Note dated April 21, 2003, in the face amount of up to $40,000,000 made by the Parent, Edge Exploration and Edge Operating payable to the order of Union Bank of California, N.A., which note was issued in renewal and replacement of that certain Promissory Note dated October 6, 2000, in the face amount of up to $25,000,000 made by the Parent, Edge Exploration and Edge Operating and payable to the order of Union Bank of California, N.A.

     "Federal Funds Rate" means, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any day which is a Business Day, the average of the quotations for any such day on such transactions received by the Agent from three Federal funds brokers of recognized standing selected by it.

     "Federal Reserve Board" shall mean the Board of Governors of the Federal Reserve System or any of its successors.

     "Final Maturity Date" shall mean December 31, 2006.

     "Financial Statements" shall mean statements of the financial condition of the Parent and its consolidated Subsidiaries on a consolidated and consolidating basis as at the point in time and for the period indicated and consisting of at least a balance sheet and related statements of operations, common stock and other stockholders' equity, and cash flows, and when such statements prepared on a consolidated basis are required by applicable provisions of this Agreement to be audited, accompanied by the unqualified certification of a nationally-recognized firm of independent certified public accountants or other independent certified public accountants acceptable to the Agent and footnotes to any of the foregoing, all of which shall be prepared in accordance with GAAP consistently applied from quarter to quarter (except for any inconsistency that results from a change in GAAP) and consistently applied within each set of Financial Statements and in comparative form with respect to the corresponding period of the preceding fiscal period.

     "Floating Rate" shall mean an interest rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) determined by the Agent to be equal to the sum of the Reference Rate for such Loan plus the Applicable Margin, but in no event exceeding the Highest Lawful Rate.

     "Floating Rate Loan" shall mean any Loan and any portion of the Loan Balance which a Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, which bears interest at the Floating Rate, or which pursuant to the terms hereof is otherwise required to bear interest at the Floating Rate.

     "GAAP" shall mean generally accepted accounting principles established by the Financial Accounting Standards Board or the American Institute of Certified Public Accountants and in effect in the United States from time to time.

     "Governmental Authority" shall mean any nation, country, commonwealth, territory, government, state, county, parish, municipality, or other political subdivision and any entity exercising executive, legislative, judicial, regulatory, or administrative functions of or pertaining to government.

     "Guarantor" means each entity executing a Guaranty.

     "Guaranty" means a Guaranty in substantially the form of the attached Exhibit K and executed by a Guarantor, and "Guaranties" shall mean all such guaranties collectively.

     "Hazardous Substances" shall mean flammables, explosives, radioactive materials, hazardous wastes, asbestos, or any material containing asbestos, polychlorinated biphenyls (PCBs), toxic substances or related materials, petroleum, petroleum products, associated oil or natural gas exploration, production, and development wastes, or any substances defined as "hazardous substances," "hazardous materials," "hazardous wastes," or "toxic substances" under the Comprehensive Environmental Response, Compensation and Liability Act, as amended, the Superfund Amendments and Reauthorization Act, as amended, the Hazardous Materials Transportation Act, as amended, the Resource Conservation and Recovery Act, as amended, the Toxic Substances Control Act, as amended, or any other law or regulation now or hereafter enacted or promulgated by any Governmental Authority.

     "Hedge Agreement" shall mean any agreement, device or arrangement entered into by one Person with another Person providing for payments which are related to fluctuations in the prices or rates, including currencies, interest rates, securities prices and commodity prices, including prices of petroleum (or any fraction thereof), natural gas, or natural gas liquids (including, but not limited to, swaps, caps, collars, options, puts, calls, futures and forward contracts).

     "Hedging Obligations" of a Person means all obligations of such Person under forward sales arrangements, calls, options, swaps, or other similar transactions or any combination thereof, including any right or obligation to purchase, sell or deliver any currency, commodity or security at a future date for a specified price entered into to protect such Person from fluctuations in prices or rates, including currencies, interest rates, commodity prices, and securities prices.

     "Highest Lawful Rate" shall mean the maximum non-usurious interest rate, if any (or, if the context so requires, an amount calculated at such rate), that at any time or from time to time may be contracted for, taken, reserved, charged, or received under applicable laws of the State of Texas or the United States of America, whichever authorizes the greater rate, as such laws are presently in effect or, to the extent allowed by applicable law, as such laws may hereafter be in effect and which allow a higher maximum non-usurious interest rate than such laws now allow.

     "Hydrocarbons" means oil, gas, coal seam gas, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, and all other liquid and gaseous hydrocarbons produced or to be produced in conjunction therewith from a well bore and all products, by-products, and other substances derived therefrom or the processing thereof, and all other minerals and substances produced in conjunction with such substances, including, but not limited to, sulfur, geothermal steam, water, carbon dioxide, helium, and any and all minerals, ores, or substances of value and the products and proceeds therefrom.

     "Indebtedness" shall mean, as to any Person, without duplication, (a) all liabilities (excluding reserves for deferred income taxes, deferred compensation liabilities, and other deferred liabilities and credits) which in accordance with GAAP would be included in determining total liabilities as shown on the liability side of a balance sheet, (b) all obligations of such Person evidenced by bonds, debentures, promissory notes, or similar evidences of indebtedness,
(c) all other indebtedness of such Person for borrowed money, (d) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables, which include amounts owed to drilling contractors, entered into in the ordinary course of business on ordinary terms); (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property) including, without limitation, production payments, net profit interests and other hydrocarbon interests subject to repayment out of future oil and gas production; (f) all obligations with respect to capital leases; (g) all Hedging Obligations; and (h) all obligations, including Contingent Obligations of others, to the extent any such obligation is secured by a Lien on the assets of such Person (whether or not such Person has assumed or become liable for the obligation secured by such
Lien).

     "Independent Engineering Report" means a report, in form and substance reasonably satisfactory to the Agent, prepared by a nationally or regionally recognized independent consulting petroleum engineers that the Parent has engaged with the Agent's consent, such consent not to be unreasonably withheld, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by the Borrowers or the Guarantors (or to be acquired by the Borrowers or the Guarantors) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably estimated by the Agent and the Lenders, and
(d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent.

     "Insolvency Proceeding" shall mean application (whether voluntary or instituted by another Person) for or the consent to the appointment of a receiver, trustee, conservator, custodian, or liquidator of any Person or of all or a substantial part of the Property of such Person, or the filing of a petition (whether voluntary or instituted by another Person) commencing a case under Title 11 of the United States Code, seeking liquidation, reorganization, or rearrangement or taking advantage of any bankruptcy, insolvency, debtor's relief, or other similar law of the United States, the State of Texas, or any other jurisdiction.

     "Intellectual Property" shall mean patents, patent applications, trademarks, tradenames, copyrights, technology, know-how, and processes.

     "Interest Expense" shall mean, for any relevant accounting period, the sum of (a) gross interest expense (including all cash and accrued interest expense) of the Parent and its consolidated Subsidiaries on a consolidated basis for that period, including (i) the amortization of debt discounts, (ii) the amortization of all fees payable in connection with the issuance of debt, to the extent included in interest expense, and (iii) the portion of any payments or accruals with respect to capital leases allocable to interest expense and (b) capitalized interest of the Parent and its consolidated Subsidiaries on a consolidated basis.

     "Interest Period" shall mean, for each LIBO Rate Loan comprising part of the same Borrowing, the period commencing on the date of such LIBO Rate Loan or the date of the Conversion of any Floating Rate Loan into a LIBO Rate Loan and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.2 and, thereafter, each subsequent period commencing on the last day of the immediately preceding Interest Period and ending on the last day of the period selected by a Borrower pursuant to the provisions below and Section 2.2. The duration of each such Interest Period shall be one, two, three, or, subject to availability, six months, in each case as a Borrower may, upon notice received by the Agent not later than 10:00 a.m. (Dallas, Texas time) on the third Business Day prior to the first day of such Interest Period select; provided, however, that:

     (a) Interest Periods commencing on the same date for Loans comprising part of the same Borrowing shall be of the same duration;

     (b) no Borrower may select any Interest Period which ends after the Final Maturity Date;

     (c) whenever the last day of any Interest Period would otherwise occur on a day other than a Business Day, the last day of such Interest Period shall be extended to occur on the next succeeding Business Day, provided that if such extension would cause the last day of such

Interest Period to occur in the next following calendar month, the last day of such Interest Period shall occur on the next preceding Business Day; and

     (d) any Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month in which it would have ended if there were a numerically corresponding day in such calendar month.

     "Internal Engineering Report" means a report, in form and substance reasonably satisfactory to the Agent, prepared by the Borrowers and certified by a Responsible Officer of a Borrower, addressed to the Agent and the Lenders with respect to the Oil and Gas Properties owned by any of the Borrowers or the Guarantors (or to be acquired by any Borrower or the Guarantors) which are or are to be included in the Borrowing Base, which report shall (a) specify the location, quantity, and type of the estimated Proven Reserves attributable to such Oil and Gas Properties, (b) contain a projection of the rate of production of such Oil and Gas Properties, (c) contain an estimate of the net operating revenues to be derived from the production and sale of Hydrocarbons from such Proven Reserves based on product price and cost escalation assumptions reasonably estimated by the Agent and the Lenders, and (d) contain such other information as is customarily obtained from and provided in such reports or is otherwise reasonably requested by the Agent.

     "L/C Exposure" shall mean, at any time, the sum of (a) the aggregate undrawn maximum face amount of each Letter of Credit at such time and (b) the aggregate unpaid amount of all Reimbursement Obligations owing with respect to such Letters of Credit at such time minus the amount of any cash collateral held by the Agent in the Cash Collateral Account at such time.

     "Lender Assignment Agreement" shall mean the assignment agreement entered into by a Lender and an Assignee Lender, and accepted by the Agent, in substantially the form of the attached Exhibit C.

     "Letter of Credit" shall mean any standby letter of credit issued by the Agent for the account of a Borrower pursuant to Section 2.3.

     "Letter of Credit Application" shall mean the standard letter of credit application employed by the Agent as the issuer of the Letters of Credit, from time to time, in connection with Letters of Credit.

     "Letter of Credit Fee" shall mean each fee payable by the Borrowers to the Agent for the account of the Lenders pursuant to Section 2.16 upon or in connection with the issuance or renewal of each Letter of Credit.

     "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (a) the rate per annum (rounded upwards, if necessary, to the nearest 1/100 of 1%) set forth on the applicable Telerate Page as the London Interbank Offered Rate for deposits in Dollars at 11:00 a.m., (London, England time) two Business Days prior to the first day of such Interest Period, in the case of any LIBO Rate Loan and for a period equal to such Interest Period, and (b) the Highest Lawful Rate. If no such quotation appears on the applicable Telerate Page, the term "LIBO Rate" shall mean, with respect to any Interest Period for any LIBO Rate Loan, the lesser of (i) the rate per annum (rounded upwards if necessary, to the nearest 1/100 of 1%) quoted by the Agent at approximately 11:00 a.m., London time (or as soon thereafter as practicable) two Business Days prior to the first day of the Interest Period for such LIBO Rate Loan for the offering by the Agent to leading banks in the London interbank market of Dollar deposits in an amount substantially equal to the principal amount of such LIBO Rate Loan and having a period equal to the Interest Period for such LIBO Rate Loan, and (ii) the Highest Lawful Rate.

     "LIBO Rate Loan" shall mean any Loan and any portion of the Loan Balance which a Borrower has requested, in the initial Borrowing Request for such Loan or a subsequent Borrowing Request for such portion of the Loan Balance, bearing interest at the Adjusted LIBO Rate and which is permitted by the terms hereof to bear interest at the Adjusted LIBO Rate.

     "LIBO Rate Reserve Percentage" of any Lender for the Interest Period for any LIBO Rate Loan means the reserve percentage applicable during such Interest Period (or if more than one such percentage shall be so applicable, the daily average of such percentages for those days in such Interest Period during which any such percentage shall be so applicable) under regulations issued from time to time by the Federal Reserve Board for determining the maximum reserve requirement (including, without limitation, any emergency, supplemental, or other marginal reserve requirement) for such Lender with respect to liabilities or assets consisting of or including Eurocurrency Liabilities having a term equal to such Interest Period.

     "Lien" shall mean any interest in Property securing an obligation owed to, or a claim by, a Person other than the owner of such Property, whether such interest is based on common law, statute, or contract, and including, but not limited to, the lien or security interest arising from a deed of trust, trust deed, mortgage, ship mortgage, encumbrance, pledge, security agreement, conditional sale or trust receipt, or a lease, consignment, or bailment for security purposes (other than true leases or true consignments), liens of mechanics, materialmen, and artisans, maritime liens and reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions, leases, and other title exceptions and encumbrances affecting Property. For the purpose of this Agreement, a Borrower shall be deemed to be the owner of any Property which it has acquired or holds subject to a conditional sale agreement, financing lease, or other arrangement pursuant to which title to the Property has been retained by or vested in some other Person for security purposes), and the filing or recording of any financing statement or other security instrument in any public office.

     "Limitation Period" shall mean any period while any amount remains owing on the Notes and interest on such amount, calculated at the applicable interest rate, plus any fees or other sums payable under any Loan Document and deemed to be interest under applicable law, would exceed the amount of interest which would accrue at the Highest Lawful Rate.

     "Liquid Investment" shall mean:

     (a) direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States;

     (b) (i) negotiable or nonnegotiable certificates of deposit, time deposits, or other similar banking arrangements maturing within 180 days from the date of acquisition thereof ("bank debt securities"), issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other bank or trust company which has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of deposit or purchase, such bank debt securities are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service, and (ii) commercial paper issued by (A) any Lender (or any Affiliate of any Lender) or (B) any other Person if at the time of purchase such commercial paper is rated not less than "A-2" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or not less than "P-2" (or the then equivalent) by the rating service of Moody's Investors Service, or upon the discontinuance of both of such services, such other nationally recognized rating service or services, as the case may be, as shall be selected by a Borrower with the consent of the Required Lenders;

     (c) repurchase agreements relating to investments described in clauses (a) and (b) above with a market value at least equal to the consideration paid in connection therewith, with any Person who regularly engages in the business of entering into repurchase agreements and has a combined capital surplus and undivided profit of not less than $500,000,000, if at the time of entering into such agreement the debt securities of such Person are rated not less than "A" (or the then equivalent) by the rating service of Standard & Poor's Ratings Group or of Moody's Investors Service; and

     (d) such other instruments (within the meaning of Article 9 of the Uniform Commercial Code as adopted in the State of Texas) as a Borrower may request and the Required Lenders may approve in writing, which approval will not be unreasonably withheld.

     "Loan" shall mean any loan made by any Lender to or for the benefit of a Borrower pursuant to this Agreement.

     "Loan Balance" shall mean, at any time, the aggregate outstanding principal balance of the Notes at such time.

     "Loan Documents" shall mean the this Agreement, the Notes, any Letter of Credit Applications, any Letters of Credit, the Security Instruments, Hedge Agreements entered into between a Borrower and a Swap Counterparty and all other documents and instruments now or hereafter executed by a Borrower or a Guarantor and delivered as required under any Loan Document, and all renewals and extensions of, amendments and supplements to, and restatements of, any or all of the foregoing from time to time in effect.

     "Material Adverse Effect" shall mean (a) a material adverse change in the business, assets, financial condition, or results of operations of a Borrower or any of its Subsidiaries since the date of the Financial Statements, or (b) the occurrence and continuance of any event or circumstance which could reasonably be expected to have a material adverse effect on a

Borrower's ability to perform its obligations under this Agreement, any Note, any Guaranty or any other Loan Document.

     "Mortgage" means each mortgage or deed of trust executed by any Borrower or Guarantor in favor of the Agent in substantially the form of the attached Exhibit D or such other form acceptable to the Agent, and "Mortgages" shall mean all such mortgages collectively.

     "Mortgaged Properties" shall mean all Oil and Gas Properties of a Borrower or a Guarantor subject to a Mortgage and granted as security for the Obligations (subject to the provisions of Section 7.3).

     "Multiemployer Plan" means a multiemployer plan, as defined in Section 4001(a)(3) of ERISA, to which any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     "Net Income" shall mean, for any relevant accounting period, the net income of the Parent and its consolidated Subsidiaries on a consolidated basis for such period, determined in accordance with GAAP.

     "Notes" shall mean, collectively, each of the promissory notes of the Borrowers, each of which shall be in part a renewal, extension and modification, but not a discharge or novation, of the Existing Note and shall be in the form attached hereto as Exhibit E, together with all renewals, extensions for any period, increases, and rearrangements thereof.

     "Notice of Conversion or Continuation" means a notice of conversion or continuation in the form of the attached Exhibit F, executed by a Responsible Officer of the applicable Borrower.

     "Obligations" shall mean, without duplication, (a) all Indebtedness evidenced by the Notes, (b) the undrawn, unexpired amount of all outstanding Letters of Credit, (c) the obligation of the Borrowers for the payment of Commitment Fees, and Letter of Credit Fees, (d) all Reimbursement Obligations,
(e) all Hedging Obligations of the Borrowers, the Guarantors, and their Subsidiaries to Swap Counterparties and (f) all other obligations and liabilities of the Borrowers and of the Guarantors to the Agent and/or the Lenders, now existing or hereafter incurred, under, arising out of or in connection with any Loan Document, and to the extent that any of the foregoing includes or refers to the payment of amounts deemed or constituting interest, only so much thereof as shall have accrued, been earned and which remains unpaid at each relevant time of determination.

     "Oil and Gas Properties" shall mean fee, leasehold, or other interests in or under mineral estates or oil, gas, and other liquid or gaseous hydrocarbon leases with respect to Properties situated in the United States or offshore from any State of the United States, including, without limitation, overriding royalty and royalty interests, leasehold estate interests, net profits interests, production payment interests, and mineral fee interests, together with contracts executed in connection therewith and all tenements, hereditaments, appurtenances and Properties appertaining, belonging, affixed, or incidental thereto, and also including all unsevered and unextracted Hydrocarbons in, under, or attributable to such oil and gas Properties and interests.

     "Parent" shall have the meaning given such term in the first paragraph of this Agreement.

     "PBGC" means the Pension Benefit Guaranty Corporation or any successor thereto.

     "Percentage Share" shall mean, as to each Lender, the percentage such Lender's Commitment constitutes of the aggregate Commitments.

     "Permitted Indebtedness" shall mean each of the following:

     (a) Indebtedness arising from endorsing negotiable instruments for deposit or collection in the ordinary course of business;

     (b) current liabilities incurred in the ordinary course of business;

     (c) purchase money Indebtedness which does not exceed an aggregate principal amount of $1,000,000 during the term of this Agreement;

     (d) Indebtedness existing on the Closing Date as disclosed on Schedule 1 hereof, such Indebtedness existing by virtue of the requirements of GAAP or obligations existing on the Closing Date which may at any time hereafter become Indebtedness by virtue of any changes in the requirements of GAAP;

     (e) performance guarantees and performance surety or other bonds provided in the ordinary course of business;

     (f) trade credit incurred or operating leases entered into in the ordinary course of business; and

     (g) Indebtedness owing to any Borrower or Guarantor, so long as such Indebtedness is subordinated pursuant to terms satisfactory to the Agent.

     "Permitted Liens" shall mean (a) Liens for taxes, assessments, or other governmental charges or levies not yet due or which (if foreclosure, distraint, sale, or other similar proceedings shall not have been initiated) are being contested in good faith by appropriate proceedings, and such reserve as may be required by GAAP shall have been made therefor, (b) Liens in connection with workers' compensation, unemployment insurance or other social security (other than Liens created by Section 4068 of ERISA), old-age pension, or public liability obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (c) Liens in favor of vendors, carriers, warehousemen, repairmen, mechanics, workmen, materialmen, construction, or similar Liens arising by operation of law in the ordinary course of business in respect of obligations which are not yet due or which are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (d) Liens in favor of operators and non-operators under joint operating agreements or similar contractual arrangements arising in the ordinary course of the business of any Borrower to secure amounts owing, which amounts are not yet due or are being contested in good faith by appropriate proceedings, if such reserve as may be required by GAAP shall have been made therefor, (e) Liens under production sales agreements, division orders, operating agreements, and other agreements customary in the oil and gas business for processing, producing, and selling Hydrocarbons securing obligations not constituting Indebtedness and provided that such Liens do not secure obligations to deliver or sell Hydrocarbons at some future date without receiving full payment therefor within 90 days of delivery, (f) easements, rights of way, restrictions, and other similar encumbrances, and minor defects in the chain of title which are customarily accepted in the oil and gas financing industry, none of which materially interfere with the ordinary conduct of the business of any Borrower or materially detract from the value or use of the Property to which they apply, (g) liens granted to secure purchase money indebtedness which does not exceed the amount described in the definition of Permitted Indebtedness, (h) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of like nature incurred in the ordinary course of business; (i) Liens arising by reason of any judgment or order of any Governmental Authority if (A) appropriate legal proceedings for the review of such judgment or order are being diligently prosecuted and execution or enforcement thereof is stayed pending appeal and (B) such judgment or order does not constitute an Event of Default under Section 7.1(g); (j) royalties, overriding royalties, net profits interests, production payments, reversionary interests, calls on production, preferential purchase rights and other burdens on or deductions from the proceeds of production, that do not secure Indebtedness and that are taken into account in computing the net revenue interests and working interests of the Borrowers or any of its Subsidiaries warranted in the Security Instruments; (k) operating agreements, unitization and pooling agreements and orders, farmout agreements, gas balancing agreements and other agreements, in each case that are customary in the oil, gas and mineral production business and that are entered into in the ordinary course of business that are taken into account in computing the net revenue interests and working interests of the Borrower or any of its Subsidiaries warranted in the Security Instruments and only to the extent that any such Lien referred to in this clause does not materially impair the use of the Property covered by such Lien for the purposes for which such Property is held by the Borrower or any Subsidiary or materially impair the value of such Property subject thereto; and (l) Liens in favor of the Agent for the benefit of the Agent, the Lenders and the Swap Counterparties.

     "Permitted Negative Pledge" shall mean any restriction (a) ineffective pursuant to Section 4.06 through 4.09 of the UCC or similar applicable provisions of other jurisdictions, (b) in agreements with respect to item (g) in the definition of "Permitted Liens" to the extent such restrictions restrict only the property subject to such Permitted Liens, (c) that restricts in a customary manner the subletting, assignment or transfer of any property or asset that is subject to a lease, license or similar contract (other than a lease, license, or similar contract covering or related to any Oil and Gas Property of any Borrower, any Guarantor, or any of their Subsidiaries), or the assignment or transfer of any such lease, license or other contract (other than a lease, license, or similar contract covering or related to any Oil and Gas Property of any Borrower, any Guarantor, or any of their Subsidiaries), (c) any restriction with respect to a Borrower or Guarantor (or any of its property or assets) imposed pursuant to an agreement entered into for the direct or indirect sale or disposition of assets (including the capital stock or assets of such Person ) (or the property or assets that are subject to such restrictions) pending the closing of such sale or disposition, and (e) arising or existing by reason of applicable law or any applicable rule, regulation or order of a Governmental Authority.

     "Person" shall mean an individual, corporation, limited liability company, partnership, trust, unincorporated organization, government, any agency or political subdivision of any government, or any other form of entity.

     "Property" shall mean any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.

     "Proven Reserves" means, at any particular time, the estimated quantities of Hydrocarbons which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs attributable to Oil and Gas Properties included or to be included in the Borrowing Base under then existing economic and operating conditions (i.e., prices and costs as of the date the estimate is made).

     "Reference Rate" means a fluctuating interest rate per annum as shall be in effect from time-to-time equal to the rate of interest publicly announced by Union Bank of California, N.A., as its reference rate, whether or not any Borrower has notice thereof.

     "Register" has the meaning set forth in Section 9.1(d).

     "Regulation D" shall mean Regulation D of the Board of Governors of the Federal Reserve System, as the same may be amended or supplemented from time to time.

     "Reimbursement Obligations" means all of the obligations of the Borrowers set forth in Section 2.3(d).

     "Release of Hazardous Substances" shall mean any emission, spill, release, disposal, or discharge (except in accordance with the Requirement of Law or pursuant to a valid permit, license, certificate, or approval of the relevant Governmental Authority) of any Hazardous Substance into or upon (a) the air, (b) soils or any improvements located thereon, (c) surface water or groundwater, or
(d) the sewer or septic system, or the waste treatment, storage, or disposal system servicing any Property of any Borrower.

     "Required Lenders" shall mean, at any time, Lenders holding at least 67% of the then Loan Balance and the L/C Exposure of the Lenders at such time, or, if there is no Loan Balance and no L/C Exposure is outstanding at such time, Lenders having at least 67% of the aggregate amount of the Commitments at such time.

     "Requirement of Law" shall mean, as to any Person, the certificate or articles of incorporation and by-laws or other organizational or governing documents of such Person, and any applicable law, treaty, ordinance, order, judgment, rule, decree, regulation, or determination of an arbitrator, court, or other Governmental Authority, including, without limitation, rules, regulations, orders, and requirements for permits, licenses, registrations, approvals, or authorizations, in each case as such now exist or may be hereafter amended and are applicable to or binding upon such Person or any of its Property or to which such Person or any of its Property is subject.

     "Responsible Officer" shall mean, as to any Person, its President, Chief Executive Officer, Chief Financial Officer or any Vice President.

     "Restricted Payment" shall mean, with respect to any Person, (a) any dividends or other distributions (in cash, property, or otherwise) on, or any payment for the purchase, redemption, or other acquisition of, any shares of any capital stock or other equity interests (including partnership interests and membership interests) of such Person, or any options, warrants or rights to purchase or acquire any such equity interest of such Person, other than dividends payable solely in such Person's stock, other equity interests or options, warrants or rights to purchase or acquire the equity interest of such Person, or (b) principal or interest payments (in cash, property or otherwise) on or redemptions of subordinated debt of such Person.

     "Security Agreement" shall mean security agreements executed by any Borrower or Guarantor in favor of the Agent in substantially the form of the attached Exhibit G or such other form acceptable to the Agent and granting a security interest in certain personal property of such Borrower or Guarantor.

     "Security Agreement (Stock Pledge)" shall mean security agreements executed by any Borrower in favor of the Agent in substantially the form of the attached Exhibit H or such other form acceptable to the Agent and pledging equity interest in a Person and certain other personal property related thereto.

     "Security Instruments" shall mean the Existing Security Documents, the security instruments executed and delivered in satisfaction of the condition set forth in Section 3.1(a)(vi), and all other documents and instruments at any time executed as security for all or any portion of the Obligations (subject to the provisions of Section 7.3), as such instruments may be amended, restated, or supplemented from time to time.

     "Stock" means shares of capital stock (whether denominated as common stock or preferred stock), beneficial, partnership or membership interests, participations or other equivalents (regardless of how designated) of or in a corporation, partnership, limited liability company or equivalent entity, whether voting or non-voting.

     "Subsidiary" of a Person shall mean any corporation, association, partnership or other business entity of which more than 50% of the outstanding shares of capital stock (or other equivalent interests) having by the terms thereof ordinary voting power under ordinary circumstances to elect a majority of the board of directors or Persons performing similar functions (or, if there are no such directors or Persons, having general voting power) of such entity (irrespective of whether at the time capital stock (or other equivalent interests) of any other class or classes of such entity shall or might have voting power upon the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person, by such Person and one or more Subsidiaries of such Person or by one or more Subsidiaries of such Person.

     "Swap Counterparty" shall mean any Lender or an Affiliate of a Lender that is party to a Hedge Agreement with any Borrower or any Subsidiary of a Borrower.

     "Title IV Plan" means a pension plan, other than a Multiemployer Plan, covered by Title IV of ERISA and to which any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate has any obligation or liability, contingent or otherwise.

     "Total Indebtedness" of a Person shall mean, at any time, the funded Indebtedness of the Borrower under, or permitted by, this Agreement at such time.

     "UCC" shall mean the Uniform Commercial Code as from time to time in effect in the State of Texas.

     "Withdrawal Liability" means, with respect to any Borrower, any Guarantor, or any of their Subsidiaries or any ERISA Affiliate at any time, the aggregate liability incurred (whether or not assessed) with respect to all Multiemployer Plans pursuant to Section 4201 of ERISA or for increases in contributions required to be made pursuant to Section 4243 of ERISA.

     1.3 Undefined Financial Accounting Terms. Except as otherwise expressly provided herein, all accounting terms used herein shall be interpreted, and all financial statements and certificates and reports as to financial matters required to be delivered to the Lenders hereunder shall (unless otherwise disclosed to the Lenders in writing at the time of delivery thereof) be prepared, in accordance with GAAP applied on a basis consistent with those used in the preparation of the latest financial statements furnished to the Lenders hereunder (except for any inconsistency between quarters resulting from changes made to GAAP between such quarters). All calculations made for the purposes of determining compliance with this Agreement shall (except as otherwise expressly provided herein) be made by application of GAAP applied on a basis consistent with those used in the preparation of the annual or quarterly financial statements furnished to the Lenders pursuant to Sections 5.2 and 5.3 hereof most recently delivered prior to or concurrently with such calculations (except for any inconsistency between quarters resulting from changes made to GAAP between such quarters) or, prior to the delivery of the first financial statements under Sections 5.2 and 5.3 hereof, used in the preparation of the Financial Statements. In addition, all calculations and defined accounting terms used herein shall, unless expressly provided otherwise, when referring to any Person, refer to such Person on a consolidated basis and mean such Person and its consolidated subsidiaries.

     1.4 References. References in this Agreement to Schedule, Exhibit, Article, or Section numbers shall be to Schedules, Exhibits, Articles, or Sections of this Agreement, unless expressly stated to the contrary. References in this Agreement to "hereby," "herein," "hereinafter," "hereinabove," "hereinbelow," "hereof," "hereunder" and words of similar import shall be to this Agreement in its entirety and not only to the particular Schedule, Exhibit, Article, or
Section in which such reference appears.

     1.5 Articles and Sections. This Agreement, for convenience only, has been divided into Articles and Sections; and it is understood that the rights and other legal relations of the parties hereto shall be determined from this instrument as an entirety and without regard to the aforesaid division into Articles and Sections and without regard to headings prefixed to such Articles or Sections.

     1.6 Number and Gender. Whenever the context requires, reference herein made to the single number shall be understood to include the plural; and likewise, the plural shall be understood to include the singular. Definitions of terms defined in the singular or plural shall be equally applicable to the plural or singular, as the case may be, unless otherwise indicated. Words denoting sex shall be construed to include the masculine, feminine and neuter, when such construction is appropriate; and specific enumeration shall not exclude the general but shall be construed as cumulative.

     1.7 Computation of Time Periods. In the Loan Documents in the computation of periods of time from a specified date to a later specified date, the word "from" means "from and including" and the words "to" and "until" each mean "to but excluding".

     1.8 Incorporation of Schedules and Exhibits. The Exhibits attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for all purposes.

                                   ARTICLE II
                                TERMS OF FACILITY

     2.1 Revolving Line of Credit.

     (a) Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Lenders severally agree, during the Commitment Period, to make Loans to the Borrowers, in immediately available funds, to or for the benefit of the Borrower requesting such Loans, from time to time on any Business Day designated by such Borrower following receipt by the Agent of a Borrowing Request from such Borrower in accordance with Section 2.2(a); provided, however, that no Loan shall be made if after giving effect to such Loan, the sum of the Loan Balance and the L/C Exposure then outstanding, would exceed the lesser of (i) the aggregate Commitments and (ii) the Borrowing Base.

     (b) Subject to the terms of this Agreement, during the Commitment Period, the Borrowers may borrow, repay, and reborrow Loans and may Convert Loans of one type into Loans of another type or Continue Loans with one Interest Period with a different Interest Period. Except for prepayments made pursuant to Section 2.11, each Borrowing or repayment shall be in an aggregate amount at least equal to (i) in the case of Floating Loans, $250,000 and in integral multiples of $50,000 in excess thereof, and (ii) in the case of LIBO Rate Loans, $500,000 and in integral multiples of $100,000 in excess thereof.

     2.2 Method of Borrowing.

     (a) Requesting a Loan. Each Loan shall be made pursuant to a Borrowing Request (or by telephone notice promptly confirmed in writing by a Borrowing Request), given by such Borrower to the Agent not later than 10:00 a.m., Dallas, Texas time (i) at least three Business Day before the date of the proposed Loan, in the case of a LIBO Rate Loan, and (ii) at least one Business Day before the date of the proposed Loan, in the case of a Floating Rate Loan, by the applicable Borrower to the Agent. Each Borrowing Request shall be in writing or by facsimile or telephone, confirmed immediately in writing specifying (v) name of the Borrower requesting the Loan, (w) the requested date of such Loan (which shall be a Business Day), (x) whether the requested Loan is a LIBO Rate Loan or a Floating Rate Loan (y) the requested aggregate amount of such Loan, and (z) if such Loan is to be a LIBO Rate Loan, the requested Interest Period for such Loan.

     (b) Conversions and Continuations. In order to elect to Convert or Continue a Loan under this Section, the Borrower requesting such Conversion or Continuation shall deliver an irrevocable Notice of Conversion or Continuation to the Agent (or give telephone notice promptly confirmed in writing by a Notice of Conversion or Continuation) not later than 10:00 a.m., Dallas, Texas time (i) at least one Business Day before the proposed conversion date in the case of a Conversion to a Floating Rate Loan, and (ii) at least three Business Days in advance of such requested Conversion or Continuation date in the case of a Conversion to, or a Continuation of, a LIBO Rate Loan. Each such Notice of Conversion or Continuation shall be in writing or by facsimile or telephone, confirmed immediately in writing specifying (v) name of the Borrower requesting the Conversion or Continuation, (w) the requested date of such Conversion or Continuation (which shall be a Business Day), (x) the amount of the Loan to be Converted or Continued and whether such Loan is a LIBO Rate Loan or a Floating Rate Loan, (y) whether a Conversion or Continuation is requested, and if a Conversion, into what type of Loan, and (z) in the case of a Conversion to, or a Continuation of, a LIBO Rate Loan, the requested Interest Period.

     (c) Notices Irrevocable. Each Borrowing Request and Notice of Conversion or Continuation delivered by a Borrower shall be irrevocable and binding on such Borrower. In the case of any Loan for which the related Borrowing Request or Notice of Conversion or Continuation specifies is to be a LIBO Rate Loan, each Borrower hereby indemnifies the Agent and the Lenders against any loss, out-of-pocket cost or expense incurred by the Agent or the Lenders, as applicable, as a result of any failure to fulfill on or before the date specified in such Borrowing Request or such Notice of Conversion or Continuation for such Loan the applicable conditions set forth in Article III, including, without limitation, any loss (including any loss of anticipated profits), cost or expense incurred by reason of the liquidation or re-employment of deposits or other funds acquired by the Agent or Lenders to fund the Loan to be made by the Lenders when such Loan, as a result of such failure, is not made on such date.

     (d) Note. The indebtedness of the Borrowers to the Lenders resulting from Loans owing to the Lenders shall be evidenced by the Notes from the Borrowers payable to the order of the Lenders.

     (e) Funding by Lenders. Not later than 12:00 p.m., Dallas, Texas time, as the case may be, on the date specified for each Loan, each Lender shall make available an amount equal to its Percentage Share of the Loans to be made on such date to the Agent, at an account designated by the Agent, in immediately available funds, for the account of the applicable Borrower. After the Agent's receipt of such funds and upon fulfillment of the applicable conditions set forth in Article III, the Agent will make such funds available to such Borrower at its account with the Agent. The failure of any Lender to make any Loan required to be made by it hereunder shall not relieve any other Lender of its obligation to make any Loan required to be made by it, and no Lender shall be responsible for the failure of any other Lender to make any Loan.

     2.3 Letter of Credit Facility.

     (a) Issuance. Upon the terms and conditions and relying on the representations and warranties contained in this Agreement, the Agent, as issuing bank for the Lenders, agrees from the date of this Agreement until the date which is thirty days prior to the Final Maturity Date, to issue on behalf of the Lenders in their respective Percentage Shares, Letters of Credit for the account of any Borrower and to renew, increase and extend such Letters of Credit. Letters of Credit shall be issued, renewed, increased or extended from time to time on any Business Day designated by the Borrower requesting such Letter of Credit following the receipt in accordance with the terms hereof by the Agent of the written (or oral, confirmed promptly in writing) request by a Responsible Officer of such Borrower therefor and a Letter of Credit Application. Letters of Credit shall be issued in such amounts as the Borrowers may request; provided, however, that the Agent shall not be obligated to issue, increase, extend, or renew any Letter of Credit if (i) the Letter of Credit shall have an expiration date which is subsequent to the Final Maturity Date,
(ii) the Letter of Credit shall have an expiration date more than one year after the issuance thereof; provided that, any such Letter of Credit with a one-year tenor may expressly provide that it is renewable at the option of the Agent for additional one-year periods, (iii) the Letter of Credit is in form and substance not acceptable to the Agent in its sole discretion, (iv) the Borrower requesting such Letter of Credit has not delivered to the Agent a completed and executed Letter of Credit Application, (v) the Letter of Credit is not governed by the Uniform Customs and Practice for Documentary Credits (1993 Revision), International Chamber of Commerce Publication No. 500 or any successor to such publication, (vi) after giving effect to the issuance, increase, renewal, or extension of such Letter of Credit, the L/C Exposure would exceed $2,500,000, or
(vii) after giving effect to the issuance, increase, renewal, or extension of such Letter of Credit, the sum of the L/C Exposure and the Loan Balance then outstanding, would exceed the lesser of (A) the aggregate Commitments and (B) the Borrowing Base. If the terms of any Letter of Credit Application referred to in this Section 2.3(b) conflicts with the terms of this Agreement, the terms of this Agreement shall control.

     (b) Lender Participation. Upon the date of the issuance, extension, renewal or increase of a Letter of Credit, the Agent shall be deemed to have sold to each Lender and each Lender shall have been deemed to have purchased from the Agent a participation in the Agent's obligation with respect to the relevant Letter of Credit, equal to such Lender's Percentage Share at such date. Such sale and purchase shall otherwise be in accordance with the terms of this Agreement. The Agent shall promptly notify each such participant Lender by telex, telephone, or telecopy (confirmed promptly in writing) of each Letter of Credit issued, increased, renewed or extended and the actual dollar amount of such Lender's participation in such Letter of Credit.

     (c) INDEMNIFICATION. EACH LENDER AGREES TO SEVERALLY INDEMNIFY THE AGENT, AS THE ISSUER OF EACH LETTER OF CREDIT, AND THE OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES OF THE AGENT (TO THE EXTENT NOT REIMBURSED BY THE BORROWERS AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWERS TO DO SO), RATABLY ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER AT THE TIME OF ISSUANCE OF SUCH LETTER OF CREDIT, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS,

ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR SUCH LETTER OF CREDIT OR ANY ACTION TAKEN OR OMITTED BY THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT AS THE ISSUER OF SUCH LETTER OF CREDIT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER (OTHER THAN THE AGENT AS THE ISSUER OF A LETTER OF CREDIT) SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE WHETHER SOLE OR CONCURRENT OR WILLFUL MISCONDUCT OF THE AGENT AS THE ISSUER OF A LETTER OF CREDIT. THE AGREEMENTS IN THIS SECTION 2.3(C) SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT.

     (d) Reimbursement. Each of the Borrowers hereby agrees to pay on demand to the Agent for the benefit of the Lenders in respect of each Letter of Credit an amount equal to any amount paid by the Agent under or in respect of such Letter of Credit. In the event the Agent makes a payment pursuant to a request for draw presented under a Letter of Credit and such payment is not promptly reimbursed by the Borrowers upon demand, the Agent shall give notice of such payment to the Lenders, and each Lender shall promptly reimburse the Agent for such Lender's Percentage Share of such payment, and such reimbursement shall be deemed for all purposes of this Agreement to constitute a Floating Rate Loan to such Borrower who requested such Letter of Credit from such Lender. If such reimbursement is not made by any Lender to the Agent on the same day on which the Agent shall have made payment on any such draw, such Lender shall pay interest thereon to the Agent at a rate per annum equal to the Federal Funds Rate. Each of the Borrowers hereby unconditionally and irrevocably authorizes, empowers, and directs the Agent and the Lenders to record and otherwise treat such payment under a Letter of Credit not immediately reimbursed by the Borrowers as a Floating Rate Loan to the Borrowers.

     (e) Obligations Unconditional. The obligations of the Borrowers under this Agreement in respect of each Letter of Credit shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement under all circumstances, notwithstanding the following circumstances:

          (i) any lack of validity or enforceability of the Letter of Credit Application or any documents in connection with such application;

          (ii) any amendment or waiver of or any consent to departure from any Letter of Credit Application or any documents in connection with such application;

          (iii) the existence of any claim, set-off, defense or other right which a Borrower may have at any time against any beneficiary or transferee of such Letter of Credit (or any Persons for whom any such beneficiary or any such transferee may be acting), the Agent, any Lenders or any other person or entity, whether in connection with this Agreement, the transactions contemplated in this Agreement or in the Letter of Credit Letter Application or any documents in connection with such application or any unrelated transaction;

          (iv) any statement or any other document presented under such Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect to the extent the Agent would not be liable therefor pursuant to the following
Section 2.3(f);

          (v) payment by the Agent under such Letter of Credit against presentation of a draft or certificate which does not comply with the terms of such Letter of Credit; or

          (vi) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing;

provided, however, that nothing contained in this Section 2.3(e) shall be deemed to constitute a waiver of any remedies of the Borrowers in connection with the Letters of Credit.

     (f) Liability of Agent. Each of the Borrowers assumes all risks of the acts or omissions of any beneficiary or transferee of any Letter of Credit with respect to its use of such Letter of Credit. Neither the Agent nor any of its officers or directors shall be liable or responsible for:

          (i) the use which may be made of any Letter of Credit or any acts or omissions of any beneficiary or transferee in connection therewith;

          (ii) the validity, sufficiency or genuineness of documents, or of any endorsement thereon, even if such documents should prove to be in any or all respects invalid, insufficient, fraudulent or forged;

          (iii) payment by the Agent against presentation of documents which do not comply with the terms of a Letter of Credit, including failure of any documents to bear any reference or adequate reference to the relevant Letter of Credit; or

          (iv) any other circumstances whatsoever in making or failing to make payment under any Letter of Credit (INCLUDING THE AGENT'S OWN NEGLIGENCE),

except that the Borrowers shall have a claim against the Agent, and the Agent shall be liable to, and shall promptly pay to, the Borrowers, to the extent of any direct, as opposed to consequential, damages suffered by the Borrowers which the Borrowers prove were caused by (A) the Agent's willful misconduct or gross negligence in determining whether documents presented under a Letter of Credit comply with the terms of such Letter of Credit or (B) the Agent's willful failure to make lawful payment under any Letter of Credit after the presentation to it of a draft and certificate strictly complying with the terms and conditions of such Letter of Credit.

In furtherance and not in limitation of the foregoing, the Agent may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary.

     (g) Cash Collateral Account. If a Borrower is required to deposit funds in the Cash Collateral Account pursuant to this Agreement, then the Borrowers and the Agent shall establish the Cash Collateral Account and the Borrowers shall execute any documents and agreements, including the Agent's standard form assignment of deposit accounts, that the Agent reasonably requests in connection therewith to establish the Cash Collateral Account and grant to the Agent, a security interest in such account and the funds therein. Each of the Borrowers hereby pledges to the Agent and grants to the Agent a security interest in the Cash Collateral Account, whenever established, all funds held in the Cash Collateral Account from time to time, and all proceeds thereof as security for the payment of the Obligations.

     (h) Funds of Cash Collateral Account. Funds held in the Cash Collateral Account shall be held as cash collateral for obligations with respect to Letters of Credit and promptly applied by the Agent to any reimbursement or other obligations under Letters of Credit that exist or occur. To the extent that any surplus funds are held in the Cash Collateral Account above the L/C Exposure during the existence of a Default or Event of Default, the Agent may (i) hold such surplus funds in the Cash Collateral Account as cash collateral for the Obligations or (ii) apply such surplus funds to any Obligations in its sole discretion. If no Default exists, the Agent shall release to the Borrowers at the Borrowers' written request any funds held in the Cash Collateral Account above the amounts required by this Agreement.

          (i) Investments of Funds. Funds held in the Cash Collateral Account shall be invested in Liquid Investments maintained with, and under the sole dominion and control of, the Agent or in another investment if mutually agreed upon by the Borrowers and the Agent, but the Agent shall have no other obligation to make any other investment of the funds therein. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords its own property, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any such funds.

     2.4 Use of Loan Proceeds and Letters of Credit. On the Closing Date, each of the Lenders shall pay to Existing Lenders an amount equal to the outstanding principal balance under the Existing Credit Agreement times such Lender's Percentage Share. Such Existing Indebtedness under the Existing Credit Agreement shall be renewed, extended, and rearranged pursuant to the terms of this Agreement and the Notes and shall, for all purposes, be deemed a Borrowing hereunder;

     (a) proceeds of all subsequent Loans shall be used for general corporate purposes of a Borrower, including, without limitation, costs of acquiring, exploring on and developing Oil and Gas Properties and general working capital needs; and

     (b) Letters of Credit shall be used solely for general corporate purposes of a Borrower; provided, however, no Letter of Credit may be used in lieu or in support of stay or appeal bonds.

     2.5 Interest; Computations. Subject to the terms of this Agreement (including, without limitation, Section 2.20), interest on the Loans shall accrue and be payable at a rate per annum equal to the Floating Rate for each Floating Rate Loan and the Adjusted LIBO Rate for each LIBO Rate Loan. Interest on all Floating Rate Loans shall be computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Interest on all LIBO Rate Loans shall be computed on the basis of a year of 360 days, and actual days elapsed (including the first day but excluding the last day) during the period for which payable. Notwithstanding the foregoing, interest on past-due principal and, to the extent permitted by applicable law, past-due interest, shall accrue at the Default Rate, computed on the basis of a year of 365 or 366 days, as the case may be, and actual days elapsed (including the first day but excluding the last day) during the period for which payable, and shall be payable upon demand by the Lenders at any time as to all or any portion of such interest. In the event that a Borrower fails to select the duration of any Interest Period for any LIBO Rate Loan within the time period and otherwise as provided herein, such Loan (if outstanding as a LIBO Rate Loan) will be automatically converted into a Floating Rate Loan on the last day of the then current Interest Period for such Loan or (if outstanding as a Floating Rate
Loan) will remain as, or (if not then outstanding) will be made as, a Floating Rate Loan. Interest provided for herein shall be calculated on unpaid sums actually advanced and outstanding pursuant to the terms of this Agreement and only for the period from the date or dates of such advances until repayment. All computations of interest based on the Federal Funds Rate, and of fees shall be made by the Agent, on the basis of a year of 365 or 366 days, in each case for the actual number of days (including the first day, but excluding the last day) occurring in the period for which such interest or fees are payable. Each determination by the Agent of an interest rate or of fees shall be conclusive and binding for all purposes, absent manifest error.

     2.6 Repayment of Loans and Interest. Accrued and unpaid interest on each outstanding Floating Rate Loan shall be due and payable monthly commencing on the last day of December, 2003 and continuing on the last day of each calendar month thereafter while any Floating Rate Loan remains outstanding, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. Accrued and unpaid interest on each outstanding LIBO Rate Loan shall be due and payable on the last day of the Interest Period for such LIBO Rate Loan and, in the case of any Interest Period in excess of three months, on the day of the third monthly anniversary following the commencement of such Interest Period, the payment in each instance to be the amount of interest which has accrued and remains unpaid in respect of the relevant Loan. The Loan Balance, together with all accrued and unpaid interest thereon, shall be due and payable at Commitment Termination Date. At the time of making each payment hereunder or under the Notes, the Borrowers shall specify to the Agent the Loans or other amounts payable by the Borrowers hereunder to which such payment is to be applied. In the event a Borrower fails to so specify, or if an Event of Default has occurred and is continuing, the Agent shall apply such payment in accordance with Section 7.3.

     2.7 Outstanding Amounts. The Loan Balance reflected by the notations by the Lenders on their records shall be deemed rebuttably presumptive evidence of the Loan Balance. The liability for payment of principal and interest evidenced by the Notes shall be limited to principal amounts actually advanced and outstanding pursuant to this Agreement and interest on such amounts calculated in accordance with this Agreement.

     2.8 Time, Place, and Method of Payments. All payments required pursuant to this Agreement or the Notes shall be made in lawful money of the United States of America and in immediately available funds, shall be deemed received by the Lenders on the next Business Day following receipt if such receipt is after 2:00 p.m., Dallas, Texas time, as the case may be, on any Business Day, and shall be made to the Agent at the address of its Applicable Lending Office for Floating Rate Loans. Except as provided to the contrary herein, if the due date of any payment hereunder or under the Notes would otherwise fall on a day which is not a Business Day, such date shall be extended to the next succeeding Business Day, and interest shall be payable for any principal so extended for the period of such extension; provided, however, that if such extension would cause payment of interest on or principal of a LIBO Rate Loan to be made in the next following calendar month, such payment shall be made on the next preceding Business Day.

     2.9 Pro Rata Treatment; Adjustments.

     (a) Except to the extent otherwise expressly provided herein, (i) each Loan and each issuance, renewal, extension or increase of a Letter of Credit made pursuant to this Agreement shall be from the Lenders pro rata in accordance with their Percentage Shares, (ii) each payment by a Borrower of Commitment Fees shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares, (iii) Letter of Credit Fees shall be made for the account of the Lenders in accordance with each Lender's Percentage Share, (iv) each payment of principal of Loans shall be made for the account of the Lenders pro rata in accordance with their respective Percentage Shares of the Loan Balance, and (v) each payment of interest on Loans shall be made for the account of the Lenders pro rata in accordance with their Percentage Shares of the aggregate amount of interest due and payable to the Lenders.

     (b) The Agent shall distribute all payments with respect to the Obligations to the Lenders promptly upon receipt in like funds as received. In the event that any payments made hereunder by a Borrower prior to the occurrence of an Event of Default are insufficient to satisfy in full the Obligations due and payable at such time, such payments shall be applied (i) first, to fees and expenses due the Agent pursuant to the terms of this Agreement or any other Loan Document, (ii) second, to fees and expenses due the Lenders pursuant to the terms of this Agreement or any other Loan Document, (iii) third, to accrued interest, (iv) fourth, to the Loan Balance, (v) fifth, to any other Obligations other than Hedging Obligations of the Borrower to the Agent and/or Lenders, and
(vi) last, to Hedging Obligations of a Borrower to the Agent and/or Lenders.

     (c) If any Lender (for purposes of this Section, a "benefited Lender") shall at any time receive any payment of all or part of its portion of the Obligations, or receive any Collateral in respect thereof (whether voluntarily or involuntarily, by set-off, pursuant to events or proceedings of the nature referred to in Sections 7.1(f) or 7.1(g), or otherwise) in an amount greater than such Lender was entitled to receive pursuant to the terms hereof, such benefited

Lender shall purchase for cash from the other Lenders such portion of the Obligations of such other Lenders or shall provide such other Lenders with the benefits of any such Collateral or the proceeds thereof as shall be necessary to cause such benefited Lender to share the excess payment or benefits of such Collateral or proceeds with each of the Lenders according to the terms hereof. If all or any portion of such excess payment or benefits is thereafter recovered from such benefited Lender, such purchase shall be rescinded and the purchase price and benefits returned by such Lender, to the extent of such recovery, but without interest. Each of the Borrowers agrees that each such Lender so purchasing a portion of the Obligations of another Lender may exercise all rights of payment (including, without limitation, rights of set-off) with respect to such portion as fully as if such Lender were the direct holder of such portion. If any Lender ever receives, by voluntary payment, exercise of rights of set-off or banker's lien, counterclaim, cross-action or otherwise, any funds of a Borrower to be applied to the Obligations, or receives any proceeds by realization on or with respect to any Collateral, all such funds and proceeds shall be immediately forwarded to the Agent for distribution in accordance with the terms of this Agreement.

     2.10 Borrowing Base Determinations.

     (a) Generally. Except during such periods as permitted by Section 2.11(b)(i), the amount of the Loans and L/C Exposure outstanding at any time may not exceed the lesser of (i) the Borrowing Base in effect at such time and (ii) the aggregate Commitments in effect at such time. The Borrowing Base shall be determined in accordance with the standards set forth in Section 2.10(d) and is subject to periodic redetermination pursuant to Sections 2.10(b) and 2.10(c) and periodic reduction pursuant to Section 2.10(b)(v).

     (b) Calculation of Borrowing Bases.

          (i) The Borrowers shall deliver to the Agent and each of the Lenders on or before each March 15, beginning March 15, 2004, an Independent Engineering Report evaluating the Mortgaged Properties as of January 1 of such calendar year, and such other information as may be reasonably requested by any Lender with respect to the Mortgaged Properties included or to be included in the Borrowing Base. Within 30 days after the Agent and the Lenders' receipt of such Independent Engineering Report and other information, the Agent shall deliver to each Lender the Agent's recommendation for the redetermined Borrowing Base. Within 15 days after the Lenders' receipt of the Agent's recommendation, the Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.10(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders) and the Agent shall promptly notify the Borrowers in writing of the amount of the Borrowing Base as so redetermined.

          (ii) The Borrowers shall deliver to the Agent and each Lender on or before each September 15, beginning September 15, 2004, an Internal Engineering Report evaluating the Mortgaged Properties of the Borrowers as of July 1 of such calendar year, and such other information as may be reasonably requested by the Agent or any Lender with respect to the Mortgaged Properties included or to be included in the Borrowing Base. Within 30 days after the Agent and the Lenders' receipt of such Internal Engineering Report and other information, the Agent shall deliver to each Lender the Agent's recommendation for the redetermined

Borrowing Base. Within 15 days after the Lenders' receipt of the Agent's recommendation, the Agent and the Required Lenders shall redetermine the Borrowing Base in accordance with Section 2.10(d) (except that any increase in the Borrowing Base shall require the consent of all the Lenders) and the Agent shall promptly notify the Borrowers in writing of the amount of the Borrowing Base as so redetermined.

          (iii) In the event that a Borrower does not furnish to the Agent and the Lenders the Independent Engineering Report, Internal Engineering Report or other information specified in clauses (i) and (ii) above by the date specified therein, the Agent and the Required Lenders (or all the Lenders in case of an increase in the Borrowing Base) may nonetheless redetermine the Borrowing Base and redesignate the Borrowing Base from time-to-time thereafter in their sole discretion (but in accordance with Section 2.10(d)) until the Agent and the Required Lenders (or all the Lenders in case of an increase in the Borrowing
Base) receive the relevant Independent Engineering Report, Internal Engineering Report, or other information, as applicable, whereupon the Agent and the Required Lenders (or all the Lenders in case of an increase in the Borrowing
Base) shall redetermine the Borrowing Base as otherwise specified in this
Section 2.10.

          (iv) Each delivery of an Engineering Report by the Borrowers to the Agent and the Lenders shall constitute a representation and warranty by the Borrowers to the Agent and the Lenders that on and as of the date of such Engineering Report (A) the Borrowers, as applicable, own the Oil and Gas Properties specified therein free and clear of any Liens (except Permitted Liens), and (B) each Oil and Gas Property described as "proved developed" therein was developed for oil and gas, and the wells pertaining to such Oil and Gas Properties that are described therein as producing wells ("Wells"), were each producing oil and gas in paying quantities, except for Wells that were unitized as water or gas injection wells or as water disposal wells.

          (v) For the period from and including the date of this Agreement to and including the first redetermination after the Closing Date, the amount of the Borrowing Base shall be $40,000,000.

     (c) Interim Redetermination. In addition to the Borrowing Base redeterminations provided for in Section 2.10(b), (i) the Agent and the Required Lenders (or if an increase in the Borrowing Base is made, all of the Lenders) may, based on such information as the Agent and the Lenders deem relevant (but in accordance with Section 2.10(d)), make one additional redetermination of the Borrowing Base during any six-month period and (ii) the Borrowers may request and the Agent and the Required Lenders (or if an increase in the Borrowing Base is made, all of the Lenders) shall, based on such information as the Agent and the Lenders deem relevant (but in accordance with Section 2.10(d)), make one additional redetermination of the Borrowing Base during any six-month period. The party requesting the redetermination shall give the other party at least 10 days' prior written notice that a redetermination of the Borrowing Base pursuant to this paragraph (c) is to be performed. In connection with any redetermination of the Borrowing Base under this Section 2.10(c), each of the Borrowers shall provide the Agent and the Lenders with such information regarding such Borrower's business (including, without limitation, its Oil and Gas Properties, the Proven Reserves, and production relating thereto) as the Agent or any Lender may reasonably request, including, in the case of requests for an increase to the Borrowing Base of $1,000,000 or more, an updated Independent Engineering

Report. The Agent shall promptly notify the Borrowers in writing of each redetermination of the Borrowing Base pursuant to this Section 2.10(c) and the amount of the Borrowing Base as so redetermined.

     (d) Standards for Redetermination. Each redetermination of the Borrowing Base by the Agent and the Lenders pursuant to this Section 2.10 shall be made
(i) in the sole discretion of the Agent and the Lenders (but in accordance with the other provisions of this Section 2.10(d)), (ii) in accordance with the Agent and the Lenders' customary internal standards and practices for valuing and redetermining the value of Oil and Gas Properties in connection with reserve based oil and gas loan transactions, (iii) in conjunction with the most recent Independent Engineering Report or Internal Engineering Report, as applicable, or other information received by the Agent and the Lenders relating to the Proven Reserves of any Borrower or Guarantor, and (iv) based upon the estimated value of the Proven Reserves owned by the Borrowers and Guarantors and pledged as collateral security for the Obligations as determined by the Agent and the Lenders. In valuing and redetermining the Borrowing Base, the Agent and the Lenders may also consider the business, financial condition, and Indebtedness obligations of the Borrowers and such other factors as the Agent and the Lenders customarily deem appropriate. In that regard, each of the Borrowers acknowledges that the determination of the Borrowing Base contains an equity cushion (market value in excess of loan value), which is essential for the adequate protection of the Agent and the Lenders. No Proven Reserves shall be included or considered for inclusion in the Borrowing Base unless the Agent and the Lenders shall have received, at the Borrowers' expense, (i) evidence satisfactory in form and substance to the Agent that the Agent has an Acceptable Security Interest in the Oil and Gas Properties relating thereto pursuant to the Security Instruments and
(ii) title opinions meeting the requirements of Section 5.5(a) (or, prior to 30 days from the date this Agreement becomes effective, title materials sufficient to satisfy the requirements of Section 3.1(j)). At all times after the Agent has given the Borrowers notification of a redetermination of the Borrowing Base under this Section 2.10, the Borrowing Base shall be equal to the redetermined amount or such lesser amount designated by each of the Borrowers and disclosed in writing to the Agent and the Lenders until the Borrowing Base is subsequently redetermined in accordance with this Section 2.10.

     2.11 Prepayments. The Borrowers shall have no right to prepay any principal amount of any Advance except as provided in Section 2.11.

     (a) Optional. Each of the Borrowers may elect, at any time and from time to time, to prepay any of the Loans, in whole or in part, after giving prior telephone notice (which shall be confirmed promptly in writing or by facsimile) to the Agent of such election by (i) 10:00 a.m. (Dallas, Texas time) three Business days before such prepayment date in the case of LIBO Rate Loans and
(ii) 10:00 a.m. (Dallas, Texas time) one Business Day before such prepayment date in the case of Floating Rate Loans, in each case stating the proposed date and aggregate principal amount of such prepayment. If any such notice is given, such Borrower shall prepay such Loans in whole or ratably in part in an aggregate principal amount equal to the amount specified in such notice, together with accrued interest to the date of such prepayment on the principal amount prepaid and amounts, if any, required to be paid pursuant to Sections
2.24 and 2.21 as a result of such prepayment being made on such date; provided, however, that each partial prepayment of principal shall be in an aggregate principal amount as set forth in Section 2.1(b).

     (b) Mandatory.

          (i) If at any time the sum of the Loan Balance and the L/C Exposure exceeds the lesser of (A) the aggregate Commitments and (B) the Borrowing Base then in effect (other than due to an optional reduction in the Commitments pursuant to Section 2.12), the Borrowers shall (w) within 10 days of notice from the Agent of such occurrence, repay the Lenders an amount equal to the amount of such excess, including any unpaid accrued interest on the amount prepaid, (x) within 10 days of notice from the Agent of such occurrence, indicate the Borrowers' election to pay the Lenders an amount equal to the amount of such excess, including any unpaid accrued interest on the amount to be prepaid, in six equal consecutive monthly installments with the first such installment being due and payable at the end of the calendar month in which such election is made, which payments shall be in addition to other principal payments due under this Agreement, (y) within 10 days of notice from the Agent of such occurrence, indicate the Borrowers' election to, and within 30 days from such notice from the Agent, provide additional Collateral of character and value satisfactory to the Lenders in their sole discretion, to secure the amount of such excess by the execution and delivery to the Lenders of Security Instruments in form and substance satisfactory to the Agent, or (z) within 10 days of notice from the Agent of such occurrence, indicate its election to combine the options provided in clause (x) and clause (y) above, and provide the amount to be prepaid in installments and the amount to be provided as additional Collateral. If the Borrowers elects the combined option in clause (z), the Borrowers shall (1) make such six equal consecutive monthly installments with the first such installment being due and payable at the end of the calendar month in which such election is made, which payments shall be in addition to other principal payments due under this Agreement and (2) within 30 days from such notice from the Agent, provide additional Collateral of character and value satisfactory to the Lenders in their sole discretion, to secure the amount of such excess by the execution and delivery to the Lenders of Security Instruments in form and substance satisfactory to the Agent.

          (ii) If at any time the sum of the Loan Balance and the L/C Exposure exceeds the lesser of (A) aggregate Commitments and (B) the Borrowing Base, due to an optional reduction in the Commitments pursuant to Section 2.12, the Borrowers shall immediately repay the Lenders an amount equal to the amount of such excess.

          (iii) In the event that a mandatory prepayment is required under this Section and the Loan Balance is less than the amount required to be prepaid, the Borrowers shall repay the entire Loan Balance and deposit into the Cash Collateral Account, as additional collateral securing the Obligations, an amount of cash, in immediately available funds, equal to the L/C Exposure minus the lesser of (A) the aggregate Commitments and (B) the Borrowing Base.

     (c) Ratable Payments; Effect of Notice. Each payment of any Loan pursuant to this Section 2.11 or any other provision of this Agreement shall be made in a manner such that all Loans comprising part of the same Borrowing are paid in whole or ratably in part. All notices given pursuant to this Section 2.11 shall be irrevocable and binding upon the Borrowers.

     2.12 Reduction of the Commitments. The Borrowers shall have the right, upon at least three Business Days' irrevocable notice to the Agent, to terminate in whole or reduce ratably in part the unused portion of the Commitments; provided that each partial reduction shall be in the aggregate amount of $1,000,000 or in integral multiples of $1,000,000 in excess thereof. Any reduction or termination of the Commitments pursuant to this
Section 2.12 shall be permanent, with no obligation of the Lenders to reinstate such Commitments and the Commitment Fees provided for in Section 2.13 shall thereafter be computed on the basis of the Commitments, as so reduced.

     2.13 Commitment Fee. In addition to interest on the Notes as provided herein and other fees payable hereunder and to compensate the Lenders for maintaining funds available, the Borrowers shall pay to the Agent, for the account of the Lenders, in immediately available funds, a commitment fee on the average daily amount by which the lesser of (a) the Borrowing Base and (b) the aggregate Commitments, exceeds the sum of (i) the Loan Balance and (ii) the L/C Exposure, from the date this Agreement becomes effective until the Commitment Termination Date at the rate of .375% per annum. The fee payable pursuant to the preceding sentence is due quarterly in arrears on the last day of each March, June, September and December commencing March 31, 2004, and on the Commitment Termination Date.

     2.14 Intentionally Omitted.

     2.15 Borrowing Base Increase Fees. The Borrowers agree to pay to the Agent for the account of the Lenders in connection with any incremental increase of the Borrowing Base to an amount that exceeds the level of the Borrowing Base then in effect, a Borrowing Base increase fee on the amount of such incremental increase. The Borrowing Base increase fee shall be in an amount equal to .50% multiplied by the amount of the incremental increase to the extent, but only to the extent that such incremental increase amount exceeds the level of Borrowing Base then in effect at such time, such Borrowing Base increase fee to be due and payable on the date that the increase to the Borrowing Base becomes effective.

     2.16 Letter of Credit Fee. In addition to interest on the Notes as provided herein and Commitment Fees payable hereunder, the Borrowers agree to pay (a) to the Agent, for the account of the Lenders, on the date of the issuance, extension or renewal of each Letter of Credit, a non-refundable Letter of Credit Fee equal to the greater of (i) $500 or (ii) 2.00% per annum, on the face amount of such Letter of Credit and for the period for which such Letter of Credit is issued, extended or renewed, and (b) to the Agent as the issuing bank for its own account, on the date of issuance, extension or renewal of each Letter of Credit, a fronting fee for each Letter of Credit equal to the greater of (i) $250 and (ii) .125% per annum, on the face amount of such Letter of Credit and for the period for which such Letter of Credit is issued, extended or renewed. The Borrowers also agree to pay on demand to the Agent, for its own account as the issuer of the Letters of Credit, its customary letter of credit transactional fees, including, without limitation, amendment fees, payable with respect to each Letter of Credit.

     2.17 Intentionally Omitted.

     2.18 Advances by Agent. Each and every covenant of the Borrowers herein contained shall be performed and kept by the Borrowers solely at the Borrowers' expense. If the Borrowers fail to perform or keep any of the covenants of whatsoever kind or nature contained in this Agreement, Agent (either by it directly or on its behalf by the trustee under any Mortgage or any receiver appointed hereunder or thereunder) may, but will not be obligated to, make advances to perform the same on any Borrower's behalf, and each Borrower hereby agrees to repay such sums and any costs and expenses (including reasonable attorneys' fees and expenses) incurred in connection therewith on demand plus interest thereon from the date of the advance until reimbursement of the Agent at the Default Rate. Such amounts will be in addition to any sum of money which may, pursuant to the terms and conditions of the written instruments comprising part of the Obligations, be due and owing. No such advance will be deemed to relieve any Borrower from any default hereunder.

     2.19 Security Interest in Accounts; Right of Offset. As security for the payment and performance of the Obligations, each of the Borrowers hereby transfers, assigns, and pledges to the Agent, for the benefit of the Agent, the Lenders and the Swap Counterparties, and grants to the Agent, for the benefit of the Agent, the Lenders and the Swap Counterparties, a security interest in all funds of each of the Borrowers now or hereafter or from time to time on deposit with the Agent or any Lender, with such interest of the Lenders to be retransferred, reassigned, and/or released by the Agent and each Lender, as the case may be, at the expense of the Borrowers upon payment in full and complete performance by the Borrowers of all Obligations. Except during the continuance of an Event of Default, the Borrowers may withdraw such funds (except for those funds contained in the Cash Collateral Account) at their discretion. All remedies as secured party or assignee of such funds shall be exercisable by the Agent and each Lender upon the occurrence of any Event of Default, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof. Furthermore, each of the Borrowers hereby grants to the Agent and each Lender the right, exercisable at such time as any Obligation shall mature, whether by acceleration of maturity or otherwise, of offset or banker's lien against all funds of each of the Borrowers now or hereafter or from time to time on deposit with the Agent and each Lender, regardless of whether the exercise of any such remedy would result in any penalty or loss of interest or profit with respect to any withdrawal of funds deposited in a time deposit account prior to the maturity thereof.

     2.20 General Provisions Relating to Interest.

     (a) It is the intention of the parties hereto to comply strictly with the usury laws of the State of Texas to the extent applicable to each Lender and the United States of America. In this connection, there shall never be collected, charged, or received on the sums advanced hereunder interest in excess of that which would accrue at the Highest Lawful Rate. For purposes of Tex. Fin. Code Ann. Section 303.301 (Vernon 1998), each of the Borrowers agrees that the Highest Lawful Rate shall be the "indicated (weekly) rate ceiling" as defined in such Article, provided that the Agent and the Lenders may also rely, to the extent permitted by applicable laws of the State of Texas or the United States of America, on alternative maximum rates of interest under other laws of the State of Texas or other states or the United States of America applicable to the Agent and/or such Lender, if greater.

     (b) Notwithstanding anything herein or in the Notes to the contrary, during any Limitation Period, the interest rate to be charged on amounts evidenced by the Notes shall be the Highest Lawful Rate, and the obligation, if any, of the Borrowers for the payment of fees or other charges deemed to be interest under applicable law shall be suspended. During any period or periods of time following a Limitation Period, to the extent permitted by applicable laws of the State of Texas or other states or the United States of America, the interest rate to be charged hereunder shall remain at the Highest Lawful Rate until such time as there has been paid to the Agent for the account of each Lender (i) the amount of interest in excess of that accruing at the Highest Lawful Rate that the Agent and the Lenders would have received during the Limitation Period had the interest rate remained at the otherwise applicable rate, and (ii) all interest and fees otherwise payable to the Agent and the Lenders but for the effect of such Limitation Period.

     (c) If, under any circumstances, the aggregate amounts paid on the Notes or under this Agreement or any other Loan Document include amounts which by law are deemed interest and which would exceed the amount permitted if the Highest Lawful Rate were in effect, each of the Borrowers stipulates that such payment and collection will have been and will be deemed to have been, to the greatest extent permitted by applicable laws of the State of Texas any other applicable states' laws or the United States of America, the result of mathematical error on the part of a Borrower and the Agent and the Lenders; and the Agent and the Lenders shall promptly refund the amount of such excess (to the extent only of such interest payments in excess of that which would have accrued and been payable on the basis of the Highest Lawful Rate) upon discovery of such error by the Agent and the Lenders or notice thereof from a Borrower. In the event that the maturity of any Obligation is accelerated, by reason of an election by the Agent and the Lenders or otherwise, or in the event of any required or permitted prepayment, then the consideration constituting interest under applicable laws may never exceed the Highest Lawful Rate; and excess amounts paid which by law are deemed interest, if any, shall be credited by the Lenders on the principal amount of the Obligations, or if the principal amount of the Obligations shall have been paid in full, refunded to the Borrowers.

     (d) All sums paid, or agreed to be paid, to the Agent and the Lenders for the use, forbearance and detention of the proceeds of any advance hereunder shall, to the extent permitted by applicable law, be amortized, prorated, allocated, and spread throughout the full term hereof until paid in full so that the actual rate of interest is uniform but does not exceed the Highest Lawful Rate throughout the full term hereof.

     2.21 Yield Protection. If (a) any payment of principal of any LIBO Rate Loan is made other than on the last day of the Interest Period for such Loan as a result of any payment pursuant to Section 2.11, the acceleration of the maturity of the Note pursuant to Article VII, or for any other reason or (b) a Borrower fails to make a principal or interest payment with respect to any LIBO Rate Loan on the date such payment is due and payable, the Borrowers shall, within 15 days of any written demand sent by the Agent to the Borrowers detailing the calculation of such costs, pay to the Agent for the account of the Lenders any amounts required to compensate a Lender for any additional losses, out-of-pocket costs or expenses which it may reasonably incur as a result of such payment or nonpayment, including, without limitation, any loss (including loss of anticipated profits), cost or expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by the Lender to fund or maintain such Loan.

     2.22 Limitation on Loans. Anything herein to the contrary notwithstanding:

     (a) at no time shall there be more than four Interest Periods applicable to outstanding LIBO Rate Loans;

     (b) if any Lender shall, at least one Business Day before the date of any requested Loan, reasonably conclude that the introduction of or any change in or in the interpretation, by any administrative authority or Governmental Authority charged with the administration thereof or by any court, of any law or regulation, in each case occurring after the Closing Date makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful, for the Lenders or its Applicable Lending Office to perform its obligations under this Agreement to make LIBO Rate Loans or to fund or maintain LIBO Rate Loans, the right of the Borrowers to select LIBO Rate Loans shall be suspended until the Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist, and such requested Loan shall be a Floating Rate Loan;

     (c) if the Agent is unable to determine in good faith the LIBO Rate for LIBO Rate Loans comprising any requested Borrowing and the Agent gives telephonic or telecopy notice thereof to the Borrowers as soon as practicable, the right of the Borrowers to select LIBO Rate Loans for such requested Borrowing or any subsequent Borrowings shall be suspended until the Agent shall notify the Borrowers that the circumstances causing such suspension no longer exist, and such requested Loan and any Loan requested thereafter shall be a Floating Rate Loan;

     (d) if the Required Lenders shall, by 11:00 a.m., Dallas, Texas time, at least one Business Day before the date of any requested Loan, reasonably conclude that the LIBO Rate for LIBO Rate Loans will not adequately reflect the cost to such Lenders of making or funding LIBO Rate Loans, as the case may be, the right of the Borrowers to select LIBO Rate Loans shall be suspended until such Lenders shall notify the Agent and the Borrowers that the circumstances causing such suspension no longer exist, and each subsequent Loan shall be a Floating Rate Loan;

     (e) if a Borrower shall fail to select the duration or continuation of any Interest Period for any LIBO Rate Loan in accordance with the provisions contained in the definition of "Interest Period" in Section 1.1, the Agent will forthwith so notify such Borrower and such Loan will be made available to such Borrower with a one-month Interest Period or, in the case of an existing LIBO Rate Loan, Continue with a one-month Interest Period; and

     (f) if a Borrower shall fail to deliver a Borrowing Request and Notice of Conversion or Continuation prior to the end of an Interest Period for any existing Loan which is to be refinanced, then the Agent will forthwith so notify such Borrower and such Borrower shall (unless such Loan is repaid at the end of an Interest Period) be deemed to have given notice of an election to refinance such Loan with a Floating Rate Loan.

Each Lender that has delivered a notice pursuant to paragraph (b), (c) or (d) above agrees that it will notify the Borrowers and the Agent as soon as practicable if the conditions giving rise to the notice cease to exists; provided that, that the failure to so notify the Borrowers or the Agent shall not release or diminish or otherwise affect in any way any of the Borrowers' obligations hereunder or any of the other terms of this Section 2.22.

     2.23 Illegality. If any Lender shall notify the Agent and the Borrowers that the introduction of or any change in or in the interpretation, by any administrative authority or Governmental Authority charged with the administration thereof or by any court, of any law or

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

regulation makes it unlawful, or that any central bank or other Governmental Authority asserts that it is unlawful for such Lender or its Applicable Lending Office to perform its obligations under this Agreement to maintain any LIBO Rate Loan of such Lender then outstanding hereunder, (a) the Borrowers shall, no later than 10:00 a.m. (Dallas, Texas time) (i) if not prohibited by law, on the last day of the Interest Period for each outstanding LIBO Rate Loan made by such Lender or (ii) if required by such notice, on the second Business Day following its receipt of such notice, prepay all of the LIBO Rate Loans made by such Lender then outstanding, together with accrued interest on the principal amount prepaid to the date of such prepayment and amounts, if any, required to be paid pursuant to Section 2.24 as a result of such prepayment being made on such date,
(b) such Lender shall simultaneously make a Floating Rate Loan to the Borrowers on such date in an amount equal to the aggregate principal amount of the LIBO Rate Loan prepaid to such Lender, and (c) the right of the Borrowers to select LIBO Rate Loans from such Lender for any subsequent Borrowing shall be suspended until such Lender shall notify the Agent that the circumstances causing such suspension no longer exist; provided, that such Lender agrees to use reasonable efforts to designate a different Applicable Lending Office if the making of such designation would avoid such payment, and would not, in its reasonable judgment, be otherwise disadvantageous to such Lender. Each Lender that has delivered a notice pursuant to this Section 2.23 agrees that it will notify the Borrowers and the Agent as soon as practicable if the conditions giving rise to the notice cease to exists; provided that, that the failure to so notify the Borrowers or the Agent shall not release or diminish or otherwise affect in any way any of the Borrower's obligations hereunder or any of the other terms of this Section 2.23.

     2.24 Increased Costs.

     (a) LIBO Rate Loans. If, due to either (i) the introduction of or any change (other than any change by way of imposition or increase of reserve requirements included in the LIBO Rate Reserve Percentage) in or in the interpretation of any law or regulation or (ii) the compliance with any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law) (other than with respect to taxes, levies, impositions, deductions, charges and withholdings which are addressed in
Section 2.27), there shall be any increase in the cost to any Lender of agreeing to make or making, funding, or maintaining LIBO Rate Loans, then the Borrowers shall from time to time, within 15 days of any written demand by such Lender detailing the calculation of such costs (with a copy of such demand to the Agent), immediately pay to the Agent for the account of such Lender additional amounts sufficient to compensate such Lender for such increased cost; provided, that, before making any such demand, such Lender agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for such increased cost and would not, in its reasonable judgment, be otherwise disadvantageous to such Lender. A certificate as to the amount of such increased cost and detailing the calculation of such cost submitted to the Borrowers and the Agent by such Lender shall be conclusive and binding for all purposes, absent manifest error.

     (b) Capital Adequacy. If any Lender or the Agent as the bank issuing the Letters of Credit determines in good faith that compliance with any law or regulation or any guideline or request from any central bank or other Governmental Authority (whether or not having the force of law), in each case adopted or made after the Closing Date, affects or would affect the amount of capital required or expected to be maintained by such Lender or the Agent or any corporation controlling such Lender or the Agent and that the amount of such capital is increased by or based upon the existence of such Lender's commitment to lend or the Agent's commitment to issue the Letters of Credit and other commitments of this type, then, upon 15 days' prior written notice by such Lender or the Agent detailing the calculation of such amounts (with a copy of any such demand to the Agent, as applicable), the Borrowers shall immediately pay to the Agent for the account of such Lender or the Agent itself, as the case may be, from time to time as specified by such Lender or the Agent additional amounts sufficient to compensate such Lender or the Agent, in light of such circumstances, (i) with respect to such Lender, to the extent that such Lender reasonably determines such increase in capital to be allocable to the existence of such Lender's commitment to lend under this Agreement and (ii) with respect to the Agent, to the extent that the Agent reasonably determines such increase in capital to be allocable to the issuance or maintenance of the Letters of Credit; provided, that, before making any such demand, such Lender or the Agent agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for such increase in capital and would not, in its reasonable judgment, be otherwise disadvantageous to such Lender or the Agent. A certificate as to such amounts and detailing the calculation of such amounts submitted to a Borrower by such Lender or the Agent shall be conclusive and binding for all purposes, absent manifest error.

         (c) Letters of Credit. If any change in any law or regulation or in the interpretation thereof by any court or administrative or Governmental Authority charged with the administration thereof shall either (i) impose, modify, or deem applicable any reserve, special deposit, or similar requirement against letters of credit issued by, or assets held by, or deposits in or for the account of, the Agent or (ii) impose on the Agent any other condition regarding the provisions of this Agreement relating to the Letters of Credit or any Obligations with respect to Letters of Credit, and the result of any event referred to in the preceding clause (i) or (ii) shall be to increase the cost to the Agent of issuing or maintaining any Letter of Credit (which increase in cost shall be determined by the Agent's reasonable allocation of the aggregate of such cost increases resulting from such event), then, upon 15 days' prior written notice by the Agent detailing the calculation of such amounts, the Borrowers shall pay to the Agent, from time to time as specified by the Agent, additional amounts which shall be sufficient to compensate the Agent for such increased cost; provided, that, before making any such demand, the Agent agrees to use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for such increased cost and would not, in its reasonable judgment, be otherwise disadvantageous to the Agent. A certificate as to such increased cost incurred by the Agent, as a result of any event mentioned in clause (i) or (ii) above, and detailing the calculation of such increased costs submitted by the Agent to a Borrower, shall be conclusive and binding for all purposes, absent manifest error.

         (d) Limitations. Failure or delay on the part of any Lender or the Agent to demand compensation pursuant to this Section 2.24 shall not constitute a waiver of such Lender's or the Agent's right to demand such compensation; provided that, a Lender or the Agent, as applicable, claiming compensation under this Section 2.24 shall only be entitled to compensation under this Section 2.24 for increased costs occurring (i) from and after the date of such notice until the events giving rise to such claim have ceased to exist, and (ii) during the one hundred twenty

(120) day period preceding the date the Borrowers receive notice from Agent or such Lender setting forth the described claim for compensation.

         2.25 Letters in Lieu of Transfer Orders. The Agent agrees that none of the letters in lieu of transfer or division orders provided by the Borrowers pursuant to Section 3.1(a)(vi)(G) or Section 5.7 will be sent to the addressees thereof prior to the occurrence of an Event of Default, at which time the Agent may, at its option and in addition to the exercise of any of its other rights and remedies, send any or all of such letters.

         2.26 Power of Attorney. Each of the Borrowers hereby designates the Agent as its agent and attorney-in-fact, to act in its name, place, and stead for the purpose of completing and, upon the occurrence of an Event of Default, delivering any and all of the letters in lieu of transfer orders delivered by a Borrower to the Agent pursuant to Section 3.1(a)(vi)(G) or Section 5.7, including, without limitation, completing any blanks contained in such letters and attaching exhibits thereto describing the relevant Collateral. Each of the Borrowers hereby ratifies and confirms all that the Agent shall lawfully do or cause to be done by virtue of this power of attorney and the rights granted with respect to such power of attorney. This power of attorney is coupled with the interests of the Agent in the Collateral, shall commence and be in full force and effect as of the Closing Date and shall remain in full force and effect and shall be irrevocable so long as any Obligation remains outstanding or unpaid or any Commitment exists. The powers conferred on the Agent by this appointment are solely to protect the interests of the Agent and the Lenders under the Loan Documents and shall not impose any duty upon the Agent to exercise any such powers. The Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers and shall not be responsible to the Borrowers or any other Person for any act or failure to act with respect to such powers, except for gross negligence or willful misconduct.

         2.27     Taxes.

         (a) No Deduction for Certain Taxes. Any and all payments by any Borrower shall be made, in accordance with Section 2.6, free and clear of and without deduction for any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of each Lender and the Agent, taxes imposed on its income, and franchise taxes imposed on it, by the jurisdiction under the laws of which such Lender or the Agent (as the case may be) is organized, or the jurisdiction of such Person's Applicable Lending Office, or any political subdivision of either such jurisdiction (all such non-excluded taxes, levies, imposts, deductions, charges, withholdings and liabilities being hereinafter referred to as "Taxes"). If any Borrower shall be required by law to deduct any Taxes from or in respect of any sum payable to any Lender or the Agent, (i) the sum payable shall be increased as may be necessary so that, after making all required deductions (including deductions applicable to additional sums payable under this Section 2.27), such Lender or the Agent (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made; provided, however, that if such Borrower's obligation to deduct or withhold Taxes is caused solely by such Lender's or the Agent's failure to provide the forms described in paragraph (d) of this Section 2.27, no such increase shall be required; (ii) such Borrower shall make such deductions; and
(iii) such Borrower shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable law.

         (b) Other Taxes. In addition, each Borrower agrees to pay any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made or from the execution, delivery or registration of, or otherwise with respect to, this Agreement, the Notes, or the other Loan Documents (hereinafter referred to as "Other Taxes").

         (c) Indemnification. EACH BORROWER INDEMNIFIES EACH LENDER AND THE AGENT FOR THE FULL AMOUNT OF TAXES OR OTHER TAXES (INCLUDING, WITHOUT LIMITATION, ANY TAXES OR OTHER TAXES IMPOSED BY ANY JURISDICTION ON AMOUNTS PAYABLE UNDER THIS SECTION 2.27) PAID BY SUCH LENDER OR THE AGENT (AS THE CASE MAY BE) AND ANY LIABILITY (INCLUDING INTEREST AND EXPENSES) ARISING THEREFROM OR WITH RESPECT THERETO, WHETHER OR NOT SUCH TAXES OR OTHER TAXES WERE CORRECTLY OR LEGALLY ASSERTED. EACH PAYMENT REQUIRED TO BE MADE BY ANY BORROWER IN RESPECT OF THIS INDEMNIFICATION SHALL BE MADE TO THE AGENT FOR THE BENEFIT OF ANY PARTY CLAIMING SUCH INDEMNIFICATION WITHIN 15 DAYS FROM THE DATE THE BORROWER RECEIVES WRITTEN DEMAND THEREFOR FROM THE AGENT ON BEHALF OF ITSELF AS AGENT OR ISSUING LENDER, OR ANY SUCH LENDER. IF ANY LENDER OR THE AGENT RECEIVES A REFUND IN RESPECT OF ANY TAXES PAID BY ANY BORROWER UNDER THIS PARAGRAPH (C), SUCH LENDER OR THE AGENT, AS THE CASE MAY BE, SHALL PROMPTLY PAY TO SUCH BORROWER SUCH BORROWER'S SHARE OF SUCH REFUND.

         (d) Foreign Lender Withholding Exemption. Each Lender and issuing lender that is not incorporated under the laws of the United States of America or a state thereof agrees that it shall deliver to the Borrowers and the Agent upon the effectiveness of this Agreement in the case of each initial Lender or upon the effectiveness of any Lender Assignment Agreement pursuant to which it becomes a Lender in the case of each other Lender, and on or before the date, if any, it changes its Applicable Lending Office, and from time to time thereafter as reasonably requested in writing by the Borrower (i) two duly completed copies of United States Internal Revenue Service Form W8-ECI or W8-BEN or successor applicable form, as the case may be, certifying in each case that such Lender is entitled to receive payments under this Agreement and the Notes payable to it, without deduction or withholding of any United States federal income taxes, (ii) if applicable, an Internal Revenue Service Form W-8 or W-9 or successor applicable form, as the case may be, to establish an exemption from United States backup withholding tax, and (iii) any other governmental forms which are necessary or required under an applicable tax treaty or otherwise by law to reduce or eliminate any withholding tax, which have been reasonably requested by the Borrowers. Each Lender which delivers to the Borrowers and the Agent a Form W8-ECI or W8-BEN and Form W-8 or W-9 pursuant to the next preceding sentence further undertakes to deliver to the Borrowers and the Agent two further copies of the said letter and Form W8-ECI or W8-BEN and Form W-8 or W-9, or successor applicable forms, or other manner of certification, as the case may be, on or before the date that any such letter or form expires or becomes obsolete or after the occurrence of any event requiring a change in the most recent letter and form previously delivered by it to the Borrowers and the Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrowers and the Agent certifying in the case of a Form W8-ECI or W8-BEN that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States federal income taxes. If any change in treaty, law or regulation has occurred after the date that the form described in the first sentence of this paragraph (d) was originally required to be provided, but prior to the date on which any delivery required by the preceding sentence would otherwise be required, and such change renders all such forms inapplicable or which would prevent any Lender from duly completing and delivering any such form with respect to it and such Lender advises the Borrowers and the Agent that it is not capable of receiving payments without any deduction or withholding of United States federal income tax, and in the case of a Form W-8 or W-9, establishing an exemption from United States backup withholding tax, such Lender shall not be required to deliver such forms. Each Borrower shall withhold tax at the rate and in the manner required by the laws of the United States with respect to payments made to a Lender failing to timely provide the requisite Internal Revenue Service forms.

         (e) Change of Applicable Lending Office. Any Lender claiming any additional amount payable pursuant to this Section 2.27 shall use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions) to designate a different Applicable Lending Office if the making of such designation would avoid the need for, or materially reduce the amount of, any such additional amount that may thereafter accrue and would not, in the reasonable judgment of such Lender, be disadvantageous to such Lender.

         (f) Repayment under Certain Circumstances. Each Lender (and the Agent with respect to payments to the Agent for its own account) will use reasonable efforts (consistent with its internal policy and legal and regulatory restrictions), if such efforts or their results would not, in the reasonable judgment of such Lender or the Agent, be materially disadvantageous to such Lender or Agent, to (i) maintain an exemption, if any, available to it from United States tax withholding (whether available by treaty, by existing law or administrative waiver or by virtue of the location of such Lender's Applicable Lending Office) and (ii) otherwise cooperate with the Borrowers to minimize amounts payable by the Borrower under this Section 2.27. Subject to the foregoing, if a Borrower pays any amount pursuant to this Section 2.27 and such Lender or the Agent receives a refund of any or all of such amount, such refund shall be applied to reduce any Obligations then due and owing or, to the extent that no Obligations are then due and owing, paid over to a Borrower pursuant to
Section 2.27(c).

         (g) Exclusions. Notwithstanding anything contained herein to the contrary (including Section 2.27(b)), no Borrower shall be required to make any payment to any Lender under this Section 2.27 with respect to any Taxes or Other Taxes that (i) are attributable solely to such Lender's failure to comply with the requirements of Section 2.27(d), (ii) are United States taxes that were being imposed on amounts payable to such Lender at the time the Lender became a party to this Agreement, or (iii) are United States taxes imposed as a result of an event occurring after the date on which such Lender became a Lender, other than a change in any applicable treaty, law, or regulation.

         2.28 Replacement of Lenders under Certain Circumstances. If at any time (a) the Borrowers become obligated to pay any additional amount to a Lender as described in Section 2.24 or 2.27 or any Lender ceases to make LIBO Rate Loans pursuant to Section 2.11, or (b) any Lender becomes insolvent and its assets become subject to a receiver, liquidator, trustee, custodian or other Person having similar powers, then the Borrowers may replace such Lender by causing such Lender to (and such Lender shall be obligated to) assign pursuant to Section 9.1 all of its rights and obligations under this Agreement to a Lender or other Person selected by the Borrowers and reasonably acceptable to the Agent, for a purchase price equal to the outstanding principal amount of such Lender's Advances and all accrued interest and fees and other amounts payable hereunder.

                                   ARTICLE III
                                   CONDITIONS

         3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the condition precedent that:

         (a) Documentation. All matters incident to the consummation of the transactions contemplated herein shall be satisfactory to the Agent, and the Agent shall have received, reviewed, and approved the following documents and other items, appropriately executed when necessary and, where applicable, acknowledged by one or more authorized officers of a Borrower all in form and substance satisfactory to the Agent and dated, where applicable, of even date herewith or another date acceptable to the Agent in its sole discretion:

                  (i) multiple counterparts of this Agreement as requested by the Lenders;

                  (ii) a Guaranty executed by each Subsidiary of a Borrower that is not a Borrower and the Notes executed by each Borrower;

                  (iii) copies of the Certificate of Incorporation and all amendments thereto and the bylaws and all amendments thereto of each of the Borrowers and any Guarantor accompanied by a certificate issued by the secretary or an assistant secretary of each of the Borrowers or such Guarantor as the case may be, to the effect that each such copy is correct and complete;

                  (iv) a certificate of incumbency and signatures of all officers of each of the Borrowers and any Guarantor who are authorized to execute Loan Documents on behalf of such Borrower or such Guarantor, as the case may be, each such certificate being executed by the secretary or an assistant secretary of such Borrower or such Guarantor;

                  (v) copies of corporate resolutions approving the Loan Documents and authorizing the transactions contemplated herein and therein, duly adopted by the boards of directors of each of the Borrowers and any Guarantor accompanied by a certificate of the secretary or an assistant secretary of such Borrower or such Guarantor, as the case may be, to the effect that such copies are true and correct copies of resolutions duly adopted at a meeting or by unanimous consent of the board of directors of such Borrower or such Guarantor and that such resolutions constitute all the resolutions adopted with respect to such transactions, have not been amended, modified, or revoked in any respect, and are in full force and effect as of the date of such certificate;

                  (vi) multiple counterparts, as requested by the Lenders, of the following Security Instruments creating, evidencing, perfecting, and otherwise establishing Liens in favor of the Agent for the benefit of the Agent, the Lenders and the Swap Counterparties, in and to the Collateral as security for the Obligations (subject to the provisions of Section 7.3):

         A. Supplements to the existing Mortgages or if applicable, new Mortgages, from a Borrower to the Agent for its benefit and the benefit of the Lenders covering (1) all Oil and Gas Properties to be included in the Borrowing Base which are not already encumbered under a Mortgage, and (2) Oil and Gas Properties of the Borrowers and Guarantors that, when combined with those Oil and Gas Properties already encumbered under a Mortgage, comprise 90% of the PV-10 value of all Oil and Gas Properties of the Borrowers and Guarantors;

         B. The Security Agreement (Stock Pledge) executed by the Borrowers and the Guarantors covering all of the issued and outstanding capital stock of each of their respective Subsidiaries and other personal property related thereto;

         C. The Security Agreement executed by the Borrowers and the Guarantors covering all personal property of the Borrowers and the Guarantors;

         D. Financing Statements naming each of the Borrowers, as debtor, in favor of the Agent, as secured party, constituent to the instruments described in clause (A) through clause (C) above;

         E. Undated letters, in form of Exhibit I, from the Borrowers to each purchaser of production and disburser of the proceeds of production from or attributable to the Mortgaged Properties, together with additional letters with the addressees left blank, authorizing and directing the addressees to make future payments attributable to production from the Mortgaged Properties directly to the Agent;

         F. To the extent not previously delivered under the Existing Credit Agreement, Irrevocable Stock Powers executed in blank and the stock certificates for the stocks pledged under the Security Agreements (Stock Pledge);

                  (vii) audited Financial Statements of the Parent as of December 31, 2002 and unaudited Financial Statements of the Parent as of September 30, 2003;

                  (viii) certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each of the Borrowers in its jurisdiction of incorporation and in any other jurisdiction where such qualification is required by applicable law; provided that any such certificates that have not been delivered to the Agent prior to the effectiveness of this Agreement shall not be a condition precedent to the effectiveness of this Agreement, so long as such certificates are delivered in accordance with Section 5.24(b);

                  (ix) results of searches of the UCC Records of the Secretary of State of the States of Alabama, Louisiana, Mississippi, Texas, Delaware, Montana, and Michigan from a source reasonably acceptable to the Agent and reflecting no Liens, other than Permitted Liens, against any of the Collateral as to which perfection of a Lien is accomplished by the filing of a financing statement; provided that the terminations required by Section 5.24(c) shall not be a condition precedent to the effectiveness of this Agreement, so long as such items are delivered in accordance with Section 5.24(c);

                  (x) copies of all operating, lease, sublease, royalty, sales, exchange, processing, farmout, bidding, pooling, unitization, communitization, and other agreements relating to the Mortgaged Properties requested by the Agent;

                  (xi) Engineering Reports covering the Mortgaged Properties to be included in the Borrowing Base, including the Oil and Gas Properties to be added as collateral pursuant to supplements to Mortgages or new Mortgages as required under clause (vi) above;

                  (xii) the opinion of Robert C. Thomas and the opinion of Baker Botts, LLP, as counsel to the Borrowers, substantially in the form attached hereto as Exhibits J-1 and J-2, with such changes thereto as may be approved by the Agent;

                  (xiii) certificates evidencing the insurance coverage required pursuant to Section 5.18; provided that any such certificates that have not been delivered to the Agent prior to the effectiveness of this Agreement shall not be a condition precedent to the effectiveness of this Agreement, so long as such certificates are delivered in accordance with Section 5.24(a); and

                  (xiv) such other agreements, documents, instruments, opinions, certificates, waivers, consents, and evidence as the Agent may reasonably request.

         (b) Payment of Fees. The Borrowers shall have paid (i) all fees that have accrued pursuant to Article II of the Existing Credit Agreement prior to the date this Agreement becomes effective, (ii) all costs and expenses which have been invoiced and are payable pursuant to Section 5.14, and (iii) a facility fee equal to 0.50% of the initial Borrowing Base (as set forth in Section 2.10(b)(v)) to the Agent for the ratable benefit of the Lenders.

         (c) No Default. No Default shall have occurred and be continuing or would result from the consummation of the transactions contemplated by this Agreement, including the advance of a Loan or from the application of the proceeds therefrom or an issuance of a Letter of Credit;

         (d) Representations and Warranties. The representations and warranties contained in Article IV hereof and in each other Loan Document shall be true and correct in all material respects.

         (e) Material Adverse Effect. No event or circumstance that could reasonably be expected to cause a Material Adverse Effect shall have occurred.

         (f) No Proceeding or Litigation; No Injunctive Relief. No action, suit, investigation or other proceeding (including, without limitation, the enactment or promulgation of a statute or rule) by or before any arbitrator or any Governmental Authority shall be threatened or pending and no preliminary or permanent injunction or order by a state or federal court shall have been entered (i) in connection with this Agreement or any transaction contemplated hereby except as set forth in Schedule 4.9 or (ii) which, in any case, in the reasonable judgment of the Agent, could reasonably be expected to result in a Material Adverse Effect.

         (g) Consents, Licenses, Approvals, etc. The Agent shall have received true copies (certified to be such by each of the Borrowers or other appropriate party) of all consents, licenses and approvals required in accordance with applicable law in connection with the execution, delivery, and performance of payment obligations by the Borrowers and Guarantors of the Loan Documents, and the validity and enforceability of this Agreement and the other Loan Documents against the Borrowers and the Guarantors. In addition, each of the Borrowers and its Subsidiaries shall have all such material consents, licenses and approvals required in connection with the continued operation of such Borrower and its Subsidiaries, and such approvals shall be in full force and effect, and all applicable waiting periods shall have expired without any action being taken or threatened by any competent authority which would restrain, prevent or otherwise impose adverse conditions on this Agreement and the actions contemplated hereby.

         (h) Borrowing Request. The Agent shall have received a Borrowing Request from a Borrower in the form of Exhibit A, with appropriate insertions and executed by a duly authorized Responsible Officer of such Borrower.

         (i) Miller Merger. The Miller Merger shall have been completed and effective for all purposes and the Agent shall have received certified, true, correct and complete copies of the Merger Agreement, including all amendments, supplements and other modifications, if any, thereto, and all other instruments, documents and agreements related to the Miller Merger.

         (j) Title Review. Any review of the title of the Borrowers or Guarantors by the Agent or its counsel prior to the closing of this Agreement shall be satisfactory to the Agent.

         3.2 Conditions Precedent to All Borrowings. The obligation of each Lender to make a Loan on the occasion of each Borrowing and of the Agent to issue, increase, or extend any Letter of Credit shall be subject to the further conditions precedent that on the date of such Borrowing or the issuance, increase, or extension of such Letter of Credit:

         (a) the following statements shall be true (and each of the giving of the applicable Borrowing Request or Letter of Credit Application and the acceptance by a Borrower of the proceeds of such Borrowing or the issuance, increase, or extension of such Letter of Credit shall constitute a representation and warranty by the Borrowers that on the date of such Borrowing, the issuance, increase, or extension of such Letter of Credit, such statements are true):

                  (i)      the representations and warranties contained in
Article IV of this Agreement, the Security Instruments, and each of the other Loan Documents are true and correct in all material respects on and as of the date of such Borrowing or the date of the issuance, increase, or extension of such Letter of Credit, before and after giving effect to such Borrowing or to the issuance, increase, or extension of such Letter of Credit and to the application of the proceeds from such Borrowing, as though made on and as of such date other than any such representations and warranties that, by their terms, refer to a specific date, in which case as of such specific date; and

                  (ii) no Default has occurred and is continuing or would result from such Borrowing or from the application of the proceeds therefrom, from the issuance, increase, or extension of such Letter of Credit.

         3.3 Determinations under Sections 3.1 and 3.2. For purposes of determining compliance with the conditions specified in Sections 3.1 and 3.2, each Lender shall be deemed to have consented to, approved or accepted or to be satisfied with each document or other matter required thereunder to be consented to or approved by or acceptable or satisfactory to the Lenders unless an officer of the Agent responsible for the transactions contemplated by the Loan Documents shall have received written notice from such Lender prior to the Borrowings hereunder specifying its objection thereto and such Lender shall not have made available to the Agent such Lender's ratable portion of such Borrowings.

                                   ARTICLE IV
                         REPRESENTATIONS AND WARRANTIES

         Each of the Borrowers jointly and severally represents and warrants as follows:

         4.1 Due Authorization. The execution, delivery, and performance by each of the Borrowers of this Agreement, and the borrowings hereunder, the execution, delivery and performance by each of the Borrowers of the Notes, the repayment of the Notes and interest and fees provided for in the Notes and this Agreement, the execution, delivery, and performance of the Security Instruments and Guaranties by each of the Borrowers and Guarantors party thereto and the performance of all obligations of each of the Borrowers and Guarantors under the Loan Documents are within the power of such Borrower or Guarantor, have been duly authorized by all necessary corporate action by each of the Borrowers and Guarantors, and do not and will not to (a) require any Borrower or Guarantor to obtain the consent of any Governmental Authority, (b) cause any Borrower or Guarantor to contravene or conflict with any Requirement of Law, (c) contravene or conflict with any indenture, instrument, or other agreement to which any Borrower or Guarantor is a party or by which any Property of any Borrower or Guarantor may be presently bound or encumbered, (d) contravene any Borrower's or Guarantor's certificate of incorporation, bylaws or other similar governance documents, or (e) result in or require the creation or imposition of any Lien in prohibited by this Agreement.

         4.2 Corporate Existence. Each of the Borrowers and Guarantors is a corporation duly organized, legally existing, and in good standing under the laws of its state of incorporation and is duly qualified as a foreign corporation and is in good standing in all jurisdictions wherein the ownership of Property or the operation of its business necessitates same, other than those jurisdictions wherein the failure to so qualify will not have a Material Adverse Effect.

         4.3 Valid and Binding Obligations. All Loan Documents have been duly executed and delivered by each of the Borrowers and Guarantors party thereto. Each Loan Document is the legal, valid, and binding obligation of each of the Borrowers and Guarantors party thereto, enforceable against each of the Borrowers in accordance with its terms.

         4.4 Use of Proceeds. The proceeds of the Loans will be used by the Borrowers for the purposes described in Section 2.4. None of the Borrowers or Guarantors has engaged in the business of extending credit for the purpose of purchasing or carrying margin stock (within the meaning of Regulation U). No proceeds of any Loan will be used to purchase or carry any margin stock in violation of Regulation T, U or X.

         4.5 Security Instruments. The provisions of each Security Instrument are effective to create in favor of the Agent for the benefit of the Agent, the Lenders and the Swap Counterparties, a legal, valid, and enforceable Lien in all right, title, and interest of any Borrower or Guarantor in the Collateral described therein, which Liens, assuming the accomplishment of recording and filing in accordance with applicable laws prior to the intervention of rights of other Persons, shall constitute fully perfected first-priority Liens on all right, title, and interest of any Borrower or Guarantor in the Collateral described therein (subject only to Permitted Liens). The Liens created under the Existing Security Documents, as modified by the Security Instruments delivered as of the date hereof, continue to constitute good and valid first-priority Liens (subject only to Permitted Liens) as of the original date of recordation thereof, except as to (a) Property that has been disposed of in accordance with this Agreement and that is not included in the Borrowing Base and (b) Liens on Property of Edge Petroleum Operating Company, Inc. that were originally perfected by filing financing statements, provided that such Liens are re-perfected on or before the date this Agreement becomes effective.

         4.6 Title to Assets. Each of the Borrowers and Guarantors, and each of their Subsidiaries has good and defensible title to all of its Properties as is customary in the oil and gas industry in all material respects, free and clear of all Liens except for Permitted Liens.

         4.7 Scope and Accuracy of Financial Statements. The Parent has delivered to the Agent and the Lenders copies of the Financial Statements as required under Section 3.1(a)(vii), and such Financial Statements are accurate and complete in all material respects and present fairly the financial position and results of operations and cash flows of the Parent and its consolidated Subsidiaries in accordance with GAAP as at the relevant point in time or for the period indicated, as applicable. No event or circumstance has occurred since December 31, 2002 that could reasonably be expected to have a Material Adverse Effect.

         4.8 No Material Misstatements. To the knowledge of the Borrowers and Guarantors, no information, exhibit, statement or report furnished to the Lenders by or at the direction of the Borrowers or Guarantors contains any material misstatement of fact or omits to state a material fact or any fact necessary to make the statements contained therein not misleading; provided, however, no representation or warranty is made with respect to any projections, estimates, pro forma financial information, forward-looking statements, and statements regarding the future performance of any Borrower, any Guarantor, or any of their Subsidiaries provided to the Lenders ("Projections") other than that such Projections have been prepared in good faith based upon assumptions believed to be reasonable at the time such Projections were prepared.

         4.9 Liabilities and Litigation. Other than as reflected in the Financial Statements referred to in Section 4.7 or as listed on Schedule 4.9 attached hereto, none of the Borrowers or Guarantors has any liabilities, direct, or contingent, which may materially and adversely affect its business or operations or its ownership of the Collateral, and no litigation or other action of any nature affecting any Borrower or Guarantor is pending before any Governmental Authority or arbitrator or, to the best knowledge of such Borrower or Guarantor, threatened against or affecting such Borrower or

Guarantor which could reasonably be expected to result in any impairment of its ownership of any Collateral, have a Material Adverse Effect, or which purports to affect the legality, validity, binding effect or enforceability of this Agreement, any Note, or any other Loan Document.

         4.10 Compliance with Laws. Each of the Borrowers and Guarantors and their respective Properties, including, without limitation, the Mortgaged Properties, are in compliance with all applicable Requirements of Law, including, without limitation, Environmental Laws, the Natural Gas Policy Act of 1978, as amended, and ERISA, except to the extent non-compliance with any such Requirements of Law could not reasonably be expected to have a Material Adverse Effect.

         4.11     ERISA.

         (a) Each employee benefit plan of any Borrower, any Guarantor, or any of their Subsidiaries intended to qualify under Section 401 of the Code does so qualify, and any trust created thereunder is exempt from tax under the provisions of Section 501 of the Code, except where such failures, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (b) Each Title IV Plan is in compliance in all material respects with applicable provisions of ERISA, the Code and other Requirements of Law except for non-compliances that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         (c) There has been no, nor is there reasonably expected to occur, any ERISA Event other than those that, in the aggregate, could not reasonably be expected to have a Material Adverse Effect.

         4.12     Environmental Laws.

         (a) Except as set forth on Schedule 4.12, each of the Borrowers and Guarantors (i) has obtained all permits, licenses, orders, approvals or other authorizations required under Environmental Laws necessary for the ownership and operation of its Properties and the conduct of its business, except where failure to do so could not reasonably be expected to have a Material Adverse Effect; (ii) has been and is in compliance with all terms and conditions of such environmental permits, licenses, orders, approvals and other authorizations and with all other requirements of applicable Environmental Laws, except where failure to be in compliance could not reasonably be expected to have a Material Adverse Effect; (iii) has not received notice of any violation or alleged violation of any Environmental Laws which could reasonably be expected to have a Material Adverse Effect; and (iv) is not subject to any actual or contingent Environmental Complaint, which could reasonably be expected to cause a Material Adverse Effect.

         (b) Except as set forth on Schedule 4.12, to each of the Borrowers' and Guarantors' best knowledge none of the presently owned or operated Property, and to each of the Borrowers' and Guarantors' actual knowledge none of the previously owned or operated Property, of any Borrower or Guarantor, or of any of their former Subsidiaries, wherever located, (i) has been placed on or proposed to be placed on the National Priorities List, the Comprehensive Environmental Response Compensation Liability Information System list, or their state or local analogs, or, to the extent the same could reasonably be expected to have a Material Adverse Effect, have been otherwise investigated, designated, listed, or identified as a potential site for removal, remediation, cleanup, closure, restoration, reclamation, or other response activity under any Environmental Laws; (ii) is subject to a Lien, arising under or in connection with any Environmental Laws, that attaches to any revenues or to any Property owned or operated by any Borrower, wherever located, which could reasonably be expected to cause a Material Adverse Effect; or (iii) has been the site of any Release of Hazardous Substances from present or past operations which has caused at the site or at any third-party site any condition that has resulted in or could reasonably be expected to result in the need for Response (as defined under Environmental Laws) that would cause a Material Adverse Effect.

         (c) Except as set forth on Schedule 4.12, without limiting the foregoing, (i) all necessary notices have been properly filed, and no further action is required under current Environmental Law as to each Response or other restoration or remedial project undertaken by any of the Borrowers or Guarantors or any of their former Subsidiaries on any of their presently or formerly owned or operated Property and (ii) the present and, to each of the Borrowers' and Guarantors' best knowledge, future liability, if any, of any Borrower or Guarantor which could reasonably be expected to arise in connection with requirements under Environmental Laws will not result in a Material Adverse Effect.

         4.13 Investment Company Act Compliance. None of the Borrowers or Guarantors is, nor is directly or indirectly controlled by or acting on behalf of any Person which is, an "investment company" or an "affiliated person" of an "investment company" or a company "controlled" by an "investment company" within the meaning of the Investment Company Act of 1940, as amended.

         4.14 Public Utility Holding Company Act Compliance. None of the Borrowers or Guarantors, nor any of their Subsidiaries is a "holding company," or a "subsidiary company" of a "holding company," or an "affiliate" of a "holding company" or of a "subsidiary company" of a "holding company," within the meaning of the Public Utility Holding Company Act of 1935, as amended.

         4.15 Proper Filing of Tax Returns; Payment of Taxes Due. Each of the Borrowers and Guarantors has duly and properly filed, or has obtained an extension for the filing of, a United States income tax return and all other material tax returns which are required to be filed and has paid all taxes due except such as are being contested in good faith and as to which adequate provisions and disclosures have been made. The respective charges and reserves on the books of the Borrowers with respect to taxes and other governmental charges are adequate.

         4.16 Refunds. Except as described on Schedule 4.16 attached hereto, no orders of, proceedings pending before, or other requirements of the Minerals Management Service, Bureau of Land Management, the Federal Energy Regulatory Commission, the Texas Railroad Commission, or any Governmental Authority exist which could result in a Borrower or Guarantor being required to refund any material portion of the proceeds received or to be received from the sale of Hydrocarbons constituting part of the Mortgaged Property.

         4.17 Gas Contracts. Except as described on Schedule 4.17 attached hereto, none of the Borrowers or Guarantors (a) is obligated in any material respect by virtue of any prepayment made under any contract containing a "take-or-pay" or "prepayment" provision or under any similar agreement to deliver Hydrocarbons produced from or allocated to any of the Mortgaged Property at some future date without receiving full payment therefor within 90 days of delivery, and (b) has produced gas, in any material amount, subject to, and none of the Borrowers or Guarantors nor any of their Mortgaged Properties is subject to, balancing rights of third parties or subject to balancing duties under governmental requirements or joint operating agreements, except as to such matters for which such Borrower or Guarantor has disclosed to the Agent and has established monetary reserves adequate in amount to satisfy such obligations and have segregated such reserves from other accounts.

         4.18 Intellectual Property. Each of the Borrowers and Guarantors owns or is licensed to use all Intellectual Property necessary to conduct all business material to its condition (financial or otherwise), business, or operations as such business is currently conducted. No claim has been asserted or is pending by any Person against any Borrower, Guarantor, or their Subsidiaries with respect to the use by any of the Borrowers, the Guarantors, or their respective Subsidiaries of any such Intellectual Property or challenging or questioning the validity or effectiveness of any such Intellectual Property except for such claims as do not, in the aggregate, give rise to any material liability on part of any Borrower, any Guarantor, or any Subsidiary of any Borrower or Guarantor; and the Borrowers and Guarantors know of no valid basis for any such claim. The use of such Intellectual Property by each of the Borrowers, the Guarantors, and their respective Subsidiaries does not infringe on the rights of any Person, except for such claims and infringements as do not, in the aggregate, give rise to any material liability on the part of any Borrower, any Guarantor, or any Subsidiary of any Borrower or Guarantor.

         4.19 Condition of Properties; Casualties or Taking of Property. The material Properties used or to be used in the continuing operations of the Borrowers, the Guarantors, and their respective Subsidiaries are in good repair, working order and condition, ordinary wear and tear excepted. Except as disclosed on Schedule 4.19 attached hereto or as is fully covered by insurance, neither the business nor any material Property of any Borrower or Guarantor has been materially and adversely affected as a result of any fire, explosion, earthquake, flood, drought, windstorm, accident, strike or other labor disturbance, embargo, requisition or taking of Property, or cancellation of contracts, permits, or concessions by any Governmental Authority, riot, activities of armed forces, or acts of God or any public enemy.

         4.20 Locations of Borrower. The principal place of business and chief executive office of each of the Borrowers is located at the address of such Borrower or Guarantor set forth in Section 9.4 or at such other location as such Borrower or Guarantor may have, by proper written notice hereunder, advised the Agent.

         4.21 Subsidiaries. The Borrowers and Guarantors have no Subsidiaries other than as listed on Schedule 4.21 (as supplemented from time to time in accordance with Section 6.14) attached hereto.

         4.22     No Burdensome Restrictions; No Defaults.

         (a) None of the Borrowers or Guarantors nor any of their Subsidiaries is a party to any indenture, loan, or credit agreement or any lease or other agreement or instrument or subject to any charter or corporate restriction or provision of applicable law or governmental regulation which would reasonably be expected to cause a Material Adverse Effect. None of the Borrowers or Guarantors nor any of their Subsidiaries is in default under or with respect to any contract, agreement, lease, or other instrument to which such Borrower, Guarantor, or any of its Subsidiaries is a party and which could reasonably be expected to cause a Material Adverse Effect. None of the Borrowers or Guarantors nor any of their Subsidiaries has received any notice of default under any material contract, agreement, lease, or other instrument to which such Borrower, Guarantor, or such Subsidiary is a party.

         (b)      No Default has occurred and is continuing.

                                    ARTICLE V
                              AFFIRMATIVE COVENANTS

         So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment hereunder, and unless the Required Lenders shall otherwise consent in writing, each of the Borrowers shall, and shall cause each if its respective Subsidiaries and each Guarantor to:

         5.1 Maintenance and Access to Records. Keep adequate records, in accordance with GAAP, of all its transactions so that at any time, and from time to time, its true and complete financial condition may be readily determined, and within two Business Days following the reasonable request of the Agent or any Lender, make such records available for inspection by the Agent or any Lender and, at the expense of the Borrowers, allow the Agent or any Lender to make and take away copies thereof.

         5.2 Quarterly Financial Statements; Compliance Certificates. Cause the Parent to deliver to the Agent and each Lender, (a) on or before the 45th day after the close of each of the first three quarterly periods of each fiscal year of the Parent, a copy of the unaudited consolidated and consolidating Financial Statements of the Parent and its consolidated Subsidiaries as at the close of such quarterly period and from the beginning of such fiscal year to the end of such period, such Financial Statements to be certified by a Responsible Officer of the Parent (i) as having been prepared in accordance with GAAP consistently applied from quarter to quarter (except for any inconsistency that results from a change in GAAP) and consistently applied within each set of Financial Statements and (ii)as a fair presentation of the condition of the Parent, subject to changes resulting from normal year-end audit adjustments, and
(b) on or before the 45th day after the close of each fiscal quarter of the Parent and on or before the 90th day after the close of each fiscal year of the Parent, a Compliance Certificate in the form of Exhibit B hereto signed by a Responsible Officer of the Parent.

         5.3 Annual Financial Statements. Cause the Parent to deliver to the Agent and each Lender, on or before the 90th day after the close of each fiscal year of the Parent, a copy of the annual audited consolidated and unaudited consolidating Financial Statements of the Parent.

         5.4 Oil and Gas Production Reports. Cause the Parent to deliver to the Agent and each Lender, as soon as available and in any event within 45 days after the end of each fiscal quarter of the Parent, a report certified by a Responsible Officer of the Parent in form and substance reasonably satisfactory to the Agent prepared by the Parent covering the Mortgaged Properties and detailing on a monthly basis (a) the production, revenue, and price information and associated operating expenses for such month, (b) any changes to any producing reservoir, production equipment, or producing well during such month, which changes could cause a Material Adverse Change and (c) any sales of any Borrower's, any Guarantor's, or any of their respective Subsidiaries' Oil and Gas Properties during such month

         5.5 Title Opinions; Title Defects. (a) Within 30 days from the date this Agreement becomes effective, to the extent not previously delivered under the Existing Credit Agreement, furnish title opinions reasonably acceptable to the Agent, covering 75% of the PV-10 value (as set forth on the reserve report delivered by the Borrowers to the Agent prior to the date this Agreement becomes effective) of all Proven Reserves of the Borrowers' and Guarantors' Oil and Gas Properties in form and substance reasonably satisfactory to the Agent in its sole discretion as to the status of the Borrowers' or the Guarantors' respective title to the Mortgaged Properties, and (b) promptly, but in any event within 60 days after notice by the Agent of any defect (other than Permitted Liens), material in the reasonable opinion of the Agent and the Required Lenders in value, in the title of the Borrowers and the Guarantors to any of their respective Oil and Gas Properties to be included in the Borrowing Base, at the Borrowers' option, either(i) clear such title defects, including title defects identified in title opinions previously delivered under the Existing Credit Agreement, or (ii) grant as Collateral, acceptable Oil and Gas Properties of a Borrower or a Guarantor with no title defects or exceptions (other than Permitted Liens) as determined in the reasonable opinion of the Agent and the Required Lenders, and of at least an equivalent value, as determined in the reasonable opinion of the Agent and the Required Lenders, to the decrease in value of the Oil and Gas Properties attributable to such title defects. If any such title defects are not cured in a timely manner or such additional Collateral is not provided in a timely manner, then the Borrowers hereby authorize the Agent to take such actions to cure such title defects and hereby agrees to pay all related costs and fees incurred by the Agent to do so; provided, however, to the extent it is reasonably determined by the Required Lenders that such title defects cannot be cured or a Borrower notifies the Agent that it requests a reduction in the Borrowing Base, the Required Lenders may (and, if requested by any Borrower, shall) reduce the Borrowing Base by the amount equal to the decrease in value of the Oil and Gas Properties attributable to such title defect. If within the 60 day period provided for under this
Section 5.5 the Borrowers cures the title defects or exceptions by complying with clauses (i) and (ii) above, or if the Borrowing Base is reduced as provided in the immediately preceding sentence and the Borrowers shall have timely complied with the Section 2.11(b) as necessary, then no Default or Event of Default shall have occurred as a result of such title defect or exception.

         5.6 Notices of Certain Events. Deliver to the Agent, promptly upon having knowledge of the occurrence of any of the following events or circumstances, a written statement with respect thereto, signed by a Responsible Officer of the Parent and setting forth the relevant event or circumstance and the steps being taken by the Borrowers with respect to such event or circumstance:

         (a)      any Default or Event of Default;

         (b) any default or event of default under any contractual obligation of a Borrower or Guarantor, or any litigation, investigation, or proceeding between a Borrower or Guarantor and any Governmental Authority which, in either case, if not cured or if adversely determined, as the case may be, could reasonably be expected to have a Material Adverse Effect;

         (c) any litigation or proceeding involving a Borrower or Guarantor as a defendant or in which any Property of a Borrower or Guarantor is subject to a claim and in which the amount involved is $100,000 or more and which is not covered by insurance or in which injunctive or similar relief is sought;

         (d) the receipt by a Borrower or Guarantor of any material written Environmental Complaint;

         (e) any actual, proposed, or threatened testing or other investigation by any Governmental Authority or other Person concerning the environmental condition of, or relating to, any Property of a Borrower or Guarantor following any allegation of a violation of any Requirement of Law that could result in liability of a Borrower or Guarantor;

         (f) any Release of Hazardous Substances by a Borrower or Guarantor or from, affecting, or related to any Property of a Borrower or Guarantor or adjacent to any Property of a Borrower except in accordance with applicable Requirements of Law or the terms of a valid permit, license, certificate, or approval of the relevant Governmental Authority, or the violation of any Environmental Law, or the revocation, suspension, or forfeiture of or failure to renew, any permit, license, registration, approval, or authorization which, in either case, individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect;

         (g) upon the request of any Lender, the change in identity or address of any Person remitting to a Borrower or Guarantor proceeds from the sale of hydrocarbon production from or attributable to any Mortgaged Property;

         (h) any change in the senior management of a Borrower or a Guarantor;

         (i) any Borrower, Guarantor, Subsidiary of a Borrower, or any ERISA Affiliate knows or has reason to know that any ERISA Event has occurred;

         (j) any Borrower, Guarantor, Subsidiary of a Borrower, or any ERISA Affiliate knows or has reason to know that a request for a minimum funding waiver under Section 412 of the Code has been filed with respect to any Title IV Plan or Multiemployer Plan;

         (k) any Borrower, Guarantor, Subsidiary of a Borrower, or any ERISA Affiliate files a notice of intent to terminate any Title IV Plan, if such termination would require material additional contributions in order to be considered a standard termination within the meaning of Section 4041(b) of ERISA, a copy of each notice; and

         (l) any other event or condition which could reasonably be expected to have a Material Adverse Effect.

         5.7 Letters in Lieu of Transfer Orders; Division Orders. Promptly upon request by the Agent at any time and from time to time, execute such letters in lieu of transfer orders, in addition to the letters signed by the Borrowers or Guarantors and delivered to the Agent in satisfaction of the condition set forth in Section 3.1(a)(vi)(G) and/or division and/or transfer orders as are necessary or appropriate to transfer and deliver to the Agent proceeds from or attributable to any Mortgaged Property.

         5.8 Additional Information. Furnish to the Agent and each Lender, promptly upon the request of the Agent or any Lender, such additional financial or other information concerning the assets, liabilities, operations, and transactions of the Borrowers and Guarantors as the Agent or any Lender may from time to time reasonably request; and notify the Agent and each Lender not less than ten Business Days prior to the occurrence of any condition or event that may change the proper location for the filing of any financing statement or other public notice or recording for the purpose of perfecting a Lien in any Collateral, including, without limitation, any change in its name or the jurisdiction or type of its organization; and upon the request of the Agent or any Lender, execute such additional Security Instruments as may be necessary or appropriate in connection therewith.

         5.9 Compliance with Laws. Comply with all applicable Requirements of Law, except where such Requirements of Law are being contested in good faith and the Borrowers maintain adequate reserves therefor, or where failure to so comply could not reasonably be expected to cause a

Material Adverse Effect, including, without limitation, (a) the Natural Gas Policy Act of 1978, as amended, (b) ERISA, (c) Environmental Laws, and (d) permits, licenses, registrations, approvals, and authorizations issued to it or of which it has knowledge (i) related to any natural or environmental resource or media located on, above, within, in the vicinity of, related to or affected by any Property of a Borrower or a Guarantor, (ii) required for the performance of the operations of a Borrower or a Guarantor, or (iii) applicable to the use, generation, handling, storage, treatment, transport, or disposal of any Hazardous Substances; and instruct all employees, crew members, agents, contractors, subcontractors, and future lessees (pursuant to appropriate lease provisions) of a Borrower or a Guarantor, while such Persons are acting within the scope of their relationship with a Borrower or a Guarantor, to comply with all such Requirements of Law as may be necessary or appropriate to enable a Borrower or a Guarantor to so comply.

         5.10 Payment of Assessments and Charges. Pay all taxes, assessments, governmental charges, rent, and other Indebtedness which, if unpaid, might become a Lien against the Property of a Borrower or a Guarantor, except any of the foregoing being contested in good faith and as to which adequate reserves in accordance with GAAP have been established or unless failure to pay would not have a Material Adverse Effect.

         5.11 Maintenance of Corporate Existence and Good Standing. Maintain its corporate existence or qualification and good standing in its jurisdiction of incorporation and in all jurisdictions wherein the Property now owned or hereafter acquired or business now or hereafter conducted necessitates same, unless the failure to do so would not have a Material Adverse Effect.

         5.12     Intentionally Omitted.

         5.13 Further Assurances. Upon the Agent's written request, promptly cure any defects in the execution and delivery of any of the Loan Documents and all agreements contemplated thereby, and execute, acknowledge, and deliver such other assurances, instruments, approvals, opinions, and documents as shall, in the reasonable opinion of the Agent, be necessary to fulfill the terms of the Loan Documents.

         5.14 Initial Fees and Expenses. Pay on demand (a) all reasonable out-of-pocket costs and expenses of the Agent in connection with the preparation, execution, delivery, administration, modification, and amendment of this Agreement, the Notes, and the other Loan Documents including, without limitation, the reasonable fees and out-of-pocket expenses of counsel for the Agent with respect to advising the Agent as to its rights and responsibilities under this Agreement, and (b) all reasonable out-of-pocket costs and expenses, if any, of the Agent, as the issuing bank for the Letters of Credit, and each Lender (including, without limitation, reasonable counsel fees and expenses of the Agent, and each Lender) in connection with the enforcement (whether through negotiations, legal proceedings, or otherwise) of this Agreement, the Notes, and the other Loan Documents.

         5.15 Subsequent Fees and Expenses of Agent and Lenders. Upon request by the Agent, promptly reimburse the Agent (to the fullest extent permitted by law) for all amounts reasonably expended, advanced, or incurred by or on behalf of the Agent to ratify, amend, restate, or prepare additional Loan Documents, as the case may be and for the filing and recordation of Security Instruments. Promptly reimburse the Agent and each Lender for all amounts reasonably expended, advanced, or incurred (a) to, to the extent provided under
Section 2.18, satisfy any obligation of a Borrower under any of the Loan Documents; (b) to collect the Obligations; (c) to enforce the rights of the Agent and each Lender under any of the Loan Documents; and (d) to protect the Properties or business of a Borrower or a Guarantor, including, without limitation, the Collateral, which amounts shall be deemed compensatory in nature and liquidated as to amount upon notice to a Borrower by the Agent and each Lender and which amounts shall include, but not be limited to (i) all court costs, (ii) reasonable attorneys' fees, (iii) reasonable fees and expenses of auditors and accountants incurred to protect the interests of the Agent and each Lender, (iv) fees and expenses incurred in connection with the participation by the Agent and each Lender as a member of the creditors' committee in a case commenced under any Insolvency Proceeding, (v) fees and expenses incurred in connection with lifting the automatic stay prescribed in Section 362 Title 11 of the United States Code, and (vi) fees and expenses incurred in connection with any action pursuant to Section 1129 Title 11 of the United States Code all reasonably incurred by the Agent and each Lender in connection with the collection of any sums due under the Loan Documents, together with interest at the per annum interest rate equal to the Floating Rate, calculated on a basis of a calendar year of 365 or 366 days, as the case may be, counting the actual number of days elapsed, on each such amount from the date of notification that the same was expended, advanced, or incurred by the Agent and each Lender until the date it is repaid to the Agent and each Lender, with the obligations under this Section surviving (x) the non-assumption of this Agreement in a case commenced under any Insolvency Proceeding and being binding upon a Borrower or a Guarantor and/or a trustee, receiver, custodian, or liquidator of a Borrower or a Guarantor appointed in any such case, and (y) the payment and performance of all Obligations, the termination of the Commitments, the termination of all Letters of Credit and the termination of this Agreement and the other Loan Documents.

         5.16 Operation of Oil and Gas Properties. Develop, maintain, and operate its Oil and Gas Properties in a prudent and workmanlike manner in accordance with industry standards.

         5.17 Maintenance and Inspection of Properties. Maintain all of its tangible material Properties in good repair and condition, ordinary wear and tear excepted; make all necessary replacements thereof and operate such Properties in a good and workmanlike manner; and permit on two Business Days prior written notice any authorized representative of the Agent or any Lender to visit and inspect any tangible Property of a Borrower or a Guarantor.

         5.18 Maintenance of Insurance. Maintain insurance with respect to its Properties and businesses against such liabilities, casualties, risks, and contingencies as is customary in the relevant industry and sufficient to prevent a Material Adverse Effect, and maintain insurance as required under any Security Instrument, all such insurance to be in amounts and from insurers reasonably acceptable to the Agent and, with respect to property damage insurance covering Collateral and business interruption insurance, if any, maintained by a Borrower or a Guarantor, naming the Agent as loss payee in form reasonably satisfactory to the Agent or shall name the Agent as an additional insured, as applicable. Upon any renewal of any such insurance furnish to the Agent or any Lender evidence, reasonably satisfactory to the Agent of the maintenance of such insurance. All certified copies of policies or certificates thereof, and endorsements and renewals thereof shall be delivered to and retained by the Agent. All policies or certificates of insurance shall set forth the coverage, the limits of liability, the name of the carrier, the policy number, and the period of coverage. In addition, all policies of insurance required under the terms hereof shall contain an endorsement or agreement by the insurer that any loss shall be payable in accordance with the terms of such policy notwithstanding any act of negligence of such Borrower or a Guarantor, or any party holding under such Borrower or a Guarantor which might otherwise result in a forfeiture of the insurance and the further agreement of the insurer waiving all rights of setoff, counterclaim or deductions against such Borrower or Guarantor. All such policies shall contain a provision that notwithstanding any contrary agreements between such Borrower or Guarantor and the applicable insurance company, such policies will not be canceled, allowed to lapse without renewal, surrendered or amended (which provision shall include any reduction in the scope or limits of coverage) without at least 30 days' prior written notice to the Agent. In the event that, notwithstanding the "lender's loss payable endorsement" requirement of this Section, the proceeds of any insurance policy described above are paid to a Borrower or a Guarantor, such Borrower or Guarantor shall deliver such proceeds to the Agent immediately upon receipt. Furthermore, the Agent shall have the right to collect, and each of the Borrowers hereby assigns, and agrees to cause each Guarantor to assign, to the Agent for the benefit of the Agent, the Lenders and the Swap Counterparties, any and all monies that may become payable under any policies of insurance relating to business interruption or by reason of damage, loss, or destruction of any of the Collateral. In the event of any damage, loss, or destruction of Mortgaged Properties for which insurance proceeds are received, the Agent, for the benefit of the Agent, the Lenders and the Swap Counterparties, may, at its option, apply all such sums or any part thereof received by it toward the payment of the Obligations, whether matured or unmatured, in the amount of any excess of the sum of the Loan Balance and the L/C Exposure over the Borrowing Base (as reduced or as would be reduced as a result of such damage, loss, or destruction), application to be made first to interest and then to principal, and shall deliver to such Borrower the balance, if any, after such application has been made. Otherwise, provided that no Default or Event of Default has occurred and is continuing, the Agent shall deliver any such proceeds received by it to such Borrower or Guarantor. In the event the Agent receives insurance proceeds not attributable to Collateral or business interruption, the Agent shall deliver any such proceeds to such Borrower or Guarantor.

         5.19     Intentionally Omitted.

         5.20     Intentionally Omitted.

         5.21 Payment of Hedging Obligations. Pay, and cause each Guarantor and each Subsidiary of a Borrower or Guarantor that is a party to a Hedge Agreement to pay, all Hedging Obligations as they become due and in any event within sixty (60) days from the date the relevant Hedging Obligation becomes due.

         5.22 Agreement to Pledge. Grant to the Agent an Acceptable Security Interest in 90% of the PV-10 value of all Oil and Gas Properties of, and 100% of all Properties (other than Oil and Gas Properties) of, each Borrower, each Guarantor, and each Subsidiary of a Borrower or Guarantor now owned or hereafter acquired promptly after receipt of a written request from the Agent.

         5.23     Multiple Borrowers.

         (a) Obligations Joint and Several and Unconditional. The obligations of each of the Borrowers under this Agreement and the Notes are joint and several and absolute and unconditional irrespective of the value, genuineness, validity, regularity or enforceability of the obligations of the other Borrowers under this Agreement, the Notes or any other agreement or instrument referred to herein or therein (collectively, the "Other Borrower Obligations"), or any substitution, release or exchange of any other guarantee of or security for any of the Other Borrower Obligations, and, to the fullest extent permitted by applicable law, irrespective of any other circumstance whatsoever which might otherwise constitute a legal or equitable discharge or defense of a surety or guarantor, it being the intent of this Section 5.23 that the obligations of each of the Borrowers hereunder shall be absolute and unconditional under any and all circumstances. Without limiting the generality of the foregoing, it is agreed that the occurrence of any one or more of the following shall not affect the liability of any Borrower under this Agreement, the Notes or any other agreement referred to herein or therein:

                  (i) at any time or from time to time, without notice to any Borrower, the time for any performance of or compliance with any of the Other Borrower Obligations shall be extended, or such performance or compliance shall be waived;

                  (ii) any of the acts mentioned in any of the provisions of this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be done or omitted;

                  (iii) the maturity of any of the Other Borrower Obligations shall be accelerated, or any of the Other Borrower Obligations shall be modified, supplemented or amended in any respect, or any right under this Agreement or the Notes or any other agreement or instrument referred to herein or therein shall be waived or any other guarantee of any of the Other Borrower Obligations or any security therefor shall be released or exchanged in whole or in part or otherwise dealt with; or

                  (iv) any lien or security interest granted to, or in favor of, the Agent or any Lender or Lenders as security for any of the Other Borrower Obligations shall fail to be perfected.

         Each of the Borrowers hereby expressly waives, with respect to the Other Borrower Obligations diligence, presentment, demand of payment, protest and all notices whatsoever, and any requirement that the Agent or any Lender exhaust any right, power or remedy or proceed against the other Borrowers under this Agreement or the Notes or any other agreement or instrument referred to herein or therein, or against any other Person under any other guarantee of, or security for, any of the Other Borrower Obligations.

         (b)      Reinstatement. The obligations of a Borrower under this
Section 5.23 shall be automatically reinstated if and to the extent that for any reason any payment by or on behalf of the other Borrowers in respect of the Other Borrower Obligations is rescinded or must be otherwise restored by any holder of any of the Other Borrower Obligations, whether as a result of any proceedings in a bankruptcy or reorganization or otherwise, and each of the Borrowers agrees that it will indemnify the Agent and each Lender on demand for all reasonable costs and expenses (including, without limitation, fees of counsel) incurred by the Agent or such Lender in connection with such rescission or restoration.

         (c) Subrogation. Each of the Borrowers hereby agrees that until the payment and satisfaction in full of all Other Borrower Obligations and the expiration and termination of the Commitments of the Lenders under this Agreement it shall not exercise any right or remedy arising by reason of any performance by it of any of its obligations hereunder, whether by subrogation or otherwise, against the Other Borrower Obligations or any security for any of the Other Borrower Obligations.

         (d) Remedies. To the fullest extent permitted by, or not prohibited by, applicable law, each of the Borrowers agrees that, as between such Borrower and the Lenders, the obligations of the other Borrowers under this Agreement and the Notes may be declared to be forthwith due and payable as provided in Article VII hereof (and shall be deemed to have become automatically due and payable in the circumstances provided in Article VII) notwithstanding any stay, injunction or other prohibition preventing such declaration (or such obligations from being deemed to have become automatically due and payable), such obligations (whether or not due and payable by such other Borrowers) shall forthwith become due and payable by such Borrower.

         (e) Limitation on Obligations. Notwithstanding any provision to the contrary contained herein, in any of the Notes or any other agreement or instrument referred to herein or therein, to the extent the joint obligations of the Borrowers would be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of applicable state or federal law relating to fraudulent conveyances or transfers) then the aggregate obligations of each of the Borrowers hereunder and under the Notes and all other agreements and instruments referred to herein or therein shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, with limitation, the federal Bankruptcy Code).

         5.24 Post-Closing Requirements. Deliver to the Agent each of the following, no later than the time indicated for such item:

         (a) No later than 5:00 p.m. Dallas, Texas time on March 16, 2004, certificates evidencing the insurance coverage required pursuant to Section 5.18, to the extent not delivered prior to the effectiveness of this Agreement;

         (b) No later than 5:00 p.m. Dallas, Texas time on March 19, 2004, to the extent not delivered at closing pursuant to Section 3.1(a)(vii), certificates dated as of a recent date from the Secretary of State or other appropriate Governmental Authority evidencing the existence or qualification and good standing of each of the Borrowers in its jurisdiction of incorporation and in any other jurisdiction where such qualification is required by applicable law; and

         (c) No later than 5:00 p.m. Dallas, Texas time on March 19, 2004, evidence reasonably satisfactory to the Agent that all financing statements and other filings representing Liens that purport to secure Indebtedness of Miller Operating or Miller Exploration that was paid off in connection with the acquisition by the Parent of the assets and stock of Miller Operating and Miller Exploration, or that has been otherwise paid off, or that is not permitted under this Agreement, have been terminated.

                                   ARTICLE VI
                               NEGATIVE COVENANTS

         So long as any Note or any amount under any Loan Document shall remain unpaid, any Letter of Credit shall remain outstanding, or any Lender shall have any Commitment, no Borrower shall, nor shall it permit any Guarantor or any of its or such Guarantor's respective Subsidiaries to, unless the Required Lenders shall otherwise consent in writing:

         6.1 Indebtedness. Create, incur, assume, or suffer to exist any Indebtedness, whether by way of loan or otherwise other than (a) the Obligations, (b) Permitted Indebtedness (including without limitation guarantees by the Borrowers and Guarantors of Permitted Indebtedness), and (c) Hedging Obligations that are not created for speculative purposes; provided that, with respect to any such Hedging Obligations arising under Hedging Agreements entered into in respect of any commodity, the following additional restrictions shall apply: (i) no Hedging Agreements shall be entered into if, after giving effect to such Hedging Agreement and all other Hedging Agreements then outstanding, the Borrowers and Guarantors shall have hedged more than 75% of the monthly production volume of Proven Reserves as forecast in the Lenders' most recent engineering evaluation of the Mortgaged Properties, (ii) Parent shall have notified the Agent, within five days of the establishment of each such Hedging Agreement of the strike price, the volume of production committed, if applicable, and the term under the relevant agreement, and (iii) no such Hedging Agreement shall have a term in excess of eighteen months.

         6.2 Trade Payables. Permit (a) any of its trade payables to be outstanding for more than 90 days (except in cases where any such trade payable is being disputed in good faith and adequate reserves under GAAP have been established) and (b) the weighted average maturity of all such trade payables to exceed 75 days.

         6.3 Contingent Obligations. Create, incur, assume, or suffer to exist any Contingent Obligation not otherwise permitted by Section 6.1.

         6.4 Liens; Negative Pledges. (a) Create, incur, assume, or suffer to exist any Lien (other than Permitted Liens) on any Oil and Gas Properties or other Property of the Borrowers, the Guarantors, or their Subsidiaries, whether now owned or hereafter acquired; or (b) directly or indirectly enter into, incur, or permit to exist any agreement or other arrangement (other than Permitted Negative Pledges) that prohibits, restricts, or imposes any condition upon the ability of any Borrower, Guaranty, or Subsidiary of a Borrower or Guarantor to create, incur, or permit to exist any Lien upon any of its Property, securing any of the Obligations.

         6.5 Sales of Assets. Sell, transfer, or otherwise dispose of any assets to any Person other than a Borrower or Guarantor other than (a) sales of inventory in the ordinary course of business (including oil and gas sold as produced, but excluding seismic data) and sales of Liquid Investments in the ordinary course of business for cash or other Liquid Investments of reasonably equivalent value, (b) occasional sales, leases or other dispositions of immaterial assets for consideration not less than fair market value, (c) sales, leases or other dispositions of assets that are obsolete or have negligible fair market value, (d) sales of equipment no longer used or useful in such Person's business or equipment salvaged in connection with any plugging or abandonment of any well, (e) sales of interests in exploration prospects in the ordinary course of business, (f) sales of seismic data in the ordinary course of business not to exceed $1,000,000 from the Closing Date until the Final Maturity Date, (g) farmouts of undeveloped acreage not included in the Borrowing Base and assignments in connection therewith in the ordinary course of business, and (h) sales, leases or other dispositions of assets not otherwise permitted by the terms of this Section 6.5 in an aggregate amount not to exceed $1,000,000 during any six-month period between scheduled Borrowing Base redeterminations.

         6.6 Leasebacks. Either directly or indirectly, enter into, assume, guarantee or otherwise become liable under any agreement to sell or transfer any Property and thereafter rent or lease as lessee such Property or other Property intended for the same use or purpose as the Property sold or transferred.

         6.7      Intentionally Omitted.

         6.8 Investments; Acquisitions. Make or permit to exist any loans, advances, extensions of credit or capital contributions to, or make any acquisition or investment in, or purchase or commit to purchase any stock or other securities or evidences of indebtedness of or interests in, any Person or any Property, or pay management fees to any Person ("Investments"), except for
(a) advances or extensions of credit in the form of accounts receivable incurred in the ordinary course of business and upon terms common in the industry for such accounts receivable, (b) advances to employees of such Borrower for the payment of expenses in the ordinary course of business, (c) Investments in any other Borrower or a Guarantor, (d) Liquid Investments, (e) advances made pursuant to operating agreements, unitization and pooling agreements and orders, farmout agreements and gas balancing agreements, in each case under this clause (e) made in the ordinary course of business to the extent customary in the oil, gas and mineral production business, (f) plugging and abandonment deposits, escrow deposits, purchase and sale agreement escrow amounts and other similar deposits or escrows customary for the oil, gas and mineral business and in each case made in the ordinary course of business,
(g) formation of new Subsidiaries in compliance with Section 6.14 hereof, (h) Investments made in replacement Property with the proceeds of a permitted asset sale, if such Investments are made for fair consideration within 180 days of receipt of such proceeds and in an amount not exceeding the amount of such proceeds, (i) provided no Default or Event of Default exists prior to or immediately thereafter, any acquisition of assets (other than stock or other equity interests in a Person whose financial statements would be required under GAAP to be consolidated with such Borrower, Guarantor, or Subsidiary as a result of such acquisition) solely in exchange for, or out of the net cash proceeds of a substantially concurrent issuance of equity interests of the Parent that is permitted under the Loan Documents, and (j) other Investments not otherwise permitted by this Section 6.8 which in the aggregate do not exceed $1,000,000 in any period between scheduled redeterminations of the Borrowing Base;

         6.9 Dividends and Distributions. Make any Restricted Payments except for (a) Restricted Payments made by Subsidiaries of a Borrower to such Borrower and (b) if no Event of Default or Borrowing Base Deficiency exists or would occur as a result thereof, (i) redemption of warrants by the Borrower in accordance with their terms, (ii) cash payments by the Borrower in lieu of fractional shares or other equity interests of a Borrower, and (iii) Restricted Payments made by a Borrower, Guarantor, or any of their Subsidiaries as a result of the redemption of Stock or options held by employees and members of management of such Borrower, Guarantor, or Subsidiary in an amount not to exceed $1,500,000.00 in the aggregate in any fiscal year of the Parent.

         6.10 Changes in Corporate Structure. Enter into any transaction of consolidation, merger, or amalgamation; or liquidate, wind up, or dissolve (or suffer any liquidation or dissolution); provided that

         (a) a Subsidiary may merge, consolidate, or amalgamate into a Guarantor or a Borrower so long as such Guarantor or Borrower is the surviving entity;

         (b)      Borrower may merge, consolidate, or amalgamate into another
Borrower;

         (c) any Borrower or Guarantor may merge with an Affiliate incorporated solely for the purpose of reincorporating such Borrower or Guarantor in another jurisdiction within the United States, so long as (i) such Borrower or Guarantor shall have given 10 days' prior written notice to the Agent of such merger, (ii) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (iii) such merger does not adversely affect the rights of the Lenders, (iv) the continuing or surviving corporation expressly assumes all of the obligations of such Borrower or Guarantor hereunder pursuant to assumption documents reasonably satisfactory to the Agent, and (v) each document or instrument (including any Uniform Commercial Code financing statement, security agreement, pledge agreement, collateral assignment, mortgage, or deed of trust) required by the Loan Documents or under law or reasonably requested by the Agent to be executed, filed, registered, or recorded in order to maintain in favor of the Agent a continuous Acceptable Security Interest on the Collateral shall have been executed, filed, registered, or recorded; and

         (d) any Person may merge, consolidate, or amalgamate into a Borrower or Guarantor in which such Borrower or Guarantor is the survivor in connection with any Investment permitted by Section 6.8, provided that (i) no Default or Event of Default shall have occurred and be continuing or would result therefrom, (ii) such Borrower or Guarantor shall have given 10 days' prior written notice thereof to the Agent, and (iii) each document or instrument (including any Uniform Commercial Code financing statement, security agreement, pledge agreement, collateral assignment, mortgage, or deed of trust) required by the Loan Documents or under law or reasonably requested by the Agent to be executed, filed, registered, or recorded in order to maintain in favor of the Agent a continuous Acceptable Security Interest on the Collateral shall have been executed, filed, registered, or recorded.

         6.11 Transactions with Affiliates. Directly or indirectly, enter into any transaction (including the sale, lease, or exchange of Property or the rendering of service) with any of its Affiliates (other than a Borrower or Guarantor), other than upon fair and reasonable terms no less favorable than could be obtained in an arm's length transaction with a Person which was not an Affiliate.

         6.12 Lines of Business. Expand, on its own or through any Subsidiary, into any line of business other than the exploration, development, exploitation, and production of oil, gas, liquids, and minerals and business activities reasonably consistent therewith.

         6.13 Compliance with ERISA. Cause or permit to occur (a) an event that could result in the imposition of a Lien under Section 412 of the Code or
Section 302 or 4068 of ERISA or (b) ERISA Events that could reasonably be expected to have a Material Adverse Effect in the aggregate.

         6.14     New Subsidiaries. Form or acquire any new Subsidiary without
(a) such new Subsidiary executing and delivering to the Agent, at its request, a Guaranty (or become a Borrower under this Agreement, if consented to by Agent and each Lender) and such Security Instruments as the Agent or the Required Lenders may reasonably request, (b) the equity holder of such new Subsidiary executing and delivering to the Agent, at its request, such Security Instruments and stock certificates (or similar certificates of ownership) and stock powers as the Agent or the Required Lenders may reasonably request, (c) the delivery by the Borrowers of an updated Schedule 4.21 identifying such new Subsidiary and in form and substance reasonably satisfactory to the Agent, which shall replace the existing Schedule 4.21 without formal amendment, and (d) the delivery by the Borrowers of any certificates, opinions of counsel, title opinions or other documents as the Agent may reasonably request.

         6.15 EBITDAX to Interest Expense Ratio. Permit the ratio of, as of the last day of any fiscal quarter of the Parent, (a) consolidated EBITDAX of the Parent for the four fiscal quarters then ended to (b) the consolidated Interest Expense of the Parent for the four fiscal quarters then ended, to be less than 3.5 to 1.0.

         6.16 Working Capital. Permit, as of the last day of any fiscal quarter of the Parent, the amount of the Parent's consolidated current assets less its consolidated current liabilities to be less than $1,000,000. For purposes of calculating the foregoing amount (a) "current assets" shall include an amount equal to the amount of Loans available to be borrowed under Section
2.1 as of the date of
calculation and exclude the mark-to-market portion of any Hedge Agreement, and
(b) "current liabilities" shall exclude (i) the current portion of Indebtedness existing under this Agreement, (ii) liabilities for an retirement obligations recognized as a result of a Borrower's compliance with Financial Accounting Standards Board Statement of Accounting Standards No. 143 and (iii) the mark-to-market portion of any Hedge Agreement.

         6.17 Maximum Leverage Ratio. Permit the ratio of, as of the last day of any fiscal quarter of the Parent, (a) the Total Indebtedness of the Parent as of such fiscal quarter end to (b) an amount equal to the consolidated EBITDAX of the Parent for the two quarters then ended times two, to be greater than 3.0 to 1.0.

                                   ARTICLE VII
                                EVENTS OF DEFAULT

         7.1 Enumeration of Events of Default. Any of the following events shall constitute an Event of Default:

         (a) the Borrowers shall fail to (i) pay any principal of any Loan or reimburse any drawing under any Letter of Credit when the same becomes due and payable, (ii) pay any interest or any fee owing in connection with the Obligations, this Agreement or any of the other Loan Documents within three Business Days after the same becomes due and payable or (iii) pay any other amount owing in connection with the Obligations, this Agreement or any of the other Loan Documents within five Business Days after the same becomes due and payable;

         (b) default shall be made by a Borrower in the due observance or performance of (i) its covenants contained in Article VI and Section 5.12, or
(ii) any other obligations or covenants set forth in any Loan Document which is not covered by clause (i) of this Section 7.1(b) or any other provision of this
Section 7.1 if such default shall remained unremedied for 30 days after the occurrence of such default;

         (c) any representation or warranty made by a Borrower or Guarantor in any of the Loan Documents proves to have been untrue in any material respect as of the date made or deemed made;

         (d) (i) failure to pay any principal of or premium or interest on its Indebtedness which is outstanding in a principal amount of at least $500,000 individually or when aggregated with all such Indebtedness of the Borrowers or the Guarantors or their Subsidiaries so in default (but excluding Indebtedness evidenced by the Notes) when the same becomes due and payable (whether by scheduled maturity, required prepayment, acceleration, demand or otherwise), and such failure shall continue after the applicable grace period, if any, specified in the agreement or instrument relating to such Indebtedness; (ii) any other event shall occur or condition shall exist under any agreement or instrument relating to Indebtedness which is outstanding in a principal amount of at least $500,000 individually or when aggregated with all such Indebtedness of the Borrowers or the Guarantors or their Subsidiaries so in default, and shall continue after the applicable grace period, if any, specified in such agreement or instrument, if the effect of such event or condition is to accelerate, or to permit the acceleration of, the maturity of such Indebtedness; or (iii) any such Indebtedness shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof;

         (e)      Intentionally Omitted.

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

         (f) a Borrower, a Guarantor, or any of its Subsidiaries shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or any proceeding shall be instituted by or against a Borrower, a Guarantor, or any of its Subsidiaries seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee or other similar official for it or for any substantial part of its property and, in the case of any such proceeding instituted against a Borrower, a Guarantor, or any of its Subsidiaries, either such proceeding shall remain undismissed for a period of 60 days or any of the actions sought in such proceeding shall occur; or a Borrower or any of its Subsidiaries shall take any corporate or limited liability company action to authorize any of the actions set forth above in this Section 7.1(f);

         (g) any judgment, decree or order for the payment of money shall be rendered against a Borrower, a Guarantor, or any of its Subsidiaries in an amount in excess of $500,000 (net of any insurance) if rendered solely against a Borrower, a Guarantor, or any of its Subsidiaries, or for which a Borrower's, a Guarantor's, or any such Subsidiary's allocated portion of which exceeds $500,000 (net of insurance) and either (i) such judgment, decree or order remains unsatisfied and in effect for a period of 30 consecutive days or more without being vacated, discharged, satisfied or stayed or bonded pending appeal or (ii) enforcement proceedings shall have been commenced by any creditor upon such judgment, decree or order;

         (h) any charges are filed or any other action or proceeding is instituted by any Governmental Authority against a Borrower or any Guarantor under the Racketeering Influence and Corrupt Organizations Statute (18 U.S.C. '1961 et seq.), the result of which could be the forfeiture or transfer of any material Property of a Borrower or a Guarantor subject to a Lien in favor of the Agent for the benefit of the Agent, the Lenders and the Swap Counterparties without (i) satisfaction or provision for satisfaction of such Lien, or (ii) such forfeiture or transfer of such Property being expressly made subject to such Lien, but only where such action or proceeding is not being contested by such Borrower or Guarantor in good faith;

         (i) a Borrower or Guarantor shall have (i) concealed, removed, or diverted, or permitted to be concealed, removed, or diverted, any part of its Property, with intent to hinder, delay, or defraud its creditors or any of them,
(ii) made or suffered a transfer of any of its Property which may be fraudulent under any bankruptcy, fraudulent conveyance, or similar law, or (iii) shall have suffered or permitted, while insolvent, any creditor to obtain a Lien upon any of its Property through legal proceedings or distraint which is not vacated within 30 days from the date thereof;

         (j) any Security Instrument shall for any reason not, or cease to, create an Acceptable Security Interest in the Collateral purportedly covered thereby;

         (k)      a Change in Control shall have occurred;

         (l) an ERISA Event shall occur and the amount of all liabilities and deficiencies resulting therefrom, whether or not assessed, is such that there is a Material Adverse Affect; or

         (m) the occurrence of a Material Adverse Effect and the same shall remain unremedied for 30 days after notice given by the Agent, excluding any change in prevailing economic or business conditions that are applicable, generally, to companies engaged in the domestic oil and gas exploration and production business in the continental United States, including, without limitation, fluctuations in oil and gas prices.

         7.2      Remedies.

         (a) Automatic Acceleration of Maturity. Upon the occurrence of an Event of Default specified in Section 7.1(f), immediately and without notice,
(i) all Obligations shall automatically become immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by each of the Borrowers; (ii) the Commitments shall immediately cease and terminate unless and until reinstated by the Agent and the Lenders in writing; (iii) to the extent permitted by and in compliance with applicable law, the Agent and the Lenders may set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent and the Lenders and any and all other indebtedness at any time owing by the Agent and the Lenders to or for the credit or account of the Borrowers against any and all of the Obligations although such Obligations may be unmatured; and (iv) the Borrowers shall deposit into the Cash Collateral Account an amount of cash equal to the outstanding L/C Exposure as security for the Obligations to the extent the any obligations of the Borrowers with respect to the Letters of Credit are not otherwise paid to the Agent at such time.

         (b) Optional Acceleration of Maturity. Upon the occurrence and during the continuance of any Event of Default other than those specified in
Section 7.1(f), the Agent and the Lenders may (i) by notice to the Borrowers, declare all Obligations immediately due and payable, without presentment, demand, protest, notice of protest, default, or dishonor, notice of intent to accelerate maturity, notice of acceleration of maturity, or other notice of any kind, except as may be provided to the contrary elsewhere herein, all of which are hereby expressly waived by each of the Borrowers; (ii) by notice to the Borrowers, terminate the Commitments unless and until reinstated by the Agent and the Lenders in writing; (iii) to the extent permitted by and in compliance with applicable law, the Agent and the Lenders may set-off and apply any and all deposits (general or special, time or demand, provisional or final) held by the Agent and the Lenders and any and all other indebtedness at any time owing by the Agent and the Lenders to or for the credit or account of the Borrowers or Guarantors against any and all of the Obligations although such Obligations may be unmatured; and (iv) upon notice from the Agent, the Borrowers shall deposit into the Cash Collateral Account an amount of cash equal to the outstanding L/C Exposure as security for the Obligations to the extent the any obligations of the Borrowers with respect to the Letters of Credit are not otherwise paid to the Agent at such time.

         (c) Non-exclusivity of Remedies. Upon the occurrence and during the continuance of any Event of Default, the Agent and the Lenders may, in addition to the foregoing in this Section, exercise any or all of their rights and remedies provided by law or pursuant to the Loan Documents.

         7.3 Application of Proceeds Upon Default. From and during the continuance of any Event of Default, any monies or property actually received by the Agent pursuant to the Credit Agreement, the exercise of any rights or remedies under any security agreement, mortgage or any other agreement with any Borrower or any Guarantor or any of their respective subsidiaries or affiliates which secures any of the Obligations, shall be applied in the following order:

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

         First, to the payment of all amounts due to the Agent under any of the expense reimbursement or indemnity provisions of the Credit Agreement, any security agreement, mortgage or other collateral documents, and any applicable law;

         Second, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of interest constituting part of the Obligations then due and payable;

         Third, ratably, according to the then unpaid amounts thereof, without preference or priority of any kind among them, to the payment of all other Obligations then due and payable, including Obligations with respect to Letters of Credit and any Hedging Obligations, and;

         Fourth, the remainder, if any, to whichever of the Borrowers, or its respective successors or assigns, as may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

                                  ARTICLE VIII
                                    THE AGENT

         8.1 Appointment. Each Lender hereby designates and appoints the Agent as the agent of such Lender under this Agreement and the other Loan Documents. Each Lender authorizes the Agent, as the agent for such Lender, to take such action on behalf of such Lender under the provisions of this Agreement and the other Loan Documents and to exercise such powers and perform such duties as are expressly delegated to the Agent by the terms of this Agreement and the other Loan Documents, together with such other powers as are reasonably incidental thereto. Notwithstanding any provision to the contrary elsewhere in this Agreement or in any other Loan Document, the Agent shall not have any duties to, responsibilities to, or any fiduciary relationship with, any Lender except those expressly set forth herein or in any other Loan Document; and no implied covenants, functions, responsibilities, duties, obligations, or liabilities on the part of the Agent shall be read into this Agreement or any other Loan Document or otherwise exist against the Agent.

         8.2 Delegation of Duties. The Agent may execute any of its duties under this Agreement and the other Loan Documents by or through agents or attorneys-in-fact and shall be entitled to advice of counsel concerning all matters pertaining to such duties. The Agent shall not be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it with reasonable care.

         8.3 Exculpatory Provisions. Neither the Agent nor any of its officers, directors, employees, agents, attorneys-in-fact or affiliates shall be
(a) required to initiate or conduct any litigation or collection proceedings hereunder, except with the concurrence of the Lenders and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith, (b) liable for any action lawfully taken or omitted to be taken by it or such Person under or in connection with this Agreement or any other Loan Document (except for gross negligence or willful misconduct of the Agent or such Person), or (c) responsible in any manner to any Lender for (i) any recitals, statements, representations or warranties made by a Borrower or any officer thereof contained in this Agreement or any other Loan Document or in any certificate, report, statement or other document referred to or provided for in, or received by the Agent under or in connection with, this Agreement or any other Loan Document, (ii) for the sufficiency, accuracy, or completeness of any materials provided by the Agent, or the failure of the Agent to provide any materials or disclose any matter to any Lender except as may be expressly required herein, or (iii) for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement or any other Loan Document or for any failure of a Borrower to perform its obligations hereunder or thereunder. The Agent shall not be under any obligation to any Lender to ascertain or to inquire as to the observance or performance of any of the agreements contained in, or conditions of, this Agreement or any other Loan Document, or to inspect the properties, books or records of a Borrower.

         8.4 Reliance by Agent. The Agent shall be entitled to rely, and shall be fully protected in relying, upon any Note, writing, resolution, notice, consent, certificate, affidavit, letter, cablegram, telegram, telecopy, telex or teletype message, statement, order or other document or conversation believed by it to be genuine and correct and to have been signed, sent or made by the proper Person or Persons and upon advice and statements of legal counsel (including, without limitation, counsel to the Borrowers), independent accountants and other experts selected by the Agent. The Agent may deem and treat the payee of any Note as the owner thereof for all purposes unless and until an executed Lender Assignment Agreement shall have been received by the Agent. The Agent shall be fully justified in failing or refusing to take any action under this Agreement or any other Loan Document unless it shall first receive such advice or concurrence of the Lenders as it deems appropriate and contribution by each Lender of its Percentage Share of costs reasonably expected by the Agent to be incurred in connection therewith. The Agent shall in all cases be fully protected in acting, or in refraining from acting, under this Agreement and the other Loan Documents in accordance with a request of the Lenders. Such request and any action taken or failure to act pursuant thereto shall be binding upon the Lenders and all future holders of the Notes. In no event shall the Agent be required to take any action that exposes the Agent to personal liability or that is contrary to any Loan Document or applicable Requirement of Law.

         8.5 Notice of Default. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default unless the Agent has received notice from a Lender or the Borrowers referring to this Agreement, describing such Default or Event of Default and stating that such notice is a "notice of default." In the event that the Agent receives such a notice, the Agent shall promptly give written notice thereof to the Lenders. The Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Lenders; provided that unless and until the Agent shall have received such directions, subject to the provisions of Section 7.2, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem advisable in the best interests of the Lenders. In the event that the officer of the Agent primarily responsible for the lending relationship with the Borrowers or the officer of any Lender primarily responsible for the lending relationship with the Borrowers becomes aware that a Default or Event of Default has occurred and is continuing, the Agent or such Lender, as the case may be, shall use its good faith efforts to inform the other Lenders and/or the Agent, as the case may be, promptly of such occurrence. Notwithstanding the preceding sentence, failure to comply with the preceding sentence shall not result in any liability to the Agent or any Lender.

         8.6 Non-Reliance on Agent and Other Lenders. Each Lender expressly acknowledges that neither the Agent nor any other Lender nor any of their respective officers, directors, employees, agents, attorneys-in-fact or affiliates has made any representation or warranty to such Lender and that no act by the Agent or any other Lender hereafter taken, including any review of the affairs of the Borrowers, shall be deemed to constitute any representation or warranty by the Agent or any Lender to any other Lender. Each Lender represents to the Agent that it has, independently and without reliance upon the Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own appraisal of and investigation into the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Collateral and other Properties of the Borrowers and has made its own decision to enter into this Agreement. Each Lender also represents that it will, independently and without reliance upon the Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit analysis, appraisals and decisions in taking or not taking action under this Agreement and the other Loan Documents, and to make such investigation as it deems necessary to inform itself as to the business, operations, property, condition (financial and otherwise) and creditworthiness of the Borrowers and the value of the Collateral and other Properties of the Borrowers. Except for notices, reports and other documents expressly required to be furnished to the Lenders by the Agent hereunder, the Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the business, operations, property, condition (financial and otherwise), or creditworthiness of the Borrowers or the value of the Collateral or other Properties of the Borrowers which may come into the possession of the Agent or any of its officers, directors, employees, agents, attorneys-in-fact or affiliates.

         8.7 Indemnification. EACH LENDER AGREES TO SEVERALLY INDEMNIFY THE AGENT AND ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT AND AFFILIATES (TO THE EXTENT NOT REIMBURSED BY THE BORROWERS AND WITHOUT LIMITING THE OBLIGATION OF THE BORROWERS TO DO SO), RATABLY AND ACCORDING TO THE PERCENTAGE SHARE OF SUCH LENDER, FROM AND AGAINST ANY AND ALL LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS OF ANY KIND WHATSOEVER WHICH MAY AT ANY TIME (INCLUDING, WITHOUT LIMITATION, ANY TIME FOLLOWING THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS AGREEMENT) BE IMPOSED ON, INCURRED BY OR ASSERTED AGAINST THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES IN ANY WAY RELATING TO OR ARISING OUT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR ANY OTHER DOCUMENT CONTEMPLATED OR REFERRED TO HEREIN OR THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY ACTION TAKEN OR OMITTED BY THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES UNDER OR IN CONNECTION WITH ANY OF THE FOREGOING, INCLUDING, WITHOUT LIMITATION, ANY LIABILITIES, CLAIMS, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES AND DISBURSEMENTS IMPOSED, INCURRED OR ASSERTED AS A RESULT OF THE NEGLIGENCE, WHETHER SOLE OR CONCURRENT, OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES; PROVIDED THAT NO LENDER SHALL BE LIABLE FOR THE PAYMENT OF ANY PORTION OF SUCH LIABILITIES, OBLIGATIONS, LOSSES, DAMAGES, PENALTIES, ACTIONS, JUDGMENTS, SUITS, COSTS, EXPENSES OR DISBURSEMENTS RESULTING FROM THE GROSS NEGLIGENCE, SOLE OR CONCURRENT OR WILLFUL MISCONDUCT OF THE AGENT OR ANY OF ITS OFFICERS, DIRECTORS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT OR AFFILIATES. THE AGREEMENTS IN THIS SECTION SHALL SURVIVE THE

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

PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS AND THE TERMINATION OF THIS
AGREEMENT.

         8.8 Restitution. Should the right of the Agent or any Lender to realize funds with respect to the Obligations be challenged and any application of such funds to the Obligations be reversed, whether by Governmental Authority or otherwise, or should the Borrowers otherwise be entitled to a refund or return of funds distributed to the Lenders in connection with the Obligations, the Agent or such Lender, as the case may be, shall promptly notify the Lenders of such fact. Not later than Noon, Dallas, Texas time, as the case may be, of the Business Day following such notice, each Lender shall pay to the Agent an amount equal to the ratable share of such Lender of the funds required to be returned to the Borrowers. The ratable share of each Lender shall be determined on the basis of the percentage of the payment all or a portion of which is required to be refunded originally distributed to such Lender, if such percentage can be determined, or, if such percentage cannot be determined, on the basis of the Percentage Share of such Lender. The Agent shall forward such funds to the Borrowers or to the Lender required to return such funds. If any such amount due to the Agent is made available by any Lender after Noon, Dallas, Texas time, as the case may be, of the Business Day following such notice, such Lender shall pay to the Agent (or the Lender required to return funds to the Borrowers, as the case may be) for its own account interest on such amount at a rate equal to the Federal Funds Rate for the period from and including the date on which restitution to the Borrowers is made by the Agent (or the Lender required to return funds to the Borrowers, as the case may be) to but not including the date on which such Lender failing to timely forward its share of funds required to be returned to the Borrowers shall have made its ratable share of such funds available.

         8.9 Agent in Its Individual Capacity. The Agent and its affiliates may make loans to, accept deposits from and generally engage in any kind of business with the Borrowers as though the Agent were not the agent hereunder. With respect to any Note issued to the Lender serving as the Agent, the Agent shall have the same rights and powers under this Agreement as a Lender and may exercise such rights and powers as though it were not the Agent. The terms "Lender" and "Lenders" shall include the Agent in its individual capacity.

         8.10 Successor Agent. The Agent may resign as Agent upon thirty days' notice to the Lenders and the Borrowers. If the Agent shall resign as Agent under this Agreement and the other Loan Documents, or if the Agent shall assign all of its obligations, then the Lenders shall appoint from among the Lenders a successor agent for the Lenders, whereupon such successor agent shall succeed to the rights, powers and duties of the Agent. The term "Agent" shall mean such successor agent effective upon its appointment. The rights, powers, and duties of the former Agent as Agent shall be terminated, without any other or further act or deed on the part of such former Agent or any of the parties to this Agreement or any holders of the Notes. After the removal or resignation of any Agent hereunder as Agent, the provisions of this Article VIII and Sections 2.3(c) and 5.19, shall inure to its benefit as to any actions taken or omitted to be taken by it while it was Agent under this Agreement and the other Loan Documents.

         8.11 Applicable Parties. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and the Borrowers shall not have any rights as a third party beneficiary or otherwise under any of the provisions of this Article. In performing functions and duties hereunder and under the other Loan Documents, the Agent shall act solely as the agent of the Lenders and does not assume, nor shall it be deemed to have assumed, any obligation or relationship of trust or agency with or for the Borrowers or any legal representative, successor, and assign of the Borrowers.

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

         8.12     Collateral Matters.

         (a) The Agent is authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any actions with respect to any Collateral or Security Instruments which may be necessary to perfect and maintain Acceptable Security Interests in and Liens upon the Collateral granted pursuant to the Security Instruments. The Agent is further authorized on behalf of the Lenders, without the necessity of any notice to or further consent from the Lenders, from time to time, to take any action in exigent circumstances as may be reasonably necessary to preserve any rights or privileges of the Lenders under the Loan Documents or applicable law.

         (b) The Lenders irrevocably authorize the Agent and the Agent hereby agrees to release any Lien granted to or held by the Administrative Agent upon any Collateral (i) upon termination of the Commitments and all Letters of Credit issues hereunder and payment in full of all outstanding Loans, Reimbursement Obligations and all other Obligations then due and payable under this Agreement and under any other Loan Document; (ii) constituting property sold or disposed of as part of or in connection with any disposition permitted under this Agreement or the other Loan Documents; or (iii) constituting property leased to a Borrower or any Subsidiary of a Borrower under a lease which has expired or has been terminated in a transaction permitted under this Agreement. At the request and expense of the Parent, the Agent will deliver to the Parent or authorize such termination statements and other documents as shall be reasonably necessary to evidence termination of such Liens. Upon the request of the Agent at any time, the Lenders will confirm in writing the Agent's authority to release particular types or items of Collateral pursuant to this Section 8.12.

                                   ARTICLE IX
                                  MISCELLANEOUS

         9.1 Assignments; Participations. Each Lender may assign or sell participations in its Loans and Commitments to one or more other Persons in accordance with this Section 9.1.

         (a) Assignments. Any Lender (i) with the written consent of each of the Borrowers and the Agent (which consent shall not be unreasonably delayed or withheld), may at any time, assign and delegate to one or more commercial banks or other financial institutions, and (ii) with notice to the Borrowers and the Agent, but without the consent of the Borrowers or the Agent, may assign and delegate to any of its affiliates or to any other Lender (each Person described in (i) or (ii) above as being the Person to whom such assignment and delegation is to be made, being hereinafter referred to as an "Assignee Lender"), all or any fraction of such Lender's total Loans and Commitments (which assignment and delegation shall be of a constant, and not a varying percentage, of all the assigning Lender's Loans and Commitments), in a minimum aggregate amount of $1,000,000 or if less, the entire amount of such Lender's total Loans and Commitments; provided that (w) such Assignee Lender will comply with all the provisions of this Agreement, (x) the Borrowers and the Agent shall be entitled to continue to deal solely and directly with such assigning Lender in connection with the interests so assigned and delegated to an Assignee Lender until written notice of such assignment and delegation together with payment instructions, addresses and related information with respect to such Assignee Lender, shall have been given to the Borrowers and the Agent by such Lender and such Assignee Lender, (y) such Assignee Lender shall have executed and delivered to the Borrowers and the Agent a Lender Assignment Agreement, accepted by the Borrowers and the Agent, and substantially in the form attached hereto as Exhibit C, and
(z) the processing fees described below shall have been paid.

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

         (b) Rights and Obligations. From and after the effective date of the Lender Assignment Agreement, (i) the Assignee Lender thereunder shall be deemed automatically to have become a party hereto and to the extent that rights and obligations hereunder have been assigned and delegated to such Assignee Lender in connection with such Lender Assignment Agreement, shall have the rights and obligations of a Lender hereunder and under the other Loan Documents, and (ii) the Assignor Lender, to the extent that rights and obligations hereunder have been assigned and delegated by it in connection with such Lender Assignment Agreement, shall be released from its obligations hereunder and under the other Loan Documents. Within five Business Days after its receipt of notice that the Agent has received an executed Lender Assignment Agreement, the Borrowers shall execute and deliver to the Agent (for delivery to the relevant Assignee Lender) new Notes evidencing such Assignee Lender's assigned Loans and Commitments and, if the assignor Lender has retained Loans and Commitments hereunder, replacement Notes in the principal amount of the Loans and Commitments retained by the assignor Lender hereunder (such Notes to be in exchange for, but not in payment of, those Notes then held by such assignor Lender). Each such Note shall be dated the date of the predecessor Notes. The assignor Lender shall mark the predecessor Notes "exchanged" and deliver them to the Borrowers. Accrued interest on that part of the predecessor Notes evidenced by the new Notes, and accrued fees, shall be paid as provided in the Lender Assignment Agreement. Accrued interest on that part of the predecessor Notes evidenced by the replacement Notes shall be paid to the assignor Lender. Accrued interest and accrued fees shall be paid at the same time or times provided in the predecessor Notes and in this Agreement. Such Assignor Lender or such Assignee Lender must also pay a processing fee in the amount of $3,000 to the Agent upon delivery of any Lender Assignment Agreement. Any attempted assignment and delegation not made in accordance with this Section 9.1 shall be null and void.

         (c) Participations. Any Lender may, at any time and without necessity for the consent of the Agent or the Borrowers, sell to one or more commercial banks (each of such commercial banks being herein called a "Participant") participating interests in any of the Loans, Commitments, or other interests of such Lender hereunder; provided, however, that (i) no participation contemplated in this Section 9.1 shall relieve such Lender from its Commitments or its other obligations hereunder or under any other Loan Document, (ii) such Lender shall remain solely responsible for the performance of its Commitments and such other obligations, (iii) the Borrowers and the Agent shall continue to deal solely and directly with such Lender in connection with such Lender's rights and obligations under this Agreement and each of the other Loan Documents, and (iv) such Lender shall not require the Participant's consent to any matter under this Agreement, except for (A) change in the principal amount of the Notes, (B) reductions in fees or interest, (C) releasing all or substantially all of any collateral, (D) permitting the Borrowers or any Subsidiary to enter into any merger or consolidation with or into any other, (E) postponement of any date fixed for any payment of principal of, or interest on, the Notes or any fees or other amounts payable hereunder, or (F) extensions of the Final Maturity Date or the Commitment Termination Date.

         (d) The Register. The Agent shall maintain at its address referred to in Section 9.4 a copy of each Lender Assignment Agreement delivered to and accepted by it and a register for the recordation of the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time (the "Register"). The entries in the Register shall be conclusive and binding for all purposes, absent manifest error, and the Borrowers, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrowers or any Lender at any reasonable time and from time to time upon reasonable prior notice.

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

         9.2 Waivers, Amendments. The provisions of this Agreement and of each other Loan Document may from time to time be amended, modified or waived, if such amendment, modification, or waiver is in writing and consented to by the Borrowers and the Required Lenders; provided, however, that no such amendment, modification or waiver would: (a) modify any requirement hereunder that any particular action be taken by all of the Lenders or by the Required Lenders unless consented to by each Lender; (b) modify this Section 9.2, change the definition of "Required Lenders", or change the Commitment or Percentage Share of any Lender, reduce the fees described in Article II, extend the Commitment Termination Date, release any Security Instrument or Lien except as otherwise permitted hereby, or initiate any foreclosure, enforcement or collection procedure without the consent of each Lender; (c) extend the due date for, (or reduce the amount of any scheduled repayment or prepayment of principal of or interest on any Loan) without the consent of the holder of that Note evidencing such Loan; (d) affect, adversely the interests, rights, or obligations of the Agent without the consent of the Agent; (e) release any Guarantor from its obligations under any Guaranty without the consent of each Lender; or (f) increase the Borrowing Base, without the consent of each Lender.

         9.3 Survival of Representations, Warranties, and Covenants. All representations and warranties of the Borrowers and all covenants and agreements herein made shall survive the execution and delivery of the Notes and the Security Instruments and shall remain in force and effect so long as any Obligation (other than under Section 5.15 and Section 9.13) is outstanding or any Commitment exists.

         9.4 Notices and Other Communications. Except as to oral notices expressly authorized herein, which oral notices shall be confirmed in writing, all notices, requests, and communications hereunder shall be in writing (including by facsimile). Unless otherwise expressly provided herein, any such notice, request, demand, or other communication shall be deemed to have been duly given or made when delivered by hand, or, in the case of delivery by mail, when deposited in the mail if concurrent facsimile notice is also given, or, if no concurrent facsimile notice is given, three Business Days after deposited in the mail, certified mail, return receipt requested, postage prepaid, or, in the case of facsimile notice, when receipt thereof is acknowledged orally or by written confirmation report, addressed as follows:

         (a)      if to the Agent:

                                    Union Bank of California, N.A.
                                    Lincoln Plaza
                                    500 N. Akard, Suite 4200
                                    Dallas, Texas 75201
                                    Attention: Damien Meiburger
                                    Facsimile: (214) 922-4209

         (b)      if to a Borrower:

                                    c/o Edge Petroleum Corporation
                                    1301 Travis, Suite 2000
                                    Houston, Texas 77002
                                    Attention: Mr. Michael G. Long
                                    Facsimile: (713) 650-6494

         (c) if to a Lender, then to the address set forth opposite such Lender's name on Schedule 9.4.

         Any party may, by proper written notice hereunder to the others, change the individuals or addresses to which such notices to it shall thereafter be sent.

         9.5 Parties in Interest. Subject to the restrictions on changes in corporate structure set forth in Section 6.10 and other applicable restrictions contained herein, all covenants and agreements herein contained by or on behalf of the Borrowers or the Agent and each Lender shall be binding upon and inure to the benefit of the Borrowers or the Agent and each Lender, as the case may be, and their respective legal representatives, successors, and assigns.

         9.6 Rights of Third Parties. All provisions herein are imposed solely and exclusively for the benefit of the Agent and each Lender and the Borrowers. No other Person shall have any right, benefit, priority, or interest hereunder or as a result hereof or have standing to require satisfaction of provisions hereof in accordance with their terms, and any or all of such provisions may be freely waived in whole or in part by the Agent or the Lenders at any time if in their sole discretion they deem it advisable to do so.

         9.7 Renewals; Extensions. All provisions of this Agreement relating to the Notes shall apply with equal force and effect to each promissory note hereafter executed which in whole or in part represents a renewal or extension of any part of the Indebtedness of the Borrowers under this Agreement, the Notes, or any other Loan Document.

         9.8 No Waiver; Rights Cumulative. No course of dealing on the part of the Agent or the Lenders, their officers or employees, nor any failure or delay by the Agent or the Lenders with respect to exercising any of their rights under any Loan Document shall operate as a waiver thereof. The rights of the Agent and each Lender under the Loan Documents shall be cumulative and the exercise or partial exercise of any such right shall not preclude the exercise of any other right. The making of any Loan or the issuance, renewal, extension or increase of any Letter of Credit shall not constitute a waiver of any of the covenants, warranties, or conditions of the Borrowers contained herein. In the event a Borrower is unable to satisfy any such covenant, warranty, or condition, the making of any Loan or the issuance, extension, increase or renewal of a Letter of Credit shall not have the effect of precluding the Agent and each Lender from thereafter declaring such inability to be an Event of Default as hereinabove provided.

         9.9 Survival Upon Unenforceability. In the event any one or more of the provisions contained in any of the Loan Documents or in any other instrument referred to herein or executed in connection with the Obligations shall, for any reason, be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provision of any Loan Document or of any other instrument referred to herein or executed in connection with such Obligations.

         9.10 Amendments; Waivers. Neither this Agreement nor any provision hereof may be amended, waived, discharged, or terminated orally, but only by an instrument in writing signed by the party against whom enforcement of the amendment, waiver, discharge, or termination is sought.

         9.11 Controlling Agreement. In the event of a conflict between the provisions of this Agreement and those of any other Loan Document, the provisions of this Agreement shall control.

         9.12 Disposition of Collateral. Notwithstanding any term or provision, express or implied, in any of the Security Instruments, the realization, liquidation, foreclosure, or any other disposition on or of any or all of the Collateral shall be in the order and manner and determined in the sole discretion of the Agent and the Lenders; provided, however, that in no event shall the Agent or any Lender violate applicable law or exercise rights and remedies other than those provided in such Security Instruments or otherwise existing at law or in equity.

         9.13 Indemnification. EACH BORROWER SHALL INDEMNIFY THE AGENT, EACH LENDER, AND EACH AFFILIATE THEREOF AND EACH OF THEIR RESPECTIVE DIRECTORS, OFFICERS, EMPLOYEES, AGENTS, ATTORNEYS-IN-FACT, AND AFFILIATES AND EACH TRUSTEE FOR THE BENEFIT OF THE AGENT AND EACH LENDER UNDER ANY SECURITY INSTRUMENT (INDIVIDUALLY AN "INDEMNIFIED PARTY") FROM, AND DISCHARGE, RELEASE, AND HOLD EACH INDEMNIFIED PARTY HARMLESS AGAINST, ANY AND ALL LOSSES, LIABILITIES, CLAIMS, FINES, PENALTIES, CHARGES, OR DAMAGES, ADMINISTRATIVE AND JUDICIAL PROCEEDINGS AND ORDERS, JUDGMENTS, REMEDIAL ACTIONS, REQUIREMENTS AND ENFORCEMENT ACTIONS OF ANY KIND WHICH MAY BE IMPOSED ON, INCURRED BY, OR ASSERTED AGAINST ANY INDEMNIFIED PARTY IN ANY WAY RELATING TO OR ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, OUT OF THIS AGREEMENT, ANY OTHER LOAN DOCUMENT OR ANY ACTION TAKEN OR OMITTED BY ANY INDEMNIFIED PARTY UNDER THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT (COLLECTIVELY, THE "CLAIMS"), INCLUDING ANY SUCH CLAIMS ARISING FROM THE PERSON BEING INDEMNIFIED'S SOLE OR CONCURRENT NEGLIGENCE OR STRICT LIABILITY), AND INCLUDING WITHOUT LIMITATION CLAIMS ARISING DIRECTLY OR INDIRECTLY, IN WHOLE OR IN PART, FROM (A) THE PRESENCE OF ANY HAZARDOUS SUBSTANCES ON, UNDER, OR FROM ANY PROPERTY OF A BORROWER, (B) ANY ACTIVITY CARRIED ON OR UNDERTAKEN ON OR OFF ANY PROPERTY OF A BORROWER, WHETHER PRIOR TO OR DURING THE TERM HEREOF, AND WHETHER BY A BORROWER OR ANY PREDECESSOR IN TITLE, EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF A BORROWER OR ANY OTHER PERSON AT ANY TIME OCCUPYING OR PRESENT ON SUCH PROPERTY, IN CONNECTION WITH THE HANDLING, TREATMENT, REMOVAL, STORAGE, DECONTAMINATION, CLEANUP, TRANSPORTATION, OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES AT ANY TIME LOCATED OR PRESENT ON OR UNDER SUCH PROPERTY, (C) ANY RESIDUAL CONTAMINATION ON OR UNDER ANY PROPERTY OF A BORROWER, (D) ANY CONTAMINATION OF ANY PROPERTY OR NATURAL RESOURCES ARISING IN CONNECTION WITH THE GENERATION, USE, HANDLING, STORAGE, TRANSPORTATION OR DISPOSAL OF ANY HAZARDOUS SUBSTANCES BY A BORROWER OR ANY EMPLOYEE, AGENT, CONTRACTOR, OR SUBCONTRACTOR OF A BORROWER WHILE SUCH PERSONS ARE ACTING WITHIN THE SCOPE OF THEIR RELATIONSHIP WITH A BORROWER, IRRESPECTIVE OF WHETHER ANY OF SUCH ACTIVITIES WERE OR WILL BE UNDERTAKEN IN ACCORDANCE WITH APPLICABLE REQUIREMENTS OF LAW, OR (E) THE PERFORMANCE OF ANY LOAN DOCUMENT, ANY ALLEGATION BY ANY BENEFICIARY OF A LETTER OF CREDIT OF A WRONGFUL DISHONOR BY THE AGENT OR ANY LENDER OF A CLAIM OR DRAFT PRESENTED THEREUNDER, OR ANY OTHER ACT OR OMISSION IN CONNECTION WITH OR RELATED TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY;

PROVIDED THAT THE INDEMNITY PROVIDED FOR UNDER THIS SECTION 9.13 SHALL NOT APPLY TO ANY CLAIMS INCURRED SOLELY BY REASON OF THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF THE PERSON TO BE INDEMNIFIED. THE AGREEMENTS IN THIS SECTION 9.13 SHALL SURVIVE THE PAYMENT AND PERFORMANCE OF ALL OBLIGATIONS, THE TERMINATION OF THE COMMITMENTS, THE TERMINATION OF ALL LETTERS OF CREDIT AND THE TERMINATION OF THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

         9.14 Confidentiality. Each Lender and the Agent agrees that it will use reasonable efforts, to the extent not inconsistent with practical business requirements, not to disclose without the prior consent of the Borrowers the Information, as defined below, provided that any Lender or the Agent may disclose any such Information (a) to its and its Affiliates' officers, directors, employees and agents, including accountants, legal counsel and other advisor, (b) that has become generally available to the public, (c) to the extent requested by any Governmental Authority or quasi-regulatory authority,
(d) as may be required or appropriate in response to any summons, subpoena or similar legal process, (e) in order to comply with any applicable Law, (f) in connection with the exercise of any remedies hereunder or under the other Loan Documents or any suit, action or proceeding relating to the enforcement of its rights hereunder or thereunder, (g) in connection with any litigation involving any Lender or Agent pertaining to this Agreement or any other Loan Document or any other document or instrument delivered in connection herewith or therewith,
(h) subject to an agreement containing provisions substantially the same as those of this Section 9.14, (i) to any Lender, the Agent or any Affiliate of a Lender or Agent, (j) to any actual or prospective assignee of or participant in any of its rights or obligations under this Agreement and the other Loan Documents that has agreed to comply with this Section 9.14, or (k) to any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to a Borrower or any Subsidiary or any of their respective obligations that has agreed to comply with this Section 9.14. For the purposes of this Section, "Information" shall mean all information received from a Borrower and related to a Borrower or its business, other than any such information that was available to the Agent, or any Lender on a nonconfidential basis from a source that is not in breach of its obligations of confidentiality to a Borrower; provided that, in the case of Information received from a Borrower after the date hereof, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section 9.13 shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord its own confidential information.

         9.15 GOVERNING LAW. THIS AGREEMENT AND THE NOTES SHALL BE DEEMED TO BE CONTRACTS MADE UNDER AND SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF TEXAS; PROVIDED, HOWEVER, THAT VERNON'S CHAPTER 346 OF THE TEXAS FINANCE CODE (FORMERLY TEX. REV. CIV. STAT. ANN. ART. 5069, CH. 15) (WHICH REGULATES CERTAIN REVOLVING CREDIT LOAN ACCOUNTS AND REVOLVING TRIPARTY ACCOUNTS) SHALL NOT APPLY.

         9.16 JURISDICTION AND VENUE. ALL ACTIONS OR PROCEEDINGS WITH RESPECT TO, ARISING DIRECTLY OR INDIRECTLY IN CONNECTION WITH, OUT OF, RELATED TO, OR FROM THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE LITIGATED, AT THE SOLE DISCRETION AND ELECTION OF THE LENDERS, IN COURTS HAVING SITUS IN DALLAS, DALLAS COUNTY, TEXAS. THE

BORROWERS HEREBY SUBMIT TO THE JURISDICTION OF ANY LOCAL, STATE, OR FEDERAL COURT LOCATED IN DALLAS, DALLAS COUNTY, TEXAS AND HEREBY WAIVE ANY RIGHTS THEY MAY HAVE TO TRANSFER OR CHANGE THE JURISDICTION OR VENUE OF ANY LITIGATION BROUGHT AGAINST THEM BY THE LENDERS IN ACCORDANCE WITH THIS SECTION.

         9.17 WAIVER OF RIGHTS TO JURY TRIAL. THE BORROWERS, THE AGENT AND THE LENDERS HEREBY KNOWINGLY, VOLUNTARILY, INTENTIONALLY, IRREVOCABLY, AND UNCONDITIONALLY WAIVE ALL RIGHTS TO TRIAL BY JURY IN ANY ACTION, SUIT, PROCEEDING, COUNTERCLAIM, OR OTHER LITIGATION THAT RELATES TO OR ARISES OUT OF ANY OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE ACTS OR OMISSIONS OF THE AGENT OR ANY LENDER IN THE ENFORCEMENT OF ANY OF THE TERMS OR PROVISIONS OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR OTHERWISE WITH RESPECT THERETO. THE PROVISIONS OF THIS SECTION ARE A MATERIAL INDUCEMENT FOR THE AGENT AND THE LENDERS ENTERING INTO THIS AGREEMENT.

         9.18 ENTIRE AGREEMENT. THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS CONSTITUTE THE ENTIRE AGREEMENT BETWEEN THE PARTIES HERETO WITH RESPECT TO THE SUBJECT HEREOF AND SHALL SUPERSEDE ANY PRIOR AGREEMENT BETWEEN THE PARTIES HERETO, WHETHER WRITTEN OR ORAL, RELATING TO THE SUBJECT HEREOF. FURTHERMORE, IN THIS REGARD, THIS AGREEMENT AND THE OTHER WRITTEN LOAN DOCUMENTS REPRESENT, COLLECTIVELY, THE FINAL AGREEMENT AMONG THE PARTIES THERETO AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS, OR SUBSEQUENT ORAL AGREEMENTS OF SUCH PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG SUCH PARTIES.

         9.19 Counterparts. For the convenience of the parties, this Agreement may be executed in multiple counterparts, each of which for all purposes shall be deemed to be an original, and all such counterparts shall together constitute but one and the same Agreement.

                            [Signature pages follow.]

         IN WITNESS WHEREOF, this Agreement is deemed executed effective as of the date first above written.

                            BORROWERS:

                            EDGE PETROLEUM CORPORATION
                            EDGE PETROLEUM EXPLORATION COMPANY
                            EDGE PETROLEUM OPERATING COMPANY, INC.
                            MILLER OIL CORPORATION
                            MILLER EXPLORATION COMPANY

                            Each by:____________________________________
                                    Michael G. Long, Chief Financial Officer

                            AGENT:

                            UNION BANK OF CALIFORNIA, N.A.

                            By:________________________________________________
                                  Damien Meiburger, Senior Vice President

                            By:________________________________________________
                            Name:______________________________________________
                            Title:_____________________________________________

COMMITMENTS:                LENDERS:

$60,000,000.00              UNION BANK OF CALIFORNIA, N.A.

                            By:________________________________________________
                                   Damien Meiburger, Senior Vice President

                            By:________________________________________________
                            Name:______________________________________________
                            Title:_____________________________________________

$40,000,000.00              BNP PARIBAS

                            By:________________________________________________
                            Name:______________________________________________
                            Title:_____________________________________________

                            By:________________________________________________
                            Name:______________________________________________
                            Title:_____________________________________________